As filed with the Securities and Exchange Commission on October 10, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIGENE LABORATORIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2833	22-2328609
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

110 Little Falls Road

Fairfield, New Jersey 07004

(973) 882-0860

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Warren P. Levy

President

Unigene Laboratories, Inc.

110 Little Falls Road

Fairfield, New Jersey 07004

(973) 882-0860

(Name, address including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Christopher G. Karras, Esq.

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

(215) 994-4000

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, par value $.01 per share(1)	10,000,000	$.705	(3)	$7,050,000	(3)	$570.35	(3)

(1)	Each share of Common Stock includes a right to purchase one ten-thousandth of a share of Common Stock.
(2)	This Registration Statement registers the offer and sale of 10,000,000 shares of common stock, par value $.01 per share of the registrant (the “Common Stock”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares registered hereby includes such additional number of shares of Common Stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock reported on the OTC Bulletin Board on October 6, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant has filed a further amendment that specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED             .

PROSPECTUS

Unigene Laboratories, Inc.

10,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 10,000,000 shares of our common stock by Fusion Capital Fund II, LLC. Fusion is sometimes referred to in this prospectus as the selling stockholder. The prices at which Fusion may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by Fusion.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “UGNE.” On October 9, 2003 the last reported sale price for our common stock as reported on the Over-The-Counter Bulletin Board was $.65 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page 5 for a discussion of these risks.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is     , 2003.

Prospectus Summary

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in Unigene common stock under the heading “Risk Factors,” before investing in Unigene common stock. “Unigene®,” “Forcaltonin®,” and “Fortical®” are registered trademarks of Unigene Laboratories, Inc.

Business

Unigene is a biopharmaceutical company engaged in the research, production and delivery of small proteins, referred to as peptides, that have demonstrated or may have potential medical use. We have a patented manufacturing technology for producing many peptides cost-effectively. We also have patented oral and nasal delivery technologies that have been shown to deliver medically useful amounts of various peptides into the bloodstream. Our primary focus has been on the development of calcitonin and other peptide products for the treatment of osteoporosis and other indications. We have licensed worldwide rights to our manufacturing and delivery technologies for oral parathyroid hormone, which we refer to as PTH, to GlaxoSmithKline, or GSK. We have also licensed in the U.S. our nasal calcitonin product, which we have trademarked as Fortical®, to Upsher-Smith Laboratories, Inc., or USL. Both of these products are intended for the treatment of osteoporosis. We have the facilities, subject to our continuing ability to remain in compliance with current Good Manufacturing Practice guidelines, referred to as cGMP, and the technology for manufacturing calcitonin and PTH. We have an injectable calcitonin product that is approved for sale in the European Union and in Switzerland for osteoporosis indications.

Among our major accomplishments are:

•	Development of a Proprietary Peptide Production Process. One of our principal scientific accomplishments is our success in developing a highly efficient biotechnology-based peptide production process. Several patents relating to this process have issued. We believe that these proprietary processes are key steps in the more efficient and economical commercial production of medically useful peptides. Many of these peptides cannot be produced at a reasonable cost in sufficient quantities for human testing or commercial use by currently available production processes. We have constructed and are operating a manufacturing facility employing this process to produce PTH and calcitonin, and we have also produced laboratory-scale quantities of several other peptides.

•	Development and Licensing of Proprietary Technology for Oral Delivery. We have developed and patented an oral formulation that has successfully delivered calcitonin into the bloodstream of human subjects. With our collaborators, we have shown in several human studies that this formulation can deliver significant quantities of the peptide into the human bloodstream. We believe that the components of our patented oral product also can enable the delivery of other peptides and we have initiated studies to investigate this possibility internally and in collaboration with others. During 2001, we reported successful oral delivery in animal studies of various peptides including PTH for the treatment of osteoporosis and insulin for the treatment of diabetes. During 2002, we licensed rights to our manufacturing and delivery technologies for oral PTH to GSK.

•

Development and Licensing of Proprietary Technology for Nasal Delivery. We have also developed and patented a nasal calcitonin formulation that, in human studies, demonstrated similar blood levels to an existing nasal calcitonin product and also demonstrated a decrease in bone loss as measured by several accepted blood markers, as well as an increase in bone mineral density. During 2002, we licensed U.S. rights to our nasal calcitonin product, Fortical, to USL. We filed a new drug application, or NDA, for Fortical in March 2003 and the NDA was accepted for review by the FDA in May 2003. For this product, we believe that FDA approval may take approximately 12 months from the filing of the NDA. However, during this review process additional questions or concerns may be raised by the FDA which also could delay the product release. It is also possible that our NDA could be challenged, thereby delaying our marketing efforts.

These patented manufacturing and delivery technologies form the basis of our business strategy. The potential pharmaceutical products that we are developing use one or, in most cases, two of these technologies. For example, our oral PTH product would use PTH manufactured by our peptide production process and delivered by our oral delivery technology.

Our business strategy is to develop proprietary products and processes with applications in human health care to generate revenues from license fees, royalties on third-party sales and direct sales of bulk or finished products. Generally, we fund our internal research activities and, due to our limited financial resources, intend to rely on licensees, which are likely to be established pharmaceutical companies, to provide development funding. We also generally expect to rely on these licensees to take responsibility for obtaining appropriate regulatory approvals, human testing, and marketing of products derived from our research activities. However, we may, in some cases, retain the responsibility for human testing and for obtaining the required regulatory approvals for a particular product.

Corporate Information

Unigene is incorporated under the laws of the State of Delaware. Our executive offices are located at 110 Little Falls Road, Fairfield, New Jersey 07004, and our telephone number at this location is (973) 882-0860. The address of our web site is www.unigene.com. Information on our web site is not part of this prospectus.

Unigene Common Stock

Unigene common stock trades on the OTC Bulletin Board under the symbol “UGNE.”

The Offering

On October 9, 2003 we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion has agreed to purchase, subject to Unigene’s right to reduce or suspend these purchases, on each trading day, $30,000 of our common stock up to an aggregate, under certain conditions, of $15.0 million. Fusion, the selling stockholder under this prospectus, is offering for sale up to 10,000,000 shares of our common stock, consisting of 1 million shares of our common stock issued as a commitment fee, 500,000 shares of our common stock to be issued upon the exercise of a warrant to be issued as a commitment fee and up to 8,500,000 shares of our common stock that Fusion may purchase from us pursuant to the common stock purchase agreement. The warrant enables a cashless exercise and has certain anti-dilutive provisions.

As of September 30, 2003 there were 67,444,895 shares of our common stock outstanding, excluding these 10,000,000 shares. The 10,000,000 shares offered by this prospectus represent 12.9% of the total common stock outstanding as of September 30, 2003, assuming the issuance of these shares. The number of shares ultimately offered for sale by Fusion is dependent upon the number of shares purchased by Fusion under the common stock purchase agreement, subject to Unigene’s right to reduce or suspend these purchases. This is our second financing transaction with Fusion. The first transaction began pursuant to a common stock purchase agreement in May 2001, known as the original agreement, and will end November 2003 unless terminated earlier. Under the original agreement, through September 30, 2003, we raised a total of $7,215,177 through the sale of 17,423,038 shares of our common stock to Fusion, before cash expenses of approximately $740,000.

The number of shares ultimately offered for sale by Fusion is dependent upon the number of shares purchased by Fusion. This number may be affected by other factors more fully described under the heading “The Fusion Transaction.”

Risk Factors

An investment in Unigene common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of Unigene common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, liquidity, results of operations and prospects for growth would likely suffer. As a result, the trading price of Unigene common stock could decline, and you could lose all or part of your investment.

Prospective investors should consider carefully these factors concerning our business before purchasing the securities offered by this prospectus. We make various statements in this section which constitute “forward-looking statements” under Section 27A of the Securities Act of 1933. See “Forward-Looking Statements.”

We have significant historical losses and may continue to incur losses in the future.

We have incurred annual operating losses since our inception. As a result, at December 31, 2002 and June 30, 2003, we had accumulated deficits of approximately $94,000,000 and $95,000,000, respectively. Our gross revenues for the years ended December 31, 2002, 2001 and 2000 were $2,658,000, $865,000, and $3,287,000, respectively. However, our revenues have not been sufficient to sustain our operations. Revenue for 2002 consisted primarily of revenue from GSK for our development activities and for sales of bulk PTH. Revenue for 2001 consisted primarily of bulk calcitonin sales and the recognition of previously deferred revenue from Pfizer, as a result of a $3,000,000 up-front payment we received in 1997. Revenue for 2000 consisted principally of milestone payments and other fees received in connection with our terminated license agreement with Pfizer. As of September 30, 2003, we have two material revenue generating license agreements. Our injectable calcitonin product has been approved for commercial sale in a number of European countries, but we do not anticipate that these sales will produce significant revenues in the near-term. During the years ended December 31, 2002, 2001 and 2000, we have incurred losses from operations of $8,496,000, $10,957,000 and $11,385,000, respectively. Our net losses for the years ended December 31, 2002, 2001 and 2000 were $6,337,000, $12,472,000, and $12,469,000, respectively. Our net loss for the six months ended June 30, 2003 was $1,082,000. We believe that to achieve profitability we will require at least the successful commercialization of our nasal calcitonin or oral PTH products or another oral peptide product in the U.S. and abroad. We might never be profitable.

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the financial statements for each of the years ended December 31, 2002, 2001 and 2000 relative to the substantial doubt about our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will require additional financing to sustain our operations, and our ability to secure additional financing is uncertain.

We may be unable to raise on acceptable terms, if at all, the substantial capital resources necessary to conduct our operations. If we are unable to raise the required capital, we may be forced to limit some or all of our research and development programs and related operations, curtail commercialization of our product candidates and, ultimately, cease operations. Our future capital requirements will depend on many factors, including:

•	the achievement of milestones in our GSK and USL agreements;

•	continued scientific progress in our discovery and research programs;

•	progress with preclinical studies and clinical trials;

•	the magnitude and scope of our discovery, research and development programs;

•	our ability to maintain existing, and establish additional, corporate partnerships and licensing arrangements;

•	our ability to sell and market our products;

•	the time and costs involved in obtaining regulatory approvals;

•	the time and costs involved in expanding and maintaining our production facility;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

•	the potential need to develop, acquire or license new technologies and products;

•	the continued ability to refinance demand loans, some of which are in default, from Jay Levy, Ronald Levy and Warren Levy;

•	and other factors beyond our control.

At June 30, 2003, we had a working capital deficiency of approximately $16,000,000. The independent auditors’ report for the year ended December 31, 2002 includes an explanatory paragraph stating that our recurring losses from operations and working capital deficiency discussed above raise substantial doubt about our ability to continue as a going concern. We had cash flow deficits from operations of $1,315,000, $7,122,000 and $3,382,000 for the years ended December 31, 2002, 2001, and 2000, respectively. We believe that we will generate financial resources to apply toward funding our operations through the achievement of milestones in the GSK or USL agreements and through the sale of PTH to GSK. However, if we are unable to achieve these milestones, or are unable to achieve the milestones on a timely basis, we would need additional funds to continue our operations. Our prior agreement with Fusion has provided us with some cash to fund our operations, but it alone has not been sufficient to satisfy all of our working capital needs. From May 18, 2001 through September 30, 2003 we have raised a total of $7,215,177 through the sale of 17,423,038 shares of our common stock to Fusion, before cash expenses of approximately $740,000. The extent to which we intend to rely on Fusion as a source of financing will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through achieving milestones and generating sales through our existing agreements, or through entering into new licensing agreements or the sale of bulk calcitonin, both of which we are actively exploring. Our more recent agreement with Fusion expires in November 2005 unless terminated sooner. If we are unable to achieve milestones or sales under our existing agreements or enter into a significant revenue generating license or financing arrangement, we would need to significantly curtail our operations. We also could consider a sale or merger of Unigene.

We will need additional funds from financing or other sources to fully implement our business, operating and development plans. We have the right to receive up to $30,000 per trading day under the agreement with Fusion unless our stock price equals or exceeds $.80, in which case the daily amount may be increased under certain conditions as the price of our common stock increases. However, we may elect to reduce or suspend our sales of common stock to Fusion if we feel that the share price of our common stock is too low, and due to our desire to keep dilution to a minimum. Fusion shall not have the right nor the obligation to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $0.20. We are initially registering 10,000,000 shares of our common stock for sale by Fusion pursuant to this Prospectus. Therefore, the selling price of the 8,500,000 shares of our common stock to be purchased by Fusion will have to average at least $1.77 per share for us to receive the maximum proceeds of $15.0 million without registering additional shares of common stock. Assuming a purchase price of $.74 per share (the closing sale price of the common stock on September 30, 2003) and the purchase by Fusion of the full 8,500,000 shares under the common stock purchase agreement, proceeds to us would only be $6,290,000 unless we choose to register more than 8,500,000 shares, which we have the right, but not the obligation, to do. In addition, Fusion has the right to terminate the agreement if an event of default under the agreement occurs. See “The Fusion Transaction-Events of Default.”

The sale of our common stock to Fusion could cause the price of our common stock to decline. If our stock price declines, we may be unable to raise additional funds through the sale of our common stock to others. If we are able to sell shares of our common stock, the sales could result in significant dilution to our stockholders.

We believe that satisfying our long-term capital requirements will require at least the successful commercialization of one of our peptide products. However, our products may never become commercially successful.

Some of our executives have made loans to us, some of which are in default, and are entitled to remedies available to a secured creditor, which gives them a priority over the holders of our common stock. We also granted similar rights to The Tail Wind Fund, Ltd.

Some of our executives have made loans to us under promissory notes in the aggregate amount of $11,273,323, of which a total of $5,563,323 is in default. Our obligations under these promissory notes are secured by, among other things, mortgages upon all of the real property we own and pledges of substantially all of our assets. If we become insolvent or are liquidated, or if payment under the promissory notes is accelerated, the holders of the promissory notes will be entitled to exercise the remedies available to a secured lender under applicable law which would entitle them to full repayment before any funds could be paid to our shareholders. In addition, we issued to Tail Wind a $1 million secured promissory note due in February 2005. Our obligation to repay the note is secured by, among other things, a mortgage on the real property we own and pledges of our fixed assets in Fairfield, New Jersey. If a default occurs under the note or the security documents, Tail Wind will also be entitled to remedies generally available to a secured lender, which would entitle Tail Wind to full payment before any funds could be paid to our shareholders.

Most of our products are in early stages of development and we may not be successful in our efforts to develop a calcitonin, PTH or other peptide product that will produce revenues sufficient to sustain our operations.

Our success depends on our ability to commercialize a calcitonin, PTH or other peptide product that will produce revenues sufficient to sustain our operations. Most of our products are in early stages of development and we may never develop a calcitonin, PTH or other peptide product that makes us profitable. Our existing joint venture in China may continue to generate losses and may never be profitable. Our ability to achieve profitability is dependent on a number of factors, including our ability to complete development efforts, obtain regulatory approval for our product candidates, and commercialize successfully those product candidates or our technologies. We believe that the development of more desirable formulations is essential to expand consumer acceptance of peptide pharmaceutical products. However, we may not be successful in our development efforts, or other companies may develop these products before we do.

We may not be successful in our efforts to gain regulatory approval for our products and, if approved, the approval may not be on a timely basis.

Even if we are successful in our development efforts, we may not be able to obtain the necessary regulatory approval for our products. The FDA must approve the commercial manufacture and sale of pharmaceutical products in the U.S. We entered into a joint venture agreement in China with Shijiazhuang Pharmaceutical Group, or SPG, referred to as the joint venture. The joint venture may not be able to obtain regulatory approval in China. Similar regulatory approvals are required for the sale of pharmaceutical products outside of the U.S. Although we have received regulatory approval in the European Union and Switzerland for the sale of our injectable calcitonin product, none of our products have been approved for sale in the U.S., and our products may never receive the approvals necessary for commercialization. We must conduct further human testing on certain of our products before they can be approved for commercial sale. Any delay in receiving, or failure to receive, these approvals would adversely affect our ability to generate product revenues.

All of our clinical trials for nasal calcitonin have been completed although, as with any pharmaceutical application, the FDA could require additional trials as a condition to marketing approval which could delay the product release. An NDA was filed in March 2003. The FDA accepted the NDA for review in May 2003. For this product, we believe that FDA approval may take approximately 12 months from the filing of the NDA. However, during this review process additional questions or concerns may be raised by the FDA which also could delay the product release. It is also possible that our NDA could be challenged, thereby delaying our marketing efforts.

We may not be successful in efficiently manufacturing or commercializing our products.

If any of our products are approved for commercial sale, we will need to manufacture the product in commercial quantities at a reasonable cost in order for it to be a successful product that will generate profits. Because of our limited clinical, manufacturing and regulatory experience and the lack of a marketing organization, we are likely to rely on licensees or other parties to perform one or more tasks for the commercialization of pharmaceutical products. We may incur additional costs and delays while working with these parties, and these parties may ultimately be unsuccessful.

We have made a substantial investment in our production facility which we will need to upgrade or expand in order to manufacture some of our products in commercial quantities required by our corporate partners.

We have constructed and are operating a facility intended to produce calcitonin, PTH and other peptides. This facility has been inspected by European regulatory authorities who have determined that we are GMP compliant for the manufacture of calcitonin for human use, and we have also passed an inspection recently conducted by the FDA for that purpose. The risks associated with this facility include the failure to achieve targeted production and profitability goals, the development by others of superior processes and products, and the absence of a market for products produced by the facility. We are in the process of upgrading our manufacturing facility in order to expand our fill line in anticipation of the launch of our nasal calcitonin product. In addition, the successful commercialization of any of our other products may require us to make additional expenditures to expand or upgrade our manufacturing operations. We may be unable to make these capital expenditures when required.

We are dependent on partners for the commercial development of our products.

We do not currently have, nor do we expect to have in the near future, sufficient financial resources and personnel to develop and market our products on our own. Accordingly, we expect to continue to depend on large pharmaceutical companies for revenues from sales of products, research sponsorship and distribution of our products.

The process of establishing partnerships is difficult and time-consuming. Our discussions with potential partners may not lead to the establishment of new partnerships on favorable terms, if at all. If we successfully establish new partnerships, the partnerships may never result in the successful development of our product candidates or the generation of significant revenue. Management of our relationships with these partners would require:

•	significant time and effort from our management team;

•	coordination of our research with the research priorities of our corporate partners;

•	effective allocation of our resources to multiple projects; and

•	an ability to attract and retain key management, scientific and other personnel.

We may not be able to manage these relationships successfully.

We currently have material license agreements with GSK worldwide for oral PTH and with USL in the U.S. for nasal calcitonin. We are pursuing additional opportunities to license, or enter into distribution arrangements for, our oral, and injectable calcitonin products, our nasal calcitonin product outside of the U.S., as well as other possible peptide products. However, we may not be successful in any of these efforts.

In June 2000, we entered into a joint venture agreement with SPG, a pharmaceutical company in the People’s Republic of China, for the manufacture and distribution of injectable and nasal calcitonin products in China and possibly, with our approval, other selected Asian markets, for the treatment of osteoporosis. The contractual joint venture began operations in March 2002; sales of the injectable calcitonin product began in April 2002, using SPG’s existing license. Initial sales will be used by the contractual joint venture to offset startup costs. Therefore, we expect that the contractual joint venture’s initial net income or loss will be immaterial to our overall results of operations. We have entered into distribution agreements for our injectable formulation of calcitonin in the United Kingdom, Ireland and Israel. We also have entered into a license agreement in Greece for nasal calcitonin. To date, we have not received material revenues from these agreements.

Because we are a biopharmaceutical company, our operations are subject to extensive government regulations.

Our laboratory research, development and production activities, as well as those of our collaborators and licensees, are subject to significant regulation by federal, state, local and foreign governmental authorities. In addition to obtaining FDA approval and other regulatory approvals for our products, we must obtain approvals for our manufacturing facility to produce calcitonin, PTH and other peptides for human use. The regulatory approval process for a pharmaceutical product requires substantial resources and may take many years. In addition, in China where we have signed a joint venture agreement, we require government approval in order to obtain a business license and obtain our official status as a Chinese joint venture. Our inability to obtain approvals or delays in obtaining approvals would adversely affect our ability to continue our development program, to manufacture and sell our products, and to receive revenue from milestone payments, product sales or royalties.

The FDA or other regulatory agencies may audit our production facility at any time to ensure compliance with cGMP guidelines. These guidelines require that we conduct our production operation in strict compliance with our established rules for manufacturing and quality controls. Any of these agencies can suspend production operations and product sales if they find significant or repeated changes from these guidelines. A suspension would likely cause us to incur additional costs or delays in product development.

If our products receive regulatory approval, our competitors would include large pharmaceutical companies with superior resources.

We are engaged in developing pharmaceutical products, which is a rapidly changing and highly competitive field. To date, we have concentrated our efforts primarily on products to treat one indication — osteoporosis. Like the market for any pharmaceutical product, the market for treating osteoporosis has the potential for rapid, unpredictable and significant technological change. Competition is intense from specialized biotechnology companies, major pharmaceutical and chemical companies and universities and research institutions. We currently have no products approved for sale in the U.S. If we are successful in obtaining approval for one of our products, our future competitors will have substantially greater financial resources, research and development staffs and facilities, and regulatory experience than we do. Major companies in the field of osteoporosis treatment include Novartis, Wyeth, Merck, Eli Lilly, Aventis and Procter and Gamble. We believe that we may be able to compete with these companies due both to our partnerships with GSK and USL and to our patented technologies. Any one of these potential competitors could, at any time, develop products or a manufacturing process that could render our technology or products noncompetitive or obsolete.

Our success depends upon our ability to protect our intellectual property rights.

We filed applications for U.S. patents relating to proprietary peptide manufacturing technology and oral and nasal formulations that we have invented in the course of our research. Our most important U.S. manufacturing and delivery patents expire from 2016 to 2021. To date, ten U.S. patents have issued and other applications are pending. We have also made patent application filings in selected foreign countries and thirty-four foreign patents have issued with other applications pending. We face the risk that any of our pending applications will not issue as patents. In addition, our patents may be found to be invalid or unenforceable. Our business also is subject to the risk that our issued patents will not provide us with significant competitive advantages if, for example, a competitor were to independently develop or obtain similar or superior technologies. To the extent we are unable to protect our patents and patent applications, our investment in those technologies may not yield the benefits that we expect.

We also rely on trade secrets to protect our inventions. Our policy is to include confidentiality obligations in all research contracts, joint development agreements and consulting relationships that provide access to our trade secrets and other know-how. However, parties with confidentiality obligations could breach their agreements causing us harm. If a secrecy obligation were to be breached, we may not have the financial resources necessary for a legal challenge. If licensees, consultants or other third parties use technological information independently developed by them or by others in the development of our products, disputes may arise from the use of this information and as to the ownership rights to products developed using this information. These disputes may not be resolved in our favor.

Our technology or products could give rise to product liability claims.

Our business exposes us to the risk of product liability claims that are a part of human testing, manufacturing and sale of pharmaceutical products. The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims even if our products are not actually at fault for causing an injury. Furthermore, our products may cause, or may appear to cause, adverse side effects or potentially dangerous drug interactions that we may not learn about or understand fully until the drug is actually manufactured and sold. Product liability claims can be expensive to defend and may result in large judgments against us. Even if a product liability claim is not successful, the adverse publicity, time, and expense involved in defending such a claim may interfere with our business. We may not have sufficient resources to defend against or satisfy these claims. We currently maintain $2,000,000 in product liability insurance coverage and plan to increase this coverage as our products advance. However, these amounts may not be sufficient to protect us against losses or may be unavailable in the future on acceptable terms, if at all.

We have financial obligations under our current and former joint venture agreements in China.

Under the terms of the joint venture agreement in China with SPG, we are obligated to contribute up to $405,000 in cash after approval of its Chinese NDA which is expected in 2004 and up to an additional $495,000 in cash within two years thereafter. However, these amounts may be reduced or offset by our share of the entity’s profits, if any. As of June 30, 2003, we contributed $37,500 to the existing joint venture.

In addition, we are obligated to pay to the Qingdao General Pharmaceutical Company, our former joint venture partner in China, an aggregate of $350,000 in monthly installment payments of $5,000 in order to terminate this joint venture, of which $165,000 is remaining as of June 30, 2003.

We may be unable to retain key employees or recruit additional qualified personnel.

Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical, and managerial personnel. There is intense competition for qualified personnel in our business. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical, and managerial personnel in a timely manner would harm our research and development programs and our business.

Dr. Warren Levy and Dr. Ronald Levy have been our principal executive officers since our inception. We rely on them for their leadership and business direction. Each of them has entered into an agreement with us providing that he shall not engage in any other employment or business for the period of his employment with us. However, each of them is only bound by his respective employment agreement to provide services for a one-year term. The loss of the services of either of these individuals could significantly delay or prevent the achievement of our scientific and business objectives.

The market price of our common stock is volatile.

The market price of our common stock has been, and we expect it to continue to be, highly unstable. Factors, including our announcement of technological improvements or announcements by other companies, regulatory matters, research and development activities, new or existing products or procedures, signing or termination of licensing agreements, concerns about our financial condition, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, and public concern over the safety of activities or products have had a significant impact on the market price of our stock. We expect such factors to continue to impact our market price for the foreseeable future. In addition, potential dilutive effects of future sales of shares of Unigene common stock by us or our stockholders, including sales by Fusion and by the exercise and subsequent sale of Unigene common stock by the holders of outstanding and future warrants and options could have an adverse effect on the price of our stock.

Our common stock is classified as a “penny stock” under SEC rules which may make it more difficult for our stockholders to resell our common stock.

Our common stock is traded on the OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it was listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market. Because Unigene common stock is not traded on a stock exchange or on Nasdaq, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a “penny stock.” Rule 15g-9 of the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an “established customer” or an “accredited investor.” These include the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

The sale of our common stock to Fusion will cause dilution and the sale of the shares of common stock acquired by Fusion could cause the price of our common stock to decline.

The purchase price for the common stock to be issued to Fusion pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All shares in this offering are freely tradable.

Fusion may sell none, some or all of the shares of common stock purchased from us at any time. We expect that any shares offered by this prospectus that are purchased by Fusion will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

There are 8,500,000 shares of our common stock that are registered for sale by Fusion pursuant to this prospectus (excluding the commitment shares and shares underlying warrants that have been issued to Fusion under the common stock purchase agreement). Should we elect to sell shares to Fusion under the common stock purchase agreement, which we have the right, but not the obligation to do, these shares would be issued by us in connection with purchases by Fusion. Under our agreement with Fusion, they are not obligated to purchase any shares of our common stock in the event that the per share purchase price is less than $.20. Assuming the issuance of these shares, as well as the commitment shares and warrant, the remaining 8,500,000 shares registered for sale by Fusion pursuant to this prospectus represent 11.0% of our outstanding shares of common stock as of September 30, 2003 and proceeds from the sale of these shares to Fusion would be $6,290,000 based on the closing sale price of our common stock of $.74 on September 30, 2003. We have the right, but not the obligation to register more than 8,500,000 shares in the event that the proceeds from the sale of the shares registered hereby are less than $15,000,000 and we may elect to register additional shares in the future depending on our financial position, the price of our common stock and our ability to license or sell our products at that time.

The issuance of these shares would result in significant dilution to the ownership interests of other holders of our common stock. The amount of dilution would be higher if the market price of our common stock is lower than the current market price at the time Fusion purchases shares under the common stock purchase agreement, as a lower market price would cause more shares of our common stock to be issuable to Fusion. Subsequent sales of these shares in the open market by Fusion may also have the effect of lowering our stock price, thereby increasing the number of shares issuable under the common stock purchase agreement and consequently further diluting our outstanding shares. Although we have the right to reduce or suspend Fusion purchases at any time, our financial condition at the time may require us to waive our right to suspend purchases even if there is a decline in the market price. If the closing sale price of our common stock is at least $.80 for five consecutive trading days we have the right to increase the daily purchase amount above $30,000, provided the closing sale price of our common stock remains at least $.80.

The existence of the agreement with Fusion to purchase shares of Unigene common stock could cause downward pressure on the market price of the Unigene common stock.

Both the actual dilution and the potential for dilution resulting from sales of Unigene common stock to Fusion could cause holders to elect to sell their shares of Unigene common stock, which could cause the trading price of the Unigene common stock to decrease. In addition, prospective investors anticipating the downward pressure on the price of the Unigene common stock due to the shares available for sale by Fusion could refrain from purchases or cause sales or short sales in anticipation of a decline of the market price, which may itself cause the price of our stock to decline.

Forward-Looking Statements

Various statements that we make in this prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or activities of our business, or industry results, to be materially different from any future results, performance or activities expressed or implied by the forward-looking statements. These factors include: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other factors discussed in this prospectus.

Use of Proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $15.0 million in proceeds from the sale of our common stock to Fusion under the common stock purchase agreement. Any proceeds from Fusion we receive under the common stock purchase agreement will be used for working capital, ongoing research and development activities and general corporate purposes.

Price Range of Common Stock

The Unigene common stock is quoted on the OTC Bulletin Board under the symbol UGNE. The following table presents, for the periods indicated, the high and low sales prices per share of the Unigene common stock as reported on the OTC Bulletin Board.

Fiscal Year Ended December 31, 2001	High	Low
First Quarter	$1.88	$0.38
Second Quarter	$0.65	$0.33
Third Quarter	$0.44	$0.19
Fourth Quarter	$0.66	$0.33

Fiscal Year Ended December 31, 2002	High	Low
First Quarter	$0.88	$0.53
Second Quarter	$0.92	$0.25
Third Quarter	$0.43	$0.26
Fourth Quarter	$0.44	$0.23

Fiscal Year Ended December 31, 2003	High	Low
First Quarter	$0.40	$0.25
Second Quarter	$0.94	$0.29
Third Quarter	$0.95	$0.60
Fourth Quarter (through Oct. 9, 2003)	$0.77	$0.64

On October 9, 2003, the last reported sale price of the Unigene common stock on the OTC Bulletin Board was $.65. As of October 9, 2003 there were 549 holders of record of the Unigene common stock.

Dividend Policy

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Instead, we currently plan to retain all earnings, if any, for use in the operation of our business and to fund future growth.

Equity Compensation Plan Information

The table below summarizes the status of our equity compensation plans as of the end of our most recent fiscal year.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,467,240	$1.11	2,285,000
Equity compensation plans not approved by security holders	2,118,002	$0.77	—

Total	5,585,242	$0.98	2,285,000

Selected Financial Data

The selected financial data as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, that is set forth below have been derived from Unigene’s audited financial statements included in this prospectus. On August 30, 2002, we decided to change our auditor from KPMG LLP to Grant Thornton LLP. Grant Thornton LLP has audited Unigene’s attached financial statements for the year ended December 31, 2002. The audit report of Grant Thornton LLP covering the December 31, 2002 financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and working capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. KPMG LLP audited Unigene’s financial statements as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001. The audit report of KPMG LLP contains an explanatory paragraph that states that Unigene Laboratories, Inc. has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. KPMG LLP’s report also refers to a change in the method of accounting for revenue recognition for up-front, non-refundable license fees in 2000. The selected financial data below as of December 31, 2000, 1999 and 1998, and for the years ended December 31, 1999 and 1998 have been derived from our audited financial statements that are not included in this prospectus. The selected financial data below as of and for the three months and six months ended June 30, 2003 and 2002, have been derived from our unaudited financial statements, included in this prospectus which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. Historical results are not necessarily indicative of results to be expected for any future period. You should read the data below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA

(In thousands, except per share data)

	Six Months Ended June 30,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)
Revenue:
Licensing & other revenue	$5,540	$637	$2,658	$865	$3,287	$9,589	$5,050

Costs and expenses:
Research & development expenses	4,364	3,754	8,136	9,122	11,484	9,375	9,042
General and administrative	1,552	1,501	3,018	2,700	3,187	2,212	2,068
Loss before extraordinary item and cumulative effect of accounting change	(1,082)	(2,727)	(6,337)	(12,472)	(11,469)	(1,577)	(6,737)
Extraordinary item	—	—	—	—	—	—	(144)
Cumulative effect of accounting change	—	—	—	—	(1,000)	—	—
Net loss	(1,082)	(2,727)	(6,337)	(12,472)	(12,469)	(1,577)	(6,881)

Basic and diluted loss per share:
Loss before extraordinary item and cumulative effect of accounting change	(.02)	(.05)	(.11)	(.26)	(.26)	(.04)	(.17)
Extraordinary item	—	—	—	—	—	—	(.01)
Cumulative effect of accounting change	—	—	—	—	(.02)	—	—
Net loss	(.02)	(.05)	(.11)	(.26)	(.28)	(.04)	(.18)

Weighted average number of shares outstanding	63,639	54,867	57,877	47,483	44,008	40,719	38,701

BALANCE SHEET

(In thousands)

	June 30		December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)
Cash and cash equivalents	$1,663	$912	$2,224	$405	$17	$683	$403
Working capital (deficiency)	(16,220)	(16,944)	(15,534)	(21,684)	(13,267)	(2,759)	(1,805)
Total assets	6,148	7,113	7,064	6,619	9,047	13,778	11,564
Long-term debt, obligations and deferred revenue, including current portion	8,616	5,833	8,706	4,314	4,576	4,433	3,992
Total liabilities	24,851	22,330	24,729	22,459	14,540	9,049	7,344
Total stockholders’ equity (deficit)	(18,703)	(15,217)	(17,965)	(15,840)	(5,493)	4,729	4,220

SELECTED QUARTERLY FINANCIAL DATA

(Unaudited)

	2003		2002
	1st Quarter	2nd Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$1,738,960	$3,800,742	$79,971	$556,700	$826,199	$1,195,088
Operating profit (loss)	$(1,119,604)	$743,251	$(2,289,544)	$(2,328,561)	$(1,646,646)	$(2,231,457)
Net income (loss)	$(1,464,647)	$382,218	$(2,564,304)	$(162,364)	$(1,506,068)	$(2,103,887)
Net income (loss) per share, basic and diluted	$(.02)	$.01	$(.05)	$—	$(.02)	$(.04)

	2001
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$273,775	$88,042	$267,654	$235,174
Operating loss	$(2,636,210)	$(2,806,962)	$(2,702,972)	$(2,810,782)
Net loss	$(3,125,111)	$(3,308,729)	$(3,231,666)	$(2,806,840)
Net loss per share, basic and diluted	$(.07)	$(.07)	$(.07)	$(.05)

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

You should read the following discussion together with our financial statements and the notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include those discussed in “Risk Factors” and elsewhere in this prospectus.

Three months and six months ended June 30, 2003 and 2002

Revenue for the three months ended June 30, 2003 increased 582% to $3,801,000 from $557,000 in the comparable period in 2002. Revenue for the six months ended June 30, 2003 increased 770% to $5,540,000 from $637,000 in the comparable period in 2002. Revenue for the three months ended June 30, 2003 consists primarily of a $3,000,000 milestone payment from USL for the FDA’s acceptance for review of our nasal calcitonin NDA, as well as $645,000 from the sale of bulk PTH to GSK. Revenue for the six months ended June 30, 2003 also includes, in the first quarter, a $1,000,000 milestone payment from GSK as well as additional bulk PTH sales to GSK in the amount of $521,000. In 2002, we received a $2,000,000 up-front payment under an agreement for an oral PTH product licensed to GSK. We also received a $1,000,000 licensing-related milestone payment from GSK in 2002. These $3,000,000 in payments are being deferred in accordance with SEC Staff Accounting Bulletin No. 101 (SAB 101) and recognized as revenue over a 15-year period, which is our estimated performance period of the license agreement. Therefore, $50,000 and $100,000, respectively, of the initially deferred up-front and milestone payments from GSK were recognized as revenue during the three-month and six-month periods ended June 30, 2003. Also in 2002, we received a $3,000,000 up-front payment under an agreement for a nasal calcitonin product licensed to USL. This $3,000,000 is being deferred in accordance with SAB 101 and recognized as revenue over a 19-year period, which is our estimated performance period of the license agreement. Therefore, $39,000 and $79,000, respectively, of the up-front payment from USL were recognized as revenue during the three-month and six-month periods ended June 30, 2003. Revenue for both the three month and six month periods ended June 30, 2002 consisted primarily of revenue for our GSK development activities.

Research and development, our largest expense, increased 14% to $2,199,000 from $1,932,000 for the three months ended June 30, 2003, and increased 16% to $4,364,000 from $3,754,000 for the six months ended June 30, 2003 as compared to the same periods in 2002. The increases were primarily attributable to increased consulting, production and personnel costs, resulting from supporting development efforts of, or related to, our licensing partners.

General and administrative expenses decreased 10% to $859,000 from $953,000 for the three months ended June 30, 2003, and increased 3% to $1,552,000 from $1,501,000 for the six months ended June 30, 2003 as compared to the same periods in 2002. The three month decrease was primarily due to a reduction in legal fees which were higher in the second quarter of 2002 due to the completion of the GSK license and the Tail Wind settlement. The six month increase was primarily due to increased public relations, maintenance and personnel costs, partially offset by a reduction in legal fees.

Gain on the extinguishment of debt and related interest in 2002 results primarily from our April 9, 2002 settlement agreement with Tail Wind. Pursuant to the terms of the settlement agreement, Tail Wind surrendered to us the $2 million in principal amount of convertible debentures that remained outstanding and released all claims against us relating to Tail Wind’s purchase of the convertible debentures, which equaled $4,583,000 in the aggregate, including accrued interest and penalties in the amount of $2,583,000. In exchange, we issued to Tail Wind a $1 million promissory note with a first security interest in our Fairfield, New Jersey building and equipment and two million shares of Unigene common stock, which were placed in escrow. The note bears interest at a rate of 6% per annum, and principal and interest are due in February 2005. The shares were valued at $1.1 million in the aggregate, based on our closing stock price on April 9, 2002. We therefore recognized a gain for accounting purposes of $2,443,000 on the extinguishment of debt and related interest in 2002.

Interest expense increased $18,000 or 5% in the second quarter of 2003 to $363,000 from $345,000 in the second quarter of 2002. The increase was due to higher balances in 2003 upon which interest is calculated, partially offset by reduced interest rates. Interest expense decreased 20% or $180,000 for the six months ended June 30, 2003 to $713,000 from $893,000 as compared to the same period in 2002. Interest expense for 2002 included an annual interest rate of 20% due to our defaults on the Tail Wind debentures, which was reduced by the settlement with Tail Wind in April 2002 and replaced with a $1,000,000 promissory note accruing interest at 6% per annum. In addition, we had been accruing additional interest expense monthly in an amount equal to 2% of the outstanding principal amount of the 5% debentures as a penalty for the removal of our common stock from trading on the Nasdaq Stock Market. Both years were affected by the fact that in 2001 we did not make principal and interest payments on certain officers’ loans when due. Therefore, the interest rate on certain prior loans increased an additional 5% per year and applied to both past due principal and interest. This additional interest was approximately $312,000 for the first six months of 2003 and $269,000 for the first six months of 2002.

The income tax benefit in 2002 of $272,000 consists of proceeds received for the sale of a portion of our state tax net operating loss carryforwards and research credits under a New Jersey Economic Development Authority program, which allows certain New Jersey taxpayers to sell their state tax benefits to third parties. The purpose of the New Jersey program is to provide financial assistance to technology and biotechnology companies in order to facilitate future growth and job creation. Future proceeds under this program cannot be predicted.

Due to the increase in revenue from USL and GSK, partially offset by increased operating expenses, we recorded a profit of $382,000 for the six month period ended June 30, 2003 compared to a loss of $162,000 for the corresponding period in 2002.

Due to the increase in revenue from USL and GSK, partially offset by the non-recurring 2002 gain on extinguishment of debt, increased operating expenses and the decrease in income tax benefit, net loss for the six months ended June 30, 2003 decreased 60% or approximately $1,645,000 to $1,082,000 from $2,727,000 for the corresponding period in 2002.

Years ended December 31, 2002, 2001 and 2000

Revenue. Revenue increased 207% to $2,658,000 for the year ended December 31, 2002 as compared to $865,000 for the year ended December 31, 2001, due to revenue received under the license agreement with GSK signed in 2002. Revenue decreased 74% to $865,000 for the year ended December 31, 2001 as compared to $3,287,000 for the year ended December 31, 2000, due to Pfizer’s termination of its license agreement with us in March 2001. Revenue for 2002 consisted primarily of $1,587,000 in revenue for GSK development activities and $712,000 from the sale of bulk PTH to GSK. In 2002, we received a $2,000,000 up-front payment under an agreement for an oral PTH product licensed to GSK. We also received a $1,000,000 licensing-related milestone payment from GSK. These $3,000,000 in payments are being deferred in accordance with SEC Staff Accounting Bulletin No. 101 (“SAB 101”) and recognized as revenue over a 15-year period which is our estimated performance period of the license agreement. Therefore, $150,000 of the deferred up-front and milestone payments from GSK was recognized as revenue during 2002. Also in 2002, we received a $3,000,000 up-front payment under an agreement for a nasal calcitonin product licensed to USL. This $3,000,000 is being deferred in accordance with SAB 101 and recognized as revenue over a 19-year period which is our estimated performance period of the license agreement. Therefore, $13,000 of the up-front payment from USL was recognized as revenue during 2002. Revenue for 2001 consisted primarily of $339,000 in bulk calcitonin sales as well as recognition of previously deferred revenue, final analytical testing services provided to Pfizer and $94,000 received in a grant from the National Institute of Health. In 2000, revenue consisted primarily of milestone revenue from Pfizer in the amount of $2 million resulting from the achievement of milestones in the development of an oral calcitonin product for treating osteoporosis. In addition, revenue for the year ended December 31, 2000 included $800,000 from the recognition of deferred revenue related to the initial licensing fee paid by Pfizer in 1997 and $345,000 for analytical testing services provided to Pfizer.

Research and Development Expenses. Research and development, our largest expense, decreased 11% in 2002 to $8,136,000 from $9,122,000 in 2001 and decreased 21% in 2001 from $11,484,000 in 2000. The decrease in 2002 was primarily attributable to decreased expenses related to our nasal calcitonin product, the non-renewal of two sponsored research collaborations, decreases in utility and production expenditures as well as deferred employee stock compensation expense recognized in 2001. This was partially offset by increased expenditures for scientific and regulatory consultants and for PTH development. The decrease in 2001 was primarily attributable to decreased expenses related to our nasal calcitonin product, as well as decreased production expenditures. Expenditures for the sponsorship of collaborative research programs were $67,000, $405,000 and $411,000 in 2002, 2001 and 2000, respectively, which are included as research and development expenses.

General and Administrative Expenses. General and administrative expenses increased 12% in 2002 to $3,018,000 from $2,700,000 in 2001 and decreased 15% in 2001 from $3,187,000 in 2000. The increase in 2002 was primarily due to increased legal fees related to the GSK and USL license agreements, foreign trademarks and the Tail Wind settlement. The increase was partially offset by the decrease in non-cash compensation expense recognized in 2001. The decrease in 2001 was primarily attributable to the recognition of a non-cash expense in 2000 of $220,000 due to the issuance of a warrant to a consultant, and to the recognition of a $350,000 expense in 2000 to terminate our former joint venture in China. This was partially offset by the recognition of a non-cash expense in 2001 of $225,000 due to additional shares of common stock to be issued to two consultants as compensation for the lack of an effective registration statement.

Gain on the Extinguishment of Debt and Related Interest. Gain on the extinguishment of debt and related interest results primarily from the April 9, 2002 settlement agreement between Tail Wind and us. Pursuant to the terms of the settlement agreement, Tail Wind surrendered to us the $2 million in principal amount of convertible debentures that remained outstanding and released all claims against us relating to Tail Wind’s purchase of the convertible debentures, which equaled $4,583,000 in the aggregate including accrued interest and penalties in the amount of $2,583,000. In exchange, we issued to Tail Wind a $1 million promissory note with a first security interest in our Fairfield, New Jersey building and equipment and two million shares of Unigene common stock, which were placed in escrow. The note bears interest at a rate of 6% per annum, and principal and interest are due in February 2005. The shares were valued at $1.1 million in the aggregate, based on our closing stock price on April 9, 2002. We therefore recognized a gain for accounting purposes of $2,443,000 on the extinguishment of debt and related interest in 2002. In addition, during 2002, we recognized additional gains in the aggregate amount of $557,000 due to favorable settlements of amounts owed to vendors in exchange for Unigene common stock.

Interest Income. Interest income increased 33% in 2002 to $10,600 from $8,000 in 2001 and decreased 84% in 2001 from $49,000 in 2000. The increase in 2002 was due to additional funds from GSK and USL available for investment, partially offset by lower interest rates on investments. The 2001 decrease in interest income resulted from reduced funds available for investment.

Interest Expense. Interest expense decreased 23% in 2002 to $1,605,000 from $2,084,000 in 2001 and increased 74% in 2001 from $1,199,000 in 2000. Interest expense for 2002 was reduced by the settlement with Tail Wind in April 2002. We issued a $1,000,000 note accruing interest at 6% per annum in connection with the Tail Wind settlement. Previously, we were accruing interest on our 5% convertible debentures held by Tail Wind. The annual interest rate on the $2,000,000 in outstanding principal amount of the 5% debentures was 20% due to our defaults on the debentures. In addition, we had been accruing additional interest expense monthly in an amount equal to 2% of the outstanding principal amount of the 5% debentures as a penalty for the removal of our common stock from trading on the Nasdaq Stock Market. Officers’ loans to us increased $700,000 during the first quarter of 2002 and decreased $180,000 during the second quarter of 2002. Both years were affected by the fact that in 2001 we did not make principal and interest payments on certain officers’ loans when due. Therefore, the interest rate on certain prior loans increased an additional 5% per year and applied to both past due principal and interest. This additional interest was approximately $564,000 for 2002 and $512,000 for 2001. Interest expense increased in 2001 due to increased stockholders’ loans and higher interest rates on a portion of these loans. Stockholders’ loans to us increased $6,110,000 during 2001.

Income Tax Benefit. The income tax benefit in 2002, 2001, and 2000 of $755,000, $561,000 and $1,065,000 respectively, consists of proceeds received for sales of a portion of our state tax net operating loss carryforwards and research credits under a New Jersey Economic Development Authority program, which allows certain New Jersey taxpayers to sell their state tax benefits to third parties. The purpose of the New Jersey program is to provide financial assistance to high-technology and biotechnology companies in order to facilitate future growth and job creation.

Cumulative Effect of Accounting Change. In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” which we refer to as SAB 101. Prior to the implementation of SAB 101, non-refundable license fees received upon execution of license agreements were recognized as revenue immediately. SAB 101 summarizes certain of the staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements and specifically addresses revenue recognition in the biotechnology industry for non-refundable technology access fees and other non-refundable fees. We were required to adopt SAB 101, as amended, in the fourth quarter of 2000 with an effective date of January 1, 2000, and the recognition of a cumulative effect adjustment calculated as of January 1, 2000. We adopted SAB 101 in 2000, changing our revenue recognition policy for up-front licensing fees that require services to be performed in the future from immediate revenue recognition to deferral of revenue with the up-front fee recognized over the life of the agreement. In 1997, we recognized $3,000,000 in revenue from an up-front licensing fee from Pfizer. With the adoption of SAB 101, we are now recognizing this revenue over a 45 month period, equivalent to the term of our oral calcitonin agreement with Pfizer which was terminated in March 2001. We therefore recognized a non-cash cumulative effect adjustment of $1,000,000 as of January 1, 2000 representing a revenue deferral over the remaining 15 months of the agreement. We recognized $800,000 in revenue in 2000 and $200,000 of revenue in 2001 as a result of this deferral.

Net Loss. Net loss for 2002 decreased 49% or $6,135,000 to $6,337,000 from $12,472,000 for 2001 due to the gain on the extinguishment of debt and related interest, the increase in revenue, the decrease in research and interest expenses and the increase in income tax benefit, partially offset by an increase in general and administrative expense. During 2001, operating expenses decreased from the prior year. In addition, a cumulative effect adjustment was recognized in 2000. This was offset by a reduction in revenue from Pfizer, after Pfizer terminated its license agreement with us, and also by an increase in interest expense. As a result, net loss increased $3,000 to $12,472,000 for the year ended December 31, 2001 from $12,469,000 in the prior year.

Liquidity and Capital Resources

At June 30, 2003, Unigene had cash and cash equivalents of $1,663,000, a decrease of $561,000 from December 31, 2002.

We believe that we will generate financial resources to apply toward funding our operations through the achievement of milestones in the GSK or USL agreements and through the sale of PTH to GSK. However, if we are unable to achieve these milestones, or are unable to achieve the milestones on a timely basis, we would need additional funds to continue our operations. We have incurred annual operating losses since our inception and, as a result, at June 30, 2003, had an accumulated deficit of approximately $95,000,000 and a working capital deficiency of approximately $16,000,000. Our cash requirements to operate our research and peptide manufacturing facilities and develop our products are approximately $10 to 11 million per year. In addition, we have principal and interest obligations under the Tail Wind note, outstanding notes payable to the Levys, our executive officers, as well as obligations relating to our current and former joint ventures in China. As discussed in Note E to the financial statements, we have stockholder demand notes in default at June 30, 2003. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty.

In April 2002, we signed a $150 million licensing agreement with GSK to develop an oral formulation of an analog of PTH currently in preclinical development for the treatment of osteoporosis, of which an aggregate of $4 million in up-front and milestone payments has been received. We have also received an additional $3.5 million from GSK for PTH sales and in support of our PTH development activities through June 30, 2003. Under the terms of the agreement, GSK received an exclusive worldwide license to develop and commercialize the product. In return, GSK made a $2 million up-front licensing fee payment and a $1 million licensing-related milestone payment to us in 2002. In addition, GSK will fund all development activities during the program, including our activities in the production of raw material for development and clinical supplies, and will pay us a royalty on its worldwide sales of the product, once commercialized. GSK could make additional milestone payments in the aggregate amount of $146 million subject to the progress of the compound through clinical development and through to the market.

In November 2002, we signed a $10 million exclusive U.S. licensing agreement with USL to market our patented nasal formulation of calcitonin for the treatment of osteoporosis. Under the terms of the agreement, we received an up-front payment of $3 million in 2002 from USL and are eligible to receive milestone payments up to $7 million and royalty payments on product sales. In the second quarter of 2003, we received a $3 million milestone payment from USL for the FDA’s acceptance for review of our nasal calcitonin NDA. For this product, we believe that FDA approval may take approximately 12 months from the filing of the NDA. However, during this review process additional questions or concerns may be raised by the FDA which could delay the product release. It is also possible that our NDA could be challenged, thereby delaying our marketing efforts. We will be responsible for manufacturing finished calcitonin product and will sell it to USL. USL will package the product and will distribute it nationwide.

Our future ability to generate cash from operations will depend primarily upon the achievement of milestones in the GSK and USL agreements and through the sale of PTH to GSK in the short-term and, in the long-term, by receiving royalties from the sale of our licensed products. We have licensed distributors in the United Kingdom, Ireland and Israel for our injectable product. We also have entered into a license agreement in Greece for nasal calcitonin. However, these agreements have not produced significant revenues. In June 2000, we entered into an agreement in China with SPG to manufacture and market our injectable and nasal calcitonin products. We are actively seeking additional licensing and/or supply agreements with pharmaceutical companies for oral, nasal and injectable forms of calcitonin as well as for other oral peptides. However, we may not be successful in achieving milestones in our current agreements, obtaining regulatory approval for our products or in licensing any of our other products.

We are engaged in the research, production and delivery of peptide-related products. Our primary focus has been on the development of various peptide products for the treatment of osteoporosis, including nasal and oral calcitonin and oral PTH. In general, we seek to develop the basic product and then license the product to an established pharmaceutical company to complete the development, clinical trials and regulatory process. As a result, we will not control the nature, timing or cost of bringing our products to market. Each of these products is in various stages of completion. For nasal calcitonin, we filed an Investigational New Drug application (IND) with the FDA in February 2000 and successfully completed human studies using our product. A license agreement was signed in November 2002 with USL and an NDA was filed with the FDA in March 2003. The NDA was accepted for review by the FDA in May 2003. Contingent upon receipt of FDA approval, USL will market nasal calcitonin in the U.S. and we believe that this product could be on the market as soon as 2004. It is also possible that our NDA could be challenged, delaying our marketing efforts. For oral calcitonin, Pfizer terminated its license agreement with us in March 2001 and as a result we will require a new licensee to possibly repeat a Phase I/II clinical trial and also to conduct a Phase III clinical trial. We expect that the costs of these trials would be borne by our future licensee due to our limited financial resources. Because multiple clinical trials are still necessary for our oral calcitonin product, the product launch would take at least several years. PTH is in very early stages of development and it is too early to speculate on the probability or timing of a marketable product using our PTH. A license agreement for the product was signed with GSK in April 2002. Due to our limited financial resources, the delay in achieving milestones in our existing GSK and USL agreements, or in signing new license or distribution agreements for our products, or the delay in obtaining regulatory approvals for our products would have an adverse effect on our operations and our cash flow.

We have a number of future payment obligations under various agreements. They are summarized at June 30, 2003 as follows:

Contractual Obligations	Total	2003	2004	2005	2006	Thereafter
Chinese joint venture agreements (SPG and Qingdao)	$1,027,500	30,000	427,500	60,000	510,000	—
Tail Wind Note	977,686	—	—	977,686	—	—
Notes payable – stockholders	11,273,323	11,273,323	—	—	—	—
Capital leases	110,694	34,316	63,240	13,138	—	—
Operating leases	2,199,420	113,065	224,327	222,910	212,269	1,426,849
Executive compensation	187,500	187,500	—	—	—	—
Notes payable - other	800,000	800,000	—	—	—	—

Total Contractual Obligations	$16,576,123	12,438,204	715,067	1,273,734	722,269	1,426,849

We maintain our peptide production facility on leased premises in Boonton, New Jersey. We began production under cGMP guidelines at this facility in 1996. The lease was renewed in May 2003 and now expires in 2014. We have a ten-year renewal option under the lease, as well as an option to purchase the facility. During the first six months of 2003, we invested approximately $342,000 in fixed assets and leasehold improvements. Currently, we have no material commitments outstanding for capital expenditures relating to our office and laboratory facility in Fairfield, New Jersey. We have capital commitments relating to the Boonton facility in the approximate amount of $440,000 in order to expand our filling line in anticipation of the launch of our nasal calcitonin product.

Under the terms of the joint venture agreement in China with SPG, we are obligated to contribute up to $405,000 in cash after approval of its Chinese NDA (which will not occur earlier than 2004) and up to an additional $495,000 in cash within two years thereafter. However, these amounts may be reduced or offset by our share of the entity’s profits, if any. As of June 30, 2003, we contributed $37,500 to the existing joint venture. The existing joint venture began operations in March 2002.

In addition, we are obligated to pay to Qingdao an aggregate of $350,000 in monthly principal installment payments of $5,000 in order to terminate our former joint venture in China, of which $165,000 is remaining as of June 30, 2003. We recognized the entire $350,000 obligation as an expense in 2000.

Pursuant to the terms of the April 2002 settlement agreement, Tail Wind surrendered to us the $2 million in principal amount of convertible debentures that remained outstanding and released all claims against us relating to Tail Wind’s purchase of the convertible debentures, which were approximately $4.5 million including accrued interest and penalties in the approximate amount of $2.5 million. In exchange, we issued to Tail Wind a $1 million promissory note secured by our Fairfield, New Jersey building and equipment and two million shares of Unigene common stock. The note bears interest at a rate of 6% per annum and principal and interest are due in February 2005.

To satisfy our short-term liquidity needs, Jay Levy, the Chairman of the Board and an officer of Unigene, and Warren Levy and Ronald Levy, directors and officers of Unigene, and another Levy family member from time to time have made loans to us. We repaid $100,000 in loans to Jay Levy in January 2003. We have not made principal and interest payments on certain loans when due. However, the Levys waived all default provisions including additional interest penalties due under these loans through December 31, 2000. Beginning January 1, 2001, interest on loans originated through March 4, 2001 increased an additional 5% per year and is calculated on both past due principal and interest. This additional interest was approximately $312,000, and total interest expense on all Levy loans was approximately $636,000 for the six months ended June 30, 2003. As of June 30, 2003, total accrued interest on all Levy loans was approximately $3,884,000 and the outstanding loans by these individuals to us, classified as short-term debt, totaled $11,273,323. These loans are secured by security interests in our equipment, real property and/or certain of our patents and consist of:

•	Loans from Jay Levy in the aggregate principal amount of $3,185,000, which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (10.50% at June 30, 2003) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. These loans are secured by a security interest in our equipment and real property. Accrued interest on these loans at June 30, 2003 was approximately $1,900,000.

•	Loans from Jay Levy in the aggregate principal amount of $1,870,000 evidenced by term notes maturing January 2002, and bearing interest at the fixed rate of 11% per year. These loans were originally at 6%. These loans are secured by a security interest in our equipment and real property. The terms of the notes required us to make installment payments of principal and interest beginning in October 1999 and ending in January 2002 in an aggregate amount of $72,426 per month. No installment payments have been made to date. Accrued interest on these loans at June 30, 2003 was approximately $802,000.

•	Loans from Jay Levy in 2001 and 2002 in the aggregate principal amount of $5,700,000 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus .25%, (5.50% at June 30, 2003) and are classified as short-term debt and which are secured by a security interest in certain of our patents. Accrued interest on these loans at June 30, 2003 was approximately $658,000.

•	Loans from Warren Levy in the aggregate principal amount of $260,000 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (10.50% at June 30, 2003) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. An additional loan in the amount of $5,000 bears interest at the Merrill Lynch Loan Rate plus ..25% (5.50% at June 30, 2003) and is classified as short-term debt. These loans are secured by a security interest in our equipment and real property. Accrued interest on these loans at June 30, 2003 was approximately $264,000.

•	Loans from Ronald Levy in the aggregate principal amount of $248,323 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (10.50% at June 30, 2003) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. An additional loan in the amount of $5,000 bears interest at the Merrill Lynch Margin Loan Rate plus .25% (5.50% at June 30, 2003) and is classified as short-term debt. These loans are secured by a security interest in our equipment and real property. Accrued interest on these loans at June 30, 2003 was approximately $260,000.

Under the original agreement with Fusion, we have the contractual right to sell to Fusion, subject to certain conditions, at the then current market price, on each trading day during the term of the agreement $43,750 of our common stock up to an aggregate of $21,000,000, of which $16,013,119 is remaining as of June 30, 2003. See Note H to our financial statements. The Board of Directors has authorized the sale to Fusion of up to 21,000,000 shares of Unigene common stock under the original agreement. From May 18, 2001 through June 30, 2003, we have received $4,986,881 through the sale of 13,654,462 shares to Fusion, before cash expenses of approximately $575,000. We have elected to reduce our sales of common stock to Fusion below the maximum level under the original agreement due to the share price of our common stock and our desire to keep dilution to a minimum. Our ability to realize additional funds under the original agreement will also depend on our continuing compliance with that agreement. However, we only have 7,345,538 shares available to be issued to Fusion and resold by it under our registration statement covering those resales. Our original agreement with Fusion terminates in November 2003, unless we decide to terminate earlier. We have entered into a new agreement with Fusion, as summarized in the section entitled “The Fusion Transaction,” under which we have the contractual right to sell to Fusion, subject to certain conditions, at the then-current market price on each trading day during the term of the agreement, $30,000 of our common stock up to an aggregate of $15,000,000 through November 2005.

The extent to which we intend to utilize Fusion as a source of financing will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through achieving milestones and generating sales through our existing agreements, or through entering into new licensing agreements or the sale of bulk calcitonin, both of which we are actively exploring. If we are unable to achieve milestones or sales under our existing agreements or enter into a new significant revenue generating license or other arrangement in the near term, we would need either to secure another source of funding in order to satisfy our working capital needs or significantly curtail our operations. We also could consider a sale or merger of Unigene. Should the funding we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequence would be a material adverse effect on our business, operating results, financial condition and prospects. We believe that satisfying our capital requirements over the long term will require the successful commercialization of our oral or nasal calcitonin products, our oral PTH product or another peptide product in the U.S. and abroad. However, it is uncertain whether or not any of our products will be approved or will be commercially successful. In addition, the commercialization of an oral peptide product may require us to incur additional capital expenditures to expand or upgrade our manufacturing operations. We cannot determine either the cost or the timing of such capital expenditures at this time.

As of December 31, 2002, we had available for federal income tax reporting purposes net operating loss carryforwards in the approximate amount of $79,000,000, expiring from 2003 through 2021, which are available to reduce future earnings which would otherwise be subject to federal income taxes. Our ability to use such net operating losses may be limited by change in control provisions under Internal Revenue Code Section 382. In addition, as of December 31, 2002, we have research and development credits in the approximate amount of $3,000,000, which are available to reduce the amount of future federal income taxes. These credits expire from 2003 through 2021. We have New Jersey operating loss carryforwards in the approximate amount of $25,600,000, expiring from 2005 through 2008, which are available to reduce future earnings, which would otherwise be subject to state income tax. As of December 31, 2002, all of these New Jersey loss carryforwards have been approved for future sale under a program of the New Jersey Economic Development Authority (NJEDA). In order to realize these benefits, we must apply to the NJEDA each year and must meet various requirements for continuing eligibility. In addition, the program must continue to be funded by the State of New Jersey, and there are limitations based on the level of participation by other companies. As a result, future tax benefits will be recognized in the financial statements as specific sales are approved.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, we are exposed to fluctuations in interest rates due to the use of debt as a component of the funding of our operations. We do not employ specific strategies, such as the use of derivative instruments or hedging, to manage our interest rate exposure. Beginning in the first quarter of 2001, our interest rate exposure on our notes payable-stockholders has been affected by our failure to make principal and interest payments when due. Our exposure to interest rate fluctuations over the near-term will continue to be affected by these events.

The information below summarizes our market risks associated with debt obligations as of June 30, 2003. The table below presents principal cash flows and related interest rates by year of maturity based on the terms of the debt.

Variable interest rates disclosed represent the rates at June 30, 2003. Given our financial condition described in “Liquidity and Capital Resources” it is not practicable to estimate the fair value of our debt instruments.

	Carrying Amount	Year of Maturity
		2003	2004	2005	2006
Notes payable - stockholders	$3,693,323	3,693,323	—	—	—
Variable interest rate (1)	10.5%	—	—	—	—
Notes payable - stockholders	$5,710,000	5,710,000	—	—	—
Variable interest rate	5.5%	—	—	—	—
Notes payable - stockholders	$1,870,000	1,870,000	—	—	—
Fixed interest rate (2)	11%	—	—	—	—
Note payable - other	$300,000	300,000	—	—	—
Fixed interest rate	6%
Note payable - other	$500,000	500,000	—	—	—
Fixed interest rate (3)	12%
Tail Wind note	$977,686	—	—	977,686	—
Fixed interest rate	6%
Capital leases	$110,694	34,316	63,240	13,138	—
Fixed interest rate	12%-16%

(1)	Due to the fact that we did not make principal and interest payments on our notes payable to stockholders when due, the variable interest rate on these notes has increased from the Merrill Lynch Margin Loan Rate plus .25% to the Merrill Lynch Margin Loan Rate plus 5.25%.

(2)	Due to the fact that we did not make principal and interest payments on our notes payable to stockholders when due, the fixed interest rate on these notes has increased from 6% to 11%.
(3)	Due to the fact that we did not make principal and interest payment on our note payable – other when due, the fixed interest rate on this note has increased from 8% to 12%.

Business

Overview

Unigene is a biopharmaceutical company engaged in the research, production and delivery of small proteins, referred to as peptides, that have demonstrated or may have potential medical use. We have a patented manufacturing technology for producing many peptides cost-effectively. We also have patented oral and nasal delivery technologies that have been shown to deliver medically useful amounts of various peptides into the bloodstream. Our primary focus has been on the development of calcitonin and other peptide products for the treatment of osteoporosis and other indications. We have licensed worldwide rights to our manufacturing and delivery technologies for oral parathyroid hormone, which we refer to as PTH, to GlaxoSmithKline, or GSK. We have also licensed in the U.S. our nasal calcitonin product, which we have trademarked as Fortical®, to Upsher-Smith Laboratories, Inc., or USL. Both of these products are intended for the treatment of osteoporosis. We have the facilities, subject to our continuing ability to remain in compliance with current Good Manufacturing Practice guidelines, referred to as cGMP, and the technology for manufacturing calcitonin and PTH. We have an injectable calcitonin product that is approved for sale in the European Union and in Switzerland for osteoporosis indications.

Our Accomplishments

Among our major accomplishments are:

•	Development of a Proprietary Peptide Production Process. One of our principal scientific accomplishments is our success in developing a highly efficient biotechnology-based peptide production process. Several patents relating to this process have issued. We believe that these proprietary processes are key steps in the more efficient and economical commercial production of medically useful peptides. Many of these peptides cannot be produced at a reasonable cost in sufficient quantities for human testing or commercial use by currently available production processes. We have constructed and are operating a manufacturing facility employing this process to produce PTH and calcitonin, and we have also produced laboratory-scale quantities of several other peptides.

•	Development and Licensing of Proprietary Technology for Oral Delivery. We have developed and patented an oral formulation that has successfully delivered calcitonin into the bloodstream of human subjects. With our collaborators, we have shown in several human studies that this formulation can deliver significant quantities of the peptide into the human bloodstream. We believe that the components of our patented oral product also can enable the delivery of other peptides and we have initiated studies to investigate this possibility internally and in collaboration with others. During 2001, we reported successful oral delivery in animal studies of various peptides including PTH for the treatment of osteoporosis and insulin for the treatment of diabetes. During 2002, we licensed rights to our manufacturing and delivery technologies for oral PTH to GSK.

•	Development and Licensing of Proprietary Technology for Nasal Delivery. We have also developed and patented a nasal calcitonin formulation that, in human studies, demonstrated similar blood levels to an existing nasal calcitonin product and also demonstrated a decrease in bone loss as measured by several accepted blood markers as well as an increase in bone mineral density. During 2002, we licensed U.S. rights to our nasal calcitonin product, Fortical, to USL. We filed an NDA for Fortical in March 2003 and the NDA was accepted for review by the FDA in May 2003. For this product, we believe that FDA approval may take approximately 12 months from the filing of the NDA. However, during this review process additional questions or concerns may be raised by the FDA which also could delay the product release. It is also possible that our NDA could be challenged, thereby delaying our marketing efforts.

These patented manufacturing and delivery technologies form the basis of our business strategy. The potential pharmaceutical products that we are developing use one, or in most cases, two of these technologies. For example, our oral PTH product would use PTH manufactured by our peptide production process and delivered by our oral delivery technology.

All of our clinical trials for nasal calcitonin have been completed although, as with any pharmaceutical application, the FDA could require additional trials as a condition to marketing approval which could delay the product release. An NDA was filed in March 2003. The FDA accepted the NDA for review in May 2003. For this product, we believe that FDA approval may take approximately 12 months from the filing of the NDA. However, during this review process additional questions or concerns may be raised by the FDA which also could delay the product release. During 2002, we licensed this product to USL. There is an existing nasal calcitonin product on the market. Since our end product would be similar to the currently existing product, we believe that it would not require extensive education and sales promotion by our partner. We believe that Fortical could be on the market as soon as 2004, assuming successful completion of the FDA approval process. It is also possible that our NDA could be challenged, thereby delaying our marketing efforts.

Our oral calcitonin and oral PTH products would utilize our peptide production process as well as our oral delivery system for peptides. These products are in development and would be on the market after our nasal calcitonin product. However, due to their earlier stages of development, we cannot estimate their possible approval or launch dates.

Strategy

Our business strategy is to develop proprietary products and processes with applications in human health care to generate revenues from license fees, royalties on third-party sales and direct sales of bulk or finished products. Generally, we fund our internal research activities and, due to our limited financial resources, intend to rely on licensees, which are likely to be established pharmaceutical companies, to provide development funding. We also generally expect to rely on these licensees to take responsibility for obtaining appropriate regulatory approvals, human testing, and marketing of products derived from our research activities. However, we may, in some cases, retain the responsibility for human testing and for obtaining the required regulatory approvals for a particular product.

•

GlaxoSmithKline License Agreement. In April 2002, we signed a $150 million licensing agreement with GSK to develop an oral formulation of an analog of PTH currently in preclinical development for the treatment of osteoporosis, of which an aggregate of $4 million in up-front and milestone payments has been received. Under the terms of the agreement, GSK received an exclusive worldwide license to develop and commercialize the product. In return, GSK made a $2 million up-front licensing fee payment and a $1 million licensing-related milestone payment to us in 2002. In addition, in January 2003 we received a $1 million milestone payment from GSK in acknowledgment of the performance demonstrated by our oral PTH formulation in animal studies. GSK could make additional milestone payments in the aggregate amount of $146 million subject to the progress of the compound through clinical development and through to the market. In addition, GSK will fund all development activities during the program, including our activities in the production of raw material for development and clinical supplies, and will pay us a royalty on its worldwide sales of the product. Through December 31, 2002, we have recognized an aggregate of $1,587,000 in revenue from our GSK development activities and $712,000 from the sale of bulk PTH under a separate supply agreement with GSK. The royalty rate will be increased if certain sales milestones are achieved. Revenue recognition of the up-front licensing fee and first milestone payment has been deferred over the estimated 15-year performance period of the license agreement. Revenue for the year ended December 31, 2002 includes the recognition of $150,000 of licensing revenue from GSK. In addition, for the six months ended June 30, 2003, we recognized an aggregate of $108,000 in revenue for our GSK development activities, $100,000 in licensing revenue and $1,166,000 from the sale of bulk PTH under a separate supply agreement. This agreement is subject to certain termination provisions. Either party may terminate the license agreement if the other party (i) materially breaches the license agreement, which breach is not cured within 60 days (or 30 days for a payment default), (ii) voluntarily files, or has served against it involuntarily, a petition in bankruptcy or insolvency, which, in the case of involuntary proceedings, remains undismissed for 60 days, or (iii) makes an assignment for the benefit of creditors. Additionally, GSK may terminate the license agreement (i) any time after one year from the effective date due to safety or efficacy concerns of the PTH product, significant increases in development timelines or costs, or significant changes in the osteoporosis market or in government regulations, or (ii) if we fail to fulfill certain obligations by a date certain, which obligations require the cooperation of third parties.

•	Upsher-Smith Laboratories License Agreement. In November 2002, we signed a $10 million exclusive U.S. licensing agreement with USL to market our patented nasal formulation of calcitonin for the treatment of osteoporosis. Under the terms of the agreement, we received an up-front payment of $3 million from USL and, in addition, will be eligible to receive milestone payments up to $7 million in the aggregate and royalty payments on product sales. We will be responsible for manufacturing the product and will sell finished calcitonin product to USL. USL will package the product and will distribute it nationwide. Revenue recognition of the up-front licensing fee has been deferred over the estimated 19-year performance period of the license agreement. Revenue for the year ended December 31, 2002 includes the recognition of $13,000 of licensing revenue from USL. In the second quarter of 2003, we received a $3,000,000 milestone payment from USL for the FDA’s acceptance for review of our nasal calcitonin NDA. This agreement may be terminated by either party by mutual agreement or due to a breach of any material provision of the agreement not cured within 60 days. We may terminate in the event of a net sales shortfall. In addition, USL may terminate the agreement under certain circumstances where USL assigns the agreement and we do not approve the assignment.

•	Chinese Joint Venture Agreement. In June 2000, we entered into a joint venture agreement with SPG, a pharmaceutical company in the People’s Republic of China, formally creating a contractual joint venture between the two entities. Upon approval of an official business license from the Chinese authorities, which we anticipate will follow the approval of the NDA, we expect that the resulting joint venture will manufacture and distribute injectable and nasal calcitonin products in China (and possibly, with our approval, other selected Asian markets) for the treatment of osteoporosis. We own 45% of the contractual joint venture and will have a 45% interest in the entity’s profits and losses. In the first phase of the collaboration, SPG will contribute its existing injectable calcitonin license to the joint venture, which will allow the entity to sell our product in China. The NDA in China for injectable and nasal calcitonin products was filed in the third quarter of 2003. Approvals of NDAs in China may require approximately 12-18 months. In addition, brief local human trials may be required. If the product is successful, the joint venture may establish a facility in China to fill injectable and nasal calcitonin products using bulk calcitonin supplied by us. Eventually the joint venture may manufacture bulk calcitonin in China at a new facility that would be constructed by it. This would require local financing by the joint venture. The existing joint venture began operations in March 2002; sales of the injectable calcitonin product began in April 2002. Initial sales will be used by the joint venture to offset startup costs. The existing joint venture’s net losses for the periods ended December 31, 2002 and June 30, 2003 were immaterial to our overall results of operations. Our investment in the existing joint venture has been immaterial to date.

•	Other License or Distribution Arrangements. In addition to the joint venture agreement with SPG, we have entered into distribution agreements for our nasal calcitonin product in Greece and for our injectable calcitonin product in the United Kingdom, Ireland and Israel. We continue to seek other licensing or distribution agreements with pharmaceutical companies for the oral, injectable and nasal calcitonin products as well as for other oral peptides. However, we may not be successful in our efforts to sign any additional revenue generating agreements and any new or existing agreements may not be successful in generating significant revenue.

Competition

Our primary business activity has been biotechnology research and development. Biotechnology research is highly competitive, particularly in the field of human health care. We compete with specialized biotechnology companies, major pharmaceutical and chemical companies, universities and other non-profit research organizations, many of which can devote considerably greater financial resources to research activities. We believe that one of our main competitors in the field of oral delivery of peptides is Emisphere Technologies, Inc. Novartis is our main competitor and the market-leader in the U.S. for a nasal calcitonin product. We currently have no products approved for sale in the U.S.

Our calcitonin and PTH products have potential applications in the treatment of osteoporosis. If we are successful in obtaining approval for any of these products, we would compete with major pharmaceutical companies. These competitors can devote considerably greater financial resources to these activities. Major companies with products in the field of osteoporosis include Novartis, Wyeth, Merck, Eli Lilly, Aventis and Procter and Gamble. We believe that we may be able to compete with these companies due to our collaborations with GSK and USL.

We believe that success in competing with others in the biotechnology industry will be based primarily upon scientific expertise and technological superiority. We also believe that success will be based on the ability to identify and to pursue scientifically feasible and commercially viable opportunities and to obtain proprietary protection for research achievements. Our success will further depend on our ability to obtain adequate funding and on developing, testing, protecting, producing and marketing products and obtaining their timely regulatory approval. We are always at risk that others may develop superior processes or products that would render our processes or products noncompetitive or obsolete.

Product Manufacture

We have been producing calcitonin since 1992. We constructed a cGMP facility for the production of calcitonin at leased premises located in Boonton, New Jersey. The facility began producing calcitonin under cGMP guidelines in 1996. The facility also produces our proprietary amidating enzyme for use in producing calcitonin as well as PTH. The current production level of the facility is approximately two kilograms of bulk calcitonin or PTH per year. We believe that our facility’s current capacity will be sufficient to launch Fortical. However, we are in the process of increasing yield and therefore batch size in order to increase our peptide production. The facility also contains a filling line to manufacture the finished nasal calcitonin product.

The facility can be modified to increase peptide production capacity. If we are successful in our efforts to commercialize a peptide product, we expect that we may incur additional expenditures to expand or upgrade our manufacturing operations. Although the facility currently is devoted primarily to calcitonin and PTH production, it also is suitable for producing other peptide products.

We are following conventional procedures to secure the approval of the facility by regulatory agencies to allow us to manufacture peptides for human use. European health authorities inspected the facility in connection with the filing of our injectable calcitonin dossier and found it to be in compliance with cGMP guidelines, and we have also passed an inspection recently conducted by the FDA. However, there is always the risk that our operations might not remain in compliance or that approval by other agencies will not be obtained.

Government Regulation

Our laboratory research, development and production activities and those of our collaborators are subject to significant regulation by numerous federal, state, local and foreign governmental authorities. FDA approval, following the successful completion of various animal and human studies, is required for the sale of a pharmaceutical product in the U.S. Foreign sales require similar studies and approval by regulatory agencies.

The regulatory approval process for a pharmaceutical product requires substantial resources and can take many years. There is always a risk that any additional regulatory approvals required for our production facility or for any of our products will not be obtained in a timely manner. Our inability to obtain, or delays in obtaining, these approvals would adversely affect our ability to continue to fund our programs, to produce marketable products, or to receive revenue from milestone payments, product sales or royalties. We also cannot predict the extent of any adverse governmental regulation that may arise from future legislative and administrative action.

The FDA or other regulatory agencies may audit our production facility to ensure that it is operating in compliance with cGMP guidelines. These guidelines require that production operations be conducted in strict compliance with our established rules for manufacturing and quality controls. These agencies are empowered to suspend production operations and/or product sales if, in their opinion, significant or repeated changes from these guidelines have occurred. A suspension by any of these agencies could have a material adverse impact on our operations.

Development and Licensing of a Nasal Calcitonin Product

A major pharmaceutical company received FDA approval in 1995 for the marketing of a nasally administered calcitonin product, which has substantially increased sales of calcitonin products in the U.S. During 1999, we completed preliminary human studies for our proprietary nasal calcitonin product. We filed a patent application for our nasal calcitonin product in February 2000 and the patent issued in August 2002. In January 2000, we filed an Investigational New Drug Application with the FDA to begin human testing of our nasal product as a treatment for osteoporosis. In February 2000, we began U.S. human studies. In December 2000, we successfully completed a human study demonstrating similar blood levels between our product and that of an existing nasal calcitonin product. We successfully completed a second human study which showed a rapid and persistent reduction in bone loss as measured by several accepted blood markers. A substance in the bloodstream that measures the rate of bone loss in the tested subjects decreased by an average of over 40% in the first month of the study, and that reduction was maintained throughout the three-month dosing period during which the measurements were taken. In addition, statistically significant increases in bone mineral density were shown at the spine and hip. In November 2002, we signed a $10 million exclusive U.S. licensing agreement with USL to market our patented nasal formulation of calcitonin for the treatment of osteoporosis. Under the terms of the agreement, we received an up-front payment of $3 million from USL and will be eligible to receive milestone payments and royalty payments on product sales. We will be responsible for manufacturing the product and, subject to FDA approval, will sell finished calcitonin product to USL. USL will package the product and will distribute it nationwide. However, we may not be successful in our efforts to obtain the approval of the FDA and other governmental entities for Fortical, or to manufacture and sell the product. It is also possible that another NDA holder could challenge our NDA and delay our marketing efforts. This agreement is subject to certain termination provisions. Revenue recognition of the up-front licensing fee has been deferred over the estimated 19-year performance period of the license agreement. Revenue for the year ended December 31, 2002 includes the recognition of $13,000 of licensing revenue from USL. In the second quarter of 2003, we received a $3,000,000 milestone payment from USL for the FDA’s acceptance for review of our nasal calcitonin NDA.

Development and Licensing of an Oral PTH Product

PTH is a natural peptide involved in the regulation of bone formation. A third-party has conducted studies with an analog of PTH demonstrating the ability to build new bone and has launched an injectable PTH product in the U.S. PTH is the first of a new class of bone building agents for the treatment of osteoporosis. It may ultimately be used in combination with other currently available osteoporosis drugs, which principally act to prevent further bone loss. Employing the same animal model that we used successfully to demonstrate the oral delivery of calcitonin, we were able to achieve significant blood levels of PTH in 2001. We believe that this achievement could allow for the development of a commercially viable oral product that can deliver therapeutic doses of PTH.

In April 2002, we signed a $150 million licensing agreement with GSK to develop an oral formulation of an analog of PTH currently in preclinical development for the treatment of osteoporosis, of which an aggregate of $4 million in up-front and milestone payments has been received. Under the terms of the agreement, GSK received an exclusive worldwide license to develop and commercialize the product. In return, GSK made a $2 million up-front licensing fee payment and a $1 million licensing-related milestone payment to us in 2002. In addition, in January 2003 we received a $1 million milestone payment from GSK in acknowledgment of the performance demonstrated by our oral PTH formulation in animal studies. GSK could make additional milestone payments in the aggregate amount of $146 million, subject to the progress of the compound through clinical development and through to the market. In addition, GSK will fund all development activities during the program, including our activities in the production of raw material for development and clinical supplies, and GSK will pay us a royalty on its worldwide sales of the product. Through December 31, 2002, we have recognized an aggregate of $1,587,000 in revenue for our GSK development activities and $712,000 from the sale of bulk PTH under a supply agreement. The royalty rate will be increased if certain sales milestones are achieved. Revenue recognition of the up-front licensing fee and first milestone payment has been deferred over the estimated 15-year performance period of the license agreement. However, we may not be successful in our efforts to obtain the approval of the FDA and other government entities for our oral PTH product or to manufacture and sell the product. This agreement is subject to certain termination provisions. Revenue for the year ended December 31, 2002 includes the recognition of $150,000 of licensing revenue from GSK. In addition, for the six months ended June 30, 2003, we recognized an aggregate of $108,000 in revenue for our GSK development activities, $100,000 in licensing revenue and $1,166,000 from the sale of bulk PTH under a separate supply agreement.

Regulatory Approval of Our Injectable Calcitonin Product

In January 1999, we received approval from the European Committee for Proprietary Medicinal Products, referred to as the CPMP, to market Forcaltonin®, our injectable calcitonin product, in all 15 member states of the European Union as a treatment for Paget’s disease and for hypercalcemia. The active ingredient for this product is manufactured at our facility. We began to market this product in Europe for these indications in 1999. Sales through 2002 have been insignificant. In 2001, we received an approval in Switzerland for our injectable calcitonin product that includes an osteoporosis indication. In November 2002, the CPMP completed its review of all calcitonin products currently marketed in the European Union, including all injectable and nasal formulations, and recommended revisions to and harmonization of the authorized indications for these products. Authorized indications for injectable calcitonin products will include the prevention of acute bone loss in men or women due to sudden immobilization (such as for patients with recent osteoporotic fractures) while nasal calcitonin products will be indicated for the treatment of established post-menopausal osteoporosis to prevent vertebral fractures. We received notification from European regulatory authorities granting an osteoporosis indication for Forcaltonin in June 2003.

Regulatory authorities in many non-European Union countries can reference the approved European Union or Swiss dossiers in order to reduce the requirements needed to obtain their national approvals for the products, which we believe could significantly reduce the registration requirements for injectable calcitonin in other countries, thereby speeding up product launch. We believe that our abbreviated clinical program, which was developed after consultation with the FDA, would be sufficient to satisfy approval requirements in the U.S. and other countries. Accordingly, we expect that the review process for our injectable calcitonin product in such countries may be shorter than that typically associated with a new drug submission for numerous reasons:

•	The active ingredient is structurally identical to and indistinguishable from the active ingredient in products already approved by many regulatory agencies;

•	The formulation is essentially similar to the formulations used in already approved products; and

•	The human trial program that was accepted by the FDA is relatively brief and involved small numbers of subjects. As a result, the amount of information that must be reviewed is far less than would have been compiled for the lengthier trials required for a typical new drug submission.

Development of our Oral Calcitonin Product

In December 1995 and January 1996, we successfully tested a proprietary calcitonin oral formulation in two separate human studies in the United Kingdom. These studies indicated that the majority of those who received oral calcitonin showed levels of the peptide in blood samples taken during the trial that were greater than the minimum levels generally regarded as being required for maximum medical benefit. We believe that these were the first studies to demonstrate that significant blood levels of calcitonin could be observed in humans following oral administration of the peptide. In April 1996, we successfully conducted a third pilot human study in the United Kingdom which used lower calcitonin dosages than in the prior two human trials. The results of this trial indicated that every test subject showed levels of the peptide in their blood samples that exceeded the minimum levels generally regarded as required for maximum medical benefit.

In July 1997, we entered into an agreement under which we granted to the Parke-Davis division of Warner-Lambert Company (which merged with Pfizer in June 2000), a worldwide license to make, use and sell oral calcitonin. Under this agreement, Pfizer had the ability to terminate the license if (1) a product containing calcitonin manufactured by Unigene was disapproved in the U.S. or Europe; (2) peak blood levels were too low; (3) the product was infeasible for scientific or technical reasons; (4) we were declared bankrupt or insolvent; (5) there was an uncured material breach; or (6) Pfizer could not meet at least 25% of its sales projections.

During 1999, together with Pfizer, we successfully concluded two pilot human studies using an oral calcitonin formulation manufactured by Warner-Lambert. Both studies showed significant measurable blood levels of calcitonin. In December 1999, Warner-Lambert filed an Investigational NDA with the FDA for the conduct of human trials in the U.S. of our oral calcitonin product as a treatment for osteoporosis. Pfizer began a Phase I/II human study in April 2000 and patient dosing for this study was completed in December 2000. Pfizer analyzed the results of the study and informed us in March 2001 that the study did not achieve Pfizer’s desired results related to the measurement of bone marker activity. Pfizer terminated the license agreement for scientific reasons citing this conclusion. We believe that this study, in which an FDA approved product, nasal calcitonin, also did not work and which produced results contrary to many published studies, was not capable of determining the performance of our oral calcitonin product. We also believe that the results would have been more favorable if patients in the study had received calcium supplementation, in addition to the calcitonin. Therefore, we intend to continue the development of our oral calcitonin product as a treatment for osteoporosis, and we are seeking licensees for this product in the U.S. and other countries. In addition, due to the termination of the Pfizer agreement, we no longer have restrictions on selling bulk calcitonin and rights to all technologies and information developed in the course of the collaboration have reverted to us. There are no continuing commitments to Pfizer.

We have filed patent applications for our oral formulation in the U.S. and in numerous foreign countries. In 1999, we received a U.S. patent for our basic technology covering the oral delivery of calcitonin for the treatment of osteoporosis. In 2000, we received a U.S. patent extending this protection to the oral delivery of other peptides.

There are risks that we will not be successful in licensing this product, that a safe and effective oral product will not be developed, that we will not be successful in obtaining regulatory approval of an oral calcitonin product, and that we will not succeed in developing, producing or marketing an oral calcitonin product.

Patents and Proprietary Technology

We have filed a number of applications for U.S. patents relating to our proprietary peptide manufacturing process and our delivery technologies. Our most important U.S. manufacturing and delivery patents expire from 2016 to 2021. To date, the following ten U.S. patents have issued:

•	a patent covering Immunization By Immunogenic Implant, a method for producing antibodies for developing diagnostic medical tests;

•	three patents related to the Alpha-Amidation Enzyme and its use in manufacturing peptides;

•	three patents covering improvements in our manufacturing technology;

•	two patents covering oral delivery of peptides;

•	a patent covering our nasal calcitonin formulation.

We believe that our manufacturing patents give us a competitive advantage in producing peptides cost-effectively and in large quantities, because they cover a highly efficient bacterial fermentation process for producing peptides.

We believe that our oral delivery patents give us a competitive advantage in enabling us to develop peptide products in oral forms, because they cover a process allowing delivery of significant quantities of peptides into the bloodstream. Peptides are small proteins that get broken down in the digestive system. Almost all commercial peptide products are currently available only in injectable or nasal spray formulations.

We also believe that our nasal formulation patent gives us a competitive advantage by enabling us to deliver the desired amount of calcitonin without requiring the presence of compounds that have been shown to cause irritation to the lining of the nasal cavity.

We believe that the greatest competitive advantage of our manufacturing and oral delivery patent estates is realized through the combination of both technologies. To successfully commercialize an oral peptide product, an efficient manufacturing process is necessary, because oral delivery systems are typically less efficient than injectable or nasal spray products. Reduced efficiency requires an increase in the amount of active pharmaceutical ingredient in each dose. Therefore, an efficient manufacturing process is needed to cost-effectively manufacture the increased quantities that are necessary and to make a product that is commercially viable.

We believe that our manufacturing and delivery patent estates provide both a current and anticipated advantage. Currently, the patent estates protect our intellectual property rights in the development of our manufacturing and nasal and oral delivery processes. In the future, we expect that the patent estates will give us a competitive advantage in commercializing our products.

Other applications are pending. We also have made filings in selected foreign countries, and thirty-four foreign patents have issued. However, our pending applications may not issue as patents and our issued patents may not provide us with significant competitive advantages. Furthermore, our competitors may independently develop or obtain similar or superior technologies.

Although we believe our patents and patent applications are valid, the invalidity or unenforceability of one or more of our key patents could have a significant adverse effect upon our business. Detecting and proving infringement generally is more difficult with process patents than with product patents. In addition, a process patent’s value is diminished if others have patented the product that can be produced using the process. Under these circumstances, we would require the cooperation of, and likely be required to share royalties with, the product patent holder or its sublicensees in order to make and sell the product. In addition, the patent holder can refuse to license the product to us.

In some cases, we rely on trade secrets to protect our inventions. Our policy is to include confidentiality provisions in all research contracts, joint development agreements and consulting relationships that provide access to our trade secrets and other know-how. However, there is a risk that these secrecy obligations could be breached, causing us harm. To the extent licensees, consultants or other third parties apply technological information independently developed by them or by others to our projects, disputes may arise as to the ownership rights to information, which may not be resolved in our favor.

Employees

As of September 30, 2003 we had 63 full-time employees. Twenty were engaged in research, development and regulatory activities, 31 were engaged in production activities and 12 were engaged in general and administrative functions. Nine of our employees hold Ph.D. degrees. Our employees are experts in molecular biology, including DNA cloning, synthesis, sequencing and expression; protein chemistry, including purification, amino acid analysis, synthesis and sequencing of proteins; immunology, including tissue culture, monoclonal and polyclonal antibody production and immunoassay development; chemical engineering; pharmaceutical production; quality assurance; and quality control. None of our employees is covered by a collective bargaining agreement. Warren P. Levy, President and Ronald S. Levy, Executive Vice President, both executive officers and directors, have signed employment agreements with us.

Research and Development

We have established a multi-disciplinary research team to adapt proprietary amidation, biological production and oral and nasal delivery technologies to the development of proprietary products and processes. Approximately 83% of our employees are directly engaged in activities relating to production of, regulatory compliance for, and the research and development of pharmaceutical products. We spent $8.1 million on research activities in 2002, $9.1 million in 2001, and $11.5 million in 2000.

Properties

We own a one-story office and laboratory facility consisting of approximately 12,500 square feet. The facility is located on a 2.2 acre site in Fairfield, New Jersey.

Our 32,000 square foot cGMP production facility, of which 20,000 square feet are currently being used for the production of calcitonin and PTH and can be used for the production of other peptides, was constructed in a building located in Boonton, New Jersey. We lease the facility under a lease which began in February 1994. The current lease was renewed in May 2003 and now expires in 2014. We have a 10-year renewal option under the lease, as well as an option to purchase the facility.

Legal Proceedings

In July 2000, Reseau de Voyage Sterling, Inc., the plaintiff, filed suit against us in the Supreme Court of the State of New York. We removed this case to the U.S. District Court for the Southern District of New York. The plaintiff, which purchased from a third party a warrant to purchase one million shares of Unigene common stock, alleges that we breached a verbal agreement with the plaintiff to extend the term of the warrant beyond its expiration date. The plaintiff was seeking damages of not less than $2 million. Following discovery, we moved for summary judgment. On March 30, 2003, the Court accepted the report and recommendation of the magistrate judge and granted our motion for summary judgment. The plaintiff did not appeal the case within the time permitted.

On July 16, 2003, we were named in a lawsuit filed in the Superior Court of the District of Columbia by Covington and Burling, our former attorneys. Service of process in the case was concluded on August 5, 2003, and we responded to the suit on August 25, 2003. Covington and Burling alleges that we failed to pay certain statements rendered by the law firm for legal services and costs advanced and that we failed to pay the principal and interest on two promissory notes executed by us in favor of the law firm. Covington and Burling seeks damages in the amount of $918,209, which amount has been accrued, plus interest and counsel fees. We are seeking to settle this matter.

Management

Executive Officers and Directors

The following table sets forth information regarding Unigene’s executive officers and directors:

Name	Age	Position
Warren P. Levy (1)	51	President, Chief Executive Officer, and Director
Ronald S. Levy (1)	55	Executive Vice President, Secretary, and Director
Jay Levy (1)	80	Chairman of the Board and Treasurer
James P. Gilligan	51	Vice President of Product Development
J. Thomas August	76	Director of Research and Director
Thomas A. Picone	49	Director
Allen Bloom	60	Director

(1)	Dr. Warren P. Levy and Dr. Ronald S. Levy are brothers and are the sons of Mr. Jay Levy.

Each executive officer’s term of office continues until the first meeting of the Board of Directors following the annual meeting of stockholders and until the election and qualification of his successor. All officers serve at the discretion of the Board of Directors.

Warren P. Levy. Dr. Warren P. Levy, a founder of Unigene, has served as President and Chief Executive Officer, and as a director, since our formation in November 1980. Dr. Levy holds a Ph.D. in biochemistry and molecular biology from Northwestern University and a bachelor’s degree in chemistry from the Massachusetts Institute of Technology.

Ronald S. Levy. Dr. Ronald S. Levy, a founder of Unigene, has served as a director since our formation in November 1980, as Executive Vice President since April 1999, and as Secretary since May 1986. Dr. Levy served as Vice President from November 1980 through March 1999. Dr. Levy holds a Ph.D. in bioinorganic chemistry from Pennsylvania State University and a bachelor’s degree in chemistry from Rutgers University.

Jay Levy. Mr. Jay Levy, a founder of Unigene, has served as the Chairman of the Board of Directors and as Treasurer since our formation in November 1980. He served as Secretary from 1980 to May 1986. He holds a B.B.A. degree from City College of New York and has more than 25 years of progressively responsible experience leading to senior accounting and financial management positions with several internationally known manufacturing corporations. Mr. Levy is a part-time employee of Unigene and devotes approximately 15% of his time to Unigene. From 1985 through February 1991, he served as the principal financial advisor to the Estate of Nathan Cummings and its principal beneficiary, The Nathan Cummings Foundation, Inc., a large charitable foundation. From 1968 through 1985, he performed similar services for the late Nathan Cummings, a noted industrialist and philanthropist.

James P. Gilligan. Dr. James P. Gilligan has been employed by Unigene since 1981 and has served as Vice President of Product Development since April 1999. From February 1995 to March 1999, he served as Director of Product Development. Dr. Gilligan holds a Ph.D. in pharmacology from the University of Connecticut and a Masters of International Business from Seton Hall University.

J. Thomas August. Dr. J. Thomas August is a Distinguished Service Professor of the Departments of Oncology, Pharmacology and Molecular Sciences at the Johns Hopkins University School of Medicine, where he has been employed since 1976. He is also Director, Johns Hopkins Singapore Biomedical Centre. Dr. August has served as Unigene’s Director of Research since 1990. He serves on the Board of Directors of Bioqual, Inc., Aarmedis, Inc. and the Foundation for Comparative and Conservation Biology, and is also a consultant for various biotechnology and medical companies. Dr. August received his medical degree from Stanford University School of Medicine.

Thomas A. Picone. Dr. Thomas A. Picone is currently Vice President, Global Licensing at Pharmacia Corporation where he has been employed since 1999. For the 18 years prior thereto, he was employed in increasing capacities at Abbott Laboratories culminating in his position as Director, Business Development. Dr. Picone holds a Doctor of Biochemistry degree from the University of Connecticut and a Master of Science, Neuroscience degree from the University of Hartford.

Allen Bloom. Dr. Allen Bloom, a patent attorney, has been a partner at Dechert LLP, a law firm, since 1994 where he is Co-Chair of the Intellectual Property Group and heads the patent practice group which focuses on biotechnology, pharmaceuticals and medical devices. For the nine years prior thereto, he was Vice President, General Counsel and Secretary of The Liposome Company, Inc., a biotechnology company. His responsibilities there included patent, regulatory and licensing activities. He is also a director of Cytogen Corporation. Dr. Bloom holds a Ph.D. in Organic Chemistry from Iowa State University, a J.D. degree from New York Law School and a B.S. in Chemistry from Brooklyn College.

Committees of the Board of Directors

The Board of Directors performs several important functions through committees. These committees are made up of members of the Board of Directors. Unigene’s by-laws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. The Board has the following four standing committees. The Board does not have a standing nominating committee.

Audit Committee. The responsibilities of the Audit Committee include annually recommending a firm of independent public accountants to the Board to act as our auditors, reviewing the scope of the annual audit with the auditors in advance, and reviewing the results of the audit and the adequacy of our accounting, financial and operating controls. The Audit Committee also reviews our accounting and reporting principles, policies and practices; and approves fees paid to the auditors for audit and non-audit services. The current members of the Audit Committee are Messrs. Bloom, Picone and August. Unigene’s Board of Directors is aware that it does not have an audit committee financial expert serving on its audit committee. Unigene does not have a financial expert because none of its outside directors possess the attributes specified to qualify an individual as a “financial expert” according to the SEC’s description of a “financial expert.”

Compensation Committee. The responsibilities of the Compensation Committee include reviewing and approving the compensation, including salaries and bonuses, of our officers. The Compensation Committee also oversees the administration of our 401(k) plan, reviews and approves general benefits and compensation strategies, and approves the Compensation Committee report included in the Company’s proxy statement. The current members of the Compensation Committee are Messrs. J. Levy, Bloom, Picone and August.

Stock Option Committee (Employee Stock Option Plans). The Stock Option Committee for the employee stock option plans, subject to the limitations of the plans, selects the employees to be granted options, fixes the number of shares to be covered by each option grant, and determines the exercise price and other terms and conditions of each option. The current members of this Committee are Messrs. Bloom, Picone and August.

Stock Option Committee (Directors Stock Option Plan). The Stock Option Committee for the Directors Stock Option Plan, subject to the limitations of the plan, interprets the plan and makes all determinations necessary for the plan’s administration. The current members of this Stock Option Committee are Messrs. Jay Levy, Warren Levy and Ronald Levy.

Director Compensation

Directors who are not employees receive an annual retainer of $8,000 as well as a fee of $1,000 for each Board of Directors meeting attended. Allen Bloom and J. Thomas August were the current directors who received such fees in 2002. Board members earn additional compensation for service on the Audit Committee as follows: $500 per

Audit Committee conference call, $1,000 per meeting of the Audit Committee if such meeting is convened solely to transact Audit Committee business, or $500 per meeting if such meeting is convened on a date or in conjunction with other activities of the Company or its Board of Directors or other committees for purposes in addition to Audit Committee business. The Chairman of the Audit Committee receives 115% of the aforementioned fees.

At the 1999 Annual Meeting, the stockholders approved a new Directors Stock Option Plan, or the 1999 Plan, to replace the 1994 Outside Directors Stock Option Plan, or the 1994 Plan. Under the 1999 Plan, each person elected to the Board of Directors who is not an employee receives, on the date of his initial election, an option to purchase 21,000 shares of Common Stock, known as an Initial Option. On May 1st of each year, each non-employee director receives an option to purchase 10,000 shares of Common Stock if he has served as a non-employee director for at least six months prior to the May 1st grant date, known as an Additional Option. Each option granted under the 1999 Plan has a ten-year term and an exercise price equal to the market price of the Common Stock on the date of the grant. Each Initial Option vests in equal installments of 1/3 over a period of three years, commencing on the date of the grant and each Additional Option vests in its entirety on the first anniversary of the grant.

All options become exercisable upon the vesting thereof, and remain exercisable for the remaining term of the option, unless the director’s service as a non-employee director terminates prior to the expiration of the term. If the grantee’s service as a director terminates prior to the expiration of the option, the option will remain exercisable for a 90-day period following termination of service, except (i) if a non-employee director resigns due to disability, the option will remain exercisable for 180 days following termination, and (ii) if a non-employee director dies while serving as a director, or within 90 days following termination of service (180 days in the case of disability), the option will remain exercisable for 180 days following the person’s death. After such period, the option will terminate and cease to be exercisable. Under the 1999 Plan, Allen Bloom has received options to purchase 50,000 shares of Common Stock, J. Thomas August has received options to purchase 41,000 shares of Common Stock and Thomas Picone has received options to purchase 21,000 shares of Common Stock.

Under the 1994 Plan, each person who was an outside director at the time of the adoption of the 1994 Plan was granted, and each person who subsequently is elected as an outside director is granted, a 10-year option to purchase 30,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of the grant. The options vest in equal increments over the three-year period following the grant. If the recipient’s service as a director terminates, the option will expire three months after the date of such termination. Under the 1994 Plan, Allen Bloom has received a grant of options to purchase 30,000 shares.

On December 5, 2001, the Board of Directors granted stock options to the entire Board of Directors as follows:

Jay Levy	300,000
Allen Bloom	150,000
J. Thomas August	120,000
Bruce S. Morra (retired)	120,000
Warren P. Levy	100,000
Ronald S. Levy	100,000

The exercise price of these options is $.47 per share, the closing stock price on December 5, 2001. These 10-year options vested 10% on December 5, 2001 and 30% on each of June 5, 2002, December 5, 2002 and June 5, 2003. For the stock options granted to Allen Bloom and J. Thomas August, upon termination of their status as director, their time to exercise after termination will be based upon tenure as follows:

Tenure as Director	Time Period after Termination to Exercise
Up to 1 year	90 days
Greater than 1 and up to 3 years	180 days
Greater than 3 and up to 5 years	1 year
Greater than 5 years	2 years

For the stock options granted to Jay Levy, Warren Levy and Ronald Levy, in the event of termination, the option holder has three months to exercise their options.

Employment Agreements

Unigene entered into an employment agreement, effective January 1, 2000, with Dr. Warren P. Levy for an initial term of two years. Pursuant to the agreement, Dr. Levy will serve as President and Chief Executive Officer of the Company at an annual salary of $160,000 for the initial year of the agreement. Salary increases beyond the first year are at the discretion of the Compensation Committee. Dr. Levy’s salary was increased to $180,000 effective February 10, 2003.

Unigene entered into an employment agreement, effective January 1, 2000, with Dr. Ronald S. Levy for an initial term of two years. Pursuant to the agreement, Dr. Levy will serve as Executive Vice President of the Company at an annual salary of $155,000 for the initial year of the agreement. Salary increases beyond the first year are at the discretion of the Compensation Committee. Dr. Levy’s salary was increased to $175,000 effective February 10, 2003.

Each agreement provides that, after the initial two-year term, the agreement will be renewed on a year-to-year basis unless either party notifies the other of the desire not to renew the agreement no later than three months prior to the scheduled termination date. Each agreement also provides that, upon (a) termination of the employment of the executive by Unigene without cause or (b) resignation of the executive for good reason (which is defined to mean a change of control of Unigene or a material diminution of the executive’s responsibilities without his consent), Unigene will make a lump-sum severance payment to the executive equal to (i) the salary that the executive would have earned for the remaining term of this agreement, if the remaining term (either the initial term or as extended) is more than one year or (ii) the executive’s then-current annual salary, if the remaining term of the agreement (either the initial term or as extended) is one year or less.

Compensation Committee Interlocks and Insider Participation

Executive compensation for 2003 was determined by the Compensation Committee consisting of Jay Levy, J. Thomas August, Bruce S. Morra (retired), and Allen Bloom.

Three of the six member Board of Directors, Warren P. Levy, Ronald S. Levy and Jay Levy, are executive officers of the Company. Jay Levy is the father of Warren and Ronald Levy.

To satisfy Unigene’s short-term liquidity needs, Jay Levy, the Chairman of the Board and an officer of Unigene, and Warren P. Levy and Ronald S. Levy, directors and officers of Unigene, and another Levy family member from time to time have made loans to Unigene. During 2002, Jay Levy made demand loans to Unigene in the aggregate principal amount of $700,000. Unigene repaid $180,000 in loans to Jay Levy in May 2002, and repaid an additional $100,000 in loans in January 2003. Unigene has not made principal and interest payments on certain loans when due. However, the Levys waived all default provisions including additional interest penalties due under these loans through December 31, 2000. Beginning January 1, 2001, interest on loans that originated through March 4, 2001 increased an additional 5% per year and is calculated on both past due principal and interest. This additional interest was approximately $564,000, and total interest expense on all Levy loans was approximately $1,240,000 for 2002. As of December 31, 2002, total accrued interest on all Levy loans was approximately $3,248,000 and the outstanding loans by these individuals to Unigene, classified as short-term debt, totaled $11,373,323 and consist of:

•	Loans from Jay Levy in the aggregate principal amount of $3,285,000, which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (10.75% at December 31, 2002) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. These loans are secured by a security interest in Unigene’s equipment and real property. Accrued interest on these loans at December 31, 2002 was approximately $1,624,000.

•	Loans from Jay Levy in the aggregate principal amount of $1,870,000 evidenced by term notes which matured January 2002, and bearing interest at the fixed rate of 11% per year. These loans were originally at 6%. These loans are secured by a security interest in Unigene’s equipment and real property. The terms of the notes required Unigene to make installment payments of principal and interest beginning in October 1999 and ending in January 2002 in an aggregate amount of $72,426 per month. No installment payments have been made to date. Accrued interest on these loans at December 31, 2002 was approximately $661,000.

•	Loans from Jay Levy in the aggregate principal amount of $5,700,000 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus .25%, (5.75% at December 31, 2002) and are classified as short-term debt and which are secured by a security interest in certain of our patents. Accrued interest on these loans at December 31, 2002 was approximately $495,000.

•	Loans from Warren P. Levy in the aggregate principal amount of $260,000 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (10.75% at December 31, 2002) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. An additional loan in the amount of $5,000 bears interest at the Merrill Lynch Loan Rate plus .25% (5.75% at December 31, 2002) and is classified as short-term debt. These loans are secured by a security interest in Unigene’s equipment and real property. Accrued interest on these loans at December 31, 2002 was approximately $236,000.

•	Loans from Ronald S. Levy in the aggregate principal amount of $248,323 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (10.75% at December 31, 2002) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. An additional loan in the amount of $5,000 bears interest at the Merrill Lynch Margin Loan Rate plus .25% (5.75% at December 31, 2002) and is classified as short-term debt. These loans are secured by a security interest in Unigene’s equipment and real property. Accrued interest on these loans at December 31, 2002 was approximately $232,000.

One of our directors is a partner in a law firm that we have engaged for legal services. In 2002, we incurred an aggregate of $472,000 in legal fees with this firm ($11,432 in 2001). In addition, one of our directors serves as our Research Director, receiving $73,500 in annual compensation in both 2002 and 2001.

No member of the Compensation Committee had a relationship that requires disclosure under Item 402(j)(3) of Regulation S-K.

Report Of The Board Of Directors On 2002 Executive Compensation

The entire Board of Directors was responsible for determining the 2002 compensation of the three executive officers of the Company. This Report describes the policies and other considerations used by the Board of Directors in establishing such compensation.

The members of the Board of Directors are familiar with various forms and types of remuneration from reports of other public corporations and their own business experience.

The Board of Directors has determined that, because the Company was still in a research and preproduction phase in 2002, compensation for 2002 for executive officers could not be related primarily to the performance of the Company’s stock or to the annual profit performance of the Company. A primary consideration for the compensation of an executive officer of the Company is his leadership effort in the development of proprietary products and processes, and in planning for future growth and profitability. Other significant factors considered by the Board of Directors in determining executive officers’ compensation were salaries paid by other public companies in the health-care related biotechnology field to comparable officers, the duties and responsibilities of the executive officers in the past and as projected, their past performance and commitment to the Company, and incentives for future performance, although no specific weighting was allocated to any of these considerations. The executive officers were also consulted with respect to their compensation and their plans for compensation for other personnel in order to coordinate all compensation policies of the Company. These factors were used to determine compensation for the executives under their employment agreements. See “Employment Agreements.”

The compensation for the Chief Executive Officer for 2002 was based on the same policies and considerations set forth above for executive officers generally.

Warren P. Levy

Ronald S. Levy

Jay Levy

Allen Bloom

J. Thomas August

Bruce S. Morra (retired)

Executive Compensation

The following table sets forth, for the years 2002, 2001 and 2000, compensation paid to the Chief Executive Officer of the Company and to each other executive officer whose compensation in 2002 exceeded $100,000, for services rendered by such executive officers in all capacities in which they served:

Summary Compensation Table

Long-Term Compensation
	Annual Compensation				Awards	Payouts
Name and Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)(2)	Restricted Stock Awards($)	Options/ SARs(#)	LTIP Payouts($)	All Other Compensation($) (1)
Warren P. Levy President, Chief Executive Officer	2002 2001 2000	$161,446 161,280 160,175	$1,600 0 0	$0 0 0	$0 0 0	0 100,000 0	$0 0 0	$13,932 13,932 13,902

Ronald S. Levy Executive Vice President	2002 2001 2000	156,716 156,626 155,260	1,550 0 0	0 0 0	0 0 0	0 100,000 0	0 0 0	16,872 16,872 16,864

James P. Gilligan Vice President	2002 2001 2000	153,179 141,832 148,034	1,450 0 0	4,183 6,692 7,615	0 0 0	0 120,000 0	0 0 0	0 0 0

(1)	Represents premium we paid on executive split-dollar life insurance.
(2)	Represents reimbursement for unused vacation days.

Aggregated Option Exercises and Year-End Option Values

The following table sets forth information as to the exercises of options during the year ended December 31, 2002, and the number and value of unexercised options held as of December 31, 2002, by each of the executive officers named in the Summary Compensation Table:

	Exercise during the Fiscal Year		Shares Underlying Unexercised Options		Value of Unexercised In-the-Money Options(1)
Name	Number of Shares Acquired	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Warren P. Levy	0	$0	70,000	30,000	0	0
Dr. Ronald S. Levy	0	0	70,000	30,000	0	0
Dr. James P. Gilligan	0	0	474,000	30,000	0	0

(1)	Based upon a closing price of $0.39 on December 31, 2002.

Shareholder Return Performance Presentation

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock to the cumulative total return of the NASDAQ Market Index and of a peer group index determined by Standard Industrial Classification (SIC) code.

[GRAPHIC – GRAPH PLOTTED TO POINTS IN CHART BELOW]

COMPARISON OF CUMULATIVE TOTAL RETURN

OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

FISCAL YEAR ENDING

COMPANY/INDEX/MARKET	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002
Unigene Laboratories, Inc.	100.00	45.24	21.71	58.33	24.76	14.86

Commercial Physical Research	100.00	109.77	148.45	186.63	159.82	94.63

NASDAQ Market Index	100.00	141.04	248.76	156.35	124.64	86.94

Assumes $100 Invested on January 1, 1998

Assumes Dividends Reinvested

Fiscal Years Ending December 31.

The industry index chosen was:

SIC Code 8731 - Commercial Physical & Biological Research

The Broad Market index chosen was:

NASDAQ Market Index

Principal Stockholders

The following table shows information as of October 9, 2003, concerning the beneficial ownership of Unigene common stock by each of Unigene’s directors, each executive officer of Unigene listed in the Summary Compensation Table, and all directors and executive officers of Unigene as a group and each other person known by Unigene to be the beneficial owner of more than 5% of Unigene’s common stock.

The ownership percentages listed on the table are based on 68,444,895 shares of Unigene common stock outstanding as of October 9, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. A person generally is deemed to be the beneficial owner of shares over which he has either voting or investment power. Shares underlying options that are currently exercisable, or that will become exercisable within 60 days, are deemed to be beneficially owned by the person holding the options, and are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of that person, but are not considered to be outstanding for the purpose of computing the ownership percentage of any other person.

Except as otherwise noted, the persons and the group identified in the table have sole voting and sole investment power with respect to all the shares of Unigene common stock shown as beneficially owned by them. Except as otherwise indicated, the address of each beneficial owner listed below is c/o Unigene Laboratories, Inc., 110 Little Falls Road, Fairfield, New Jersey 07004.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Fusion Capital Fund II, LLC 222 Merchandise Mart Plaza Chicago, IL 60654	4,500,000	(1)	6.3%

Warren P. Levy	2,080,545	(2)(3)	3.0%
Ronald S. Levy	2,095,545	(2)(4)	3.1%
Jay Levy	893,095	(5)	1.3%
James P. Gilligan	529,660	(6)	*
Allen Bloom	221,000	(7)	*
J. Thomas August	156,552	(8)	*
Officers and Directors as a Group (7 persons)	5,776,397	(2)(9)	8.3%

*	Less than one percent.
(1)	Includes 1,000,000 shares of common stock that Fusion will receive as a commitment fee for the new Fusion transaction and 1,500,000 shares that Fusion has the right to acquire upon the exercise of warrants.
(2)	Includes 200,000 shares of Common Stock held in a family trust over on which Warren P. Levy and Ronald S. Levy in their capacity as trustees share voting and dispositive power.
(3)	Includes 100,000 shares of Unigene Common Stock that Warren P. Levy has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.
(4)	Includes 100,000 shares of Unigene Common Stock that Ronald S. Levy has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.

(5)	Includes 370,000 shares of Common Stock that Jay Levy has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(6)	Includes 510,000 shares of Common Stock that James P. Gilligan has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(7)	Includes 220,000 shares of Common Stock that Allen Bloom has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(8)	Includes 144,000 shares of Common Stock that J. Thomas August has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.
(9)	Includes an aggregate of 1,444,000 shares of Common Stock that such persons have the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share. As of September 30, 2003 there were 67,444,895 shares of common stock outstanding and held of record by approximately 549 stockholders.

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting for the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available therefor. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, the holders of common stock then outstanding are entitled to share ratably in our assets remaining after the payment of liabilities. All shares of common stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and nonassessable.

On December 30, 2002, pursuant to a rights agreement, we distributed common stock purchase rights to shareholders of record as a dividend at the rate of one right for each share of common stock. Each right entitles the holder to purchase from us one ten-thousandth of a share of common stock at an exercise price of $4.00 per right. Initially the rights are attached to the common stock and are not exercisable.

The rights become exercisable and will separate from the common stock:

•	ten calendar days after a person or group acquires beneficial ownership of fifteen percent or more of our common stock, or

•	ten business days (or a later date following such announcement as determined by our Board of Directors) after the announcement of a tender offer or an exchange offer to acquire fifteen percent or more of our outstanding common stock.

The rights are redeemable for $.00001 per right at the option of the Board of Directors at any time prior to the close of business on the tenth calendar day after a person or group acquires beneficial ownership of fifteen percent or more of our common stock. If not redeemed, the rights will expire on December 30, 2012. Prior to the date upon which the rights would become exercisable under the rights agreement, our outstanding stock certificates will represent both the shares of common stock and the rights, and the rights will trade only with the shares of common stock.

Generally, if the rights become exercisable, then each stockholder, other than the stockholder whose acquisition has caused the rights to become exercisable, is entitled to purchase, for the exercise price, that number of shares of common stock that, at the time of the transaction, will have a market value of two times the exercise price of the rights. In addition, if, after the rights become exercisable, we are acquired in a merger or other business combination, or fifty percent or more of our assets, cash flow or earning power are sold, each right will entitle the holder to purchase, at the exercise price of the rights, that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of two times the exercise price of the rights.

The rights plan is intended to improve the ability of our Board of Directors to protect the interests of Unigene and our stockholders in the event of an unsolicited proposal to acquire a significant interest in Unigene.

THE FUSION TRANSACTION

General

On October 9, 2003, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC under which Fusion agreed to purchase, subject to Unigene’s right to reduce or suspend these purchases, on each trading day during the term of the agreement, $30,000 of our common stock up to an aggregate of $15 million. The $15.0 million of common stock can be purchased over a 25 month period subject to earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.20 per share.

We have authorized the issuance of up to 10,000,000 shares of our common stock to Fusion Capital under the common stock purchase agreement, all of which we have registered, consisting of 1 million shares of our common stock to be issued as a commitment fee, 500,000 shares of our common stock to be issued upon the exercise of a warrant to be issued as a commitment fee and up to 8,500,000 shares of our common stock that Fusion may purchase from us pursuant to the common stock purchase agreement.

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the common stock purchase agreement, on each trading day Fusion is obligated to purchase a specified dollar amount of our common stock provided the price of our common stock exceeds the minimum purchase price. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion at any time, each as described below, Fusion shall purchase on each trading day during the term of the agreement $30,000 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $30,000 unless our stock price exceeds $.80 per share for five consecutive trading days and provided that the closing sale price of our stock remains at least $.80. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of purchase by Fusion.

The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing sale price is used to compute the purchase price. Fusion may not purchase shares of our common stock under the common stock purchase agreement if Fusion, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion. However, even though Fusion may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion is still obligated to pay to us $30,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion would acquire such additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion will ever reach the 9.9% limitation.

The following table sets forth the amount of proceeds we would receive from Fusion from the sale of shares of our common stock offered by this prospectus at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Issued if Full Purchase	Percentage Outstanding After Giving Effect to the Issuance to Fusion (1)	Proceeds from the Sale of 8,500,000 Shares to Fusion Under the Common Stock Purchase Agreement
$0.40	8,500,000	11.0%	$3,400,000
$0.60	8,500,000	11.0%	$5,100,000
$0.74(2)	8,500,000	11.0%	$6,290,000
$1.00	8,500,000	11.0%	$8,500,000
$1.50	8,500,000	11.0%	$12,750,000
$2.00	7,500,000	9.9%	$15,000,000

(1)	Based on 67,444,895 shares outstanding as of September 30, 2003, plus 1,000,000 shares of common stock to be issued to Fusion as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column. Excludes 500,000 shares of common stock underlying warrants to be issued to Fusion as a commitment fee.
(2)	Closing sale price of our common stock on September 30, 2003.

Minimum Purchase Price

We have the right to set a minimum purchase price, referred to as the floor price, at any time. Currently, the floor price is $0.50. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion. However, the floor price cannot be less than $0.20. Fusion shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price is less than the then applicable floor price.

Our Right To Suspend Purchases

We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day’s notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

Our Right To Increase and Decrease the Daily Purchase Amount

Under the common stock purchase agreement Fusion has agreed to purchase on each trading day during the 25 month term of the agreement, $30,000 of our common stock or an aggregate of $15.0 million. We have the unconditional right to decrease the daily amount to be purchased by Fusion at any time for any reason effective upon one trading day’s notice. We also have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.10 increase in Threshold Price above $0.70, we shall have the right to increase the daily purchase amount by up to an additional $7,500. For example, if the Threshold Price is $1.00 we would have the right to increase the daily purchase amount to up to an aggregate of $52,500. The “Threshold Price” is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion to increase the daily purchase amount. This notice becomes effective five trading days after receipt by Fusion. If at any time during any trading day the sale price of our common stock is below the Threshold Price, the applicable increase in the daily purchase amount will be void.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion terminating the common stock purchase agreement. Such notice shall be effective one trading day after Fusion receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on our Shareholders

All shares registered in this offering will be freely tradable. It is anticipated that any shares sold to Fusion that are registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion may ultimately purchase some or all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion and (3) terminate the common stock purchase agreement.

No Short-Selling or Hedging by Fusion

Fusion has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Events of Default

Generally, Fusion may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

•	the effectiveness of the registration statement of which this prospectus is a part lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten consecutive trading days or for more than an aggregate of thirty trading days in any 365-day period;

•	suspension by the OTC Bulletin Board of our common stock from trading for a period of three consecutive trading days;

•	the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq National Small Cap Market, the New York Stock Exchange or the American Stock Exchange;

•	the transfer agent’s failure for five trading days to issue to Fusion shares of our common stock which Fusion is entitled to under the common stock purchase agreement;

•	any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

•	a default by us of any payment obligation in excess of $1.0 million; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Commitment Shares Issued to Fusion

Under the terms of the common stock purchase agreement Fusion has received 1,000,000 shares of our common stock as a commitment fee and warrants to purchase 500,000 shares of our common stock, exercisable at $.90 per share. The warrants are exercisable for a period of five years from the date they were issued. The warrant enables a cashless exercise and has certain anti-dilutive provisions. Unless an event of default occurs, the 1,000,000 commitment shares and the 500,000 shares to be received upon exercise of the warrant must be held by Fusion until 25 months from the date of the common stock purchase agreement or until the date the common stock purchase agreement is terminated.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder’s beneficial ownership of our common stock as of October 9, 2003. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Shares Beneficially Owned After Offering	Percentage of Outstanding Shares Beneficially Owned After Offering (1) (2)
Fusion Capital Fund II, LLC (1)(2)	4,500,000	6.3%	1,500,000	3,000,000	4.2%

(1)	As of the date hereof, Fusion has acquired 1,000,000 shares of our common stock and has the right to acquire 500,000 shares of our common stock as a commitment fee under the common stock purchase agreement. Fusion may acquire up to an additional 8,500,000 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 68,444,895 shares of common stock outstanding as of October 9, 2003, together with such commitment fee, but excluding the additional 8,500,000 shares of common stock that may be acquired by Fusion from us under the common stock purchase agreement after the date hereof. Fusion may not purchase shares of our common stock under the common stock purchase agreement if Fusion, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion. However, even though Fusion may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion is still obligated to pay to us $30,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion will ever reach the 9.9% limitation.
(2)	Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion. Messrs. Martin and Scheinfeld have shared voting and dispositive power over the shares being offered under this prospectus.

Plan of Distribution

The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion is an “underwriter” within the meaning of the Securities Act.

Neither we nor Fusion can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised Fusion that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by Fusion.

Legal Matters

The validity of the Unigene common stock offered by this prospectus will be passed upon for Unigene by Dechert LLP, Philadelphia, Pennsylvania.

Experts

Unigene’s audited financial statements as of December 31, 2002 and for the year ended December 31, 2002, have been included herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent accountants, appearing elsewhere herein, and upon the authority of Grant Thornton LLP as experts in accounting and auditing. The audit report of Grant Thornton LLP covering the December 31, 2002 financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and working capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The financial statements of Unigene Laboratories, Inc. as of December 31, 2001, and for each of the years in the two-year period ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP covering the December 31, 2001, financial statements contains an explanatory paragraph that states that Unigene has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The audit report covering the December 31, 2001, financial statements also refers to a change in Unigene’s method of accounting for revenue recognition for up-front, non-refundable license fees in 2000.

Additional Information

Unigene has filed a Registration Statement on Form S-1 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted from this prospectus in accordance with the rules of the SEC and you should refer to the Registration Statement and its exhibits for additional information. Our Internet website address is www.unigene.com. The contents of our website are not part of this Registration and our Internet address is included in this document as an inactive textual reference only. Our Registration Statement, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments of those reports filed by us with the SEC pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are accessible free of charge through our website as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. The SEC also maintains a website at http://www.sec.gov where such information is available. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices in Chicago, Illinois and New York, New York. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You should rely only on the information contained in this prospectus. Unigene has not authorized anyone to provide you with any information that is different from that contained in this prospectus. The information contained in this prospectus is accurate as of the date of this prospectus. You should not assume that there has been no changes in the affairs of Unigene since the date of this prospectus or that the information in this prospectus is correct as of any time after the date of this prospectus, regardless of the time that this prospectus is delivered or any sale of the common stock offered by this prospectus is made. This prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this prospectus in any jurisdiction where the offer or solicitation is unlawful. In this prospectus, “Unigene,” “we,” “us” and “our” refer to Unigene Laboratories, Inc.

Unigene Laboratories, Inc.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders

Unigene Laboratories, Inc.

We have audited the accompanying balance sheet of Unigene Laboratories, Inc. (the “Company”) as of December 31, 2002, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unigene Laboratories, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements the Company has stockholder demand loans in default at December 31, 2002. As discussed in Note 2 to the financial statements the Company has suffered recurring losses from operations and has a working capital deficiency. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

GRANT THORNTON LLP

Edison, New Jersey

February 25, 2003

Independent Auditors’ Report

The Stockholders and Board of Directors

Unigene Laboratories, Inc.:

We have audited the accompanying balance sheet of Unigene Laboratories, Inc. as of December 31, 2001 and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2001. These financial statements are the responsibility of Unigene’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unigene Laboratories, Inc. as of December 31, 2001 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Unigene will continue as a going concern. As discussed in Note 2 to the financial statements, Unigene has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the financial statements, the Company changed its method of accounting for revenue recognition for up-front, non-refundable license fees in 2000.

/s/ KPMG LLP

Short Hills, New Jersey

March 29, 2002, except as

to the third paragraph of

note 7, which is as of

April 9, 2002

UNIGENE LABORATORIES, INC.

BALANCE SHEETS

DECEMBER 31, 2002 and 2001

	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$2,224,198	$405,040
Accounts receivables	118,092	—
Prepaid expenses	122,742	72,701
Inventory	264,830	283,328

Total current assets	2,729,862	761,069
Property, plant and equipment - net	2,766,274	4,109,312
Patents and other intangibles, net	1,237,657	1,375,062
Investment in joint venture	32,970	—
Other assets	297,067	373,811

	$7,063,830	$6,619,254

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,076,041	$2,177,949
Accrued interest	3,290,767	3,971,463
Accrued expenses -other	1,352,732	2,212,788
Deferred licensing fees	357,895	—
Notes payable - stockholders	9,503,323	8,983,323
Notes payable - other	800,000	800,000
Current portion - long-term notes payable - stockholders	1,870,000	1,870,000
5% convertible debentures	—	2,400,000
Current portion - capital lease obligations	13,307	29,677

Total current liabilities	18,264,065	22,445,200
Deferred licensing fees, excluding current portion	5,478,946	—
Note payable - Tail Wind	985,662	—
Capital lease obligations, excluding current portion	—	14,131

Total liabilities	24,728,673	22,459,331

Commitments and contingencies

Liabilities to be settled in common stock	300,000	—
Stockholders’ equity (deficit):
Common Stock - par value $.01 per share, authorized 100,000,000 shares, issued 62,651,359 shares in 2002 and 51,456,715 shares in 2001	626,514	514,567
Additional paid-in capital	75,596,520	71,271,610
Common stock to be issued	—	225,000
Accumulated deficit	(94,186,846)	(87,850,223)
Less: Treasury stock, at cost, 7,290 shares	(1,031)	(1,031)

Total stockholders’ equity (deficit)	(17,964,843)	(15,840,077)

	$7,063,830	$6,619,254

See accompanying notes to financial statements.

UNIGENE LABORATORIES, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Licensing and other revenue	$2,657,958	$864,645	$3,286,961

Operating expenses:
Research and development	8,135,965	9,121,999	11,484,379
General and administrative	3,018,201	2,699,572	3,187,465

	11,154,166	11,821,571	14,671,844

Operating loss	(8,496,208)	(10,956,926)	(11,384,883)
Other income (expense):
Gain on extinguishment of debt and related interest	2,999,772	—	—
Interest income	10,608	7,989	49,130
Interest expense	(1,605,427)	(2,084,008)	(1,198,508)

Loss before income taxes and cumulative effect of accounting change	(7,091,255)	(13,032,945)	(12,534,261)
Income tax benefit - sale of New Jersey tax benefits	754,632	560,599	1,064,856

Loss before cumulative effect of accounting change	(6,336,623)	(12,472,346)	(11,469,405)
Cumulative effect of revenue recognition accounting change	—	—	(1,000,000)

Net loss	$(6,336,623)	$(12,472,346)	$(12,469,405)

Loss per share - basic and diluted:
Loss before cumulative effect of accounting change	$(.11)	$(.26)	$(.26)
Cumulative effect of accounting change	—	—	(.02)

Net loss per share	$(.11)	$(.26)	$(.28)

Weighted average number of shares outstanding - basic and diluted	57,876,804	47,482,705	44,008,154

See accompanying notes to financial statements.

UNIGENE LABORATORIES, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

Years Ended December 31, 2002, 2001, and 2000

	Common Stock		Additional Paid-in Capital	Common Stock to be Issued	Deferred Stock Option Compensation	Deferred Stock Offering Costs	Accumulated Deficit	Treasury Stock	Total
	Number of Shares	Par Value
Balance, January 1, 2000	43,088,184	$430,882	$67,207,604	$—	$—	$—	$(62,908,472)	$(1,031)	$4,728,983
Exercise of warrants	1,118,071	11,181	1,317,087	—	—	—	—	—	1,328,268
Exercise of stock options	235,600	2,356	298,177	—	—	—	—	—	300,533
Grant and recognition of stock option compensation	—	—	683,733	—	(284,948)	—	—	—	398,785
Deferred stock offering costs	—	—	327,000	—	—	(327,000)	—	—	—
Issuance of warrants as compensation	—	—	220,109	—	—	—	—	—	220,109
Net loss	—	—	—	—	—	—	(12,469,405)	—	(12,469,405)

Balance, December 31, 2000	44,441,855	444,419	70,053,710	—	(284,948)	(327,000)	(75,377,877)	(1,031)	(5,492,727)
Sale of common stock to Fusion at $.23 to $.47 per share (net of cash issuance costs of $292,000)	5,012,485	50,125	1,211,427	—	—	327,000	—	—	1,588,552
Issuance of common stock as a commitment fee to Fusion	2,000,000	20,000	(20,000)	—	—	—	—	—	—
Grant and recognition of stock option compensation	—	—	25,000	—	284,948	—	—	—	309,948
Common stock to be issued	—	—	—	225,000	—	—	—	—	225,000
Exercise of stock options	2,375	23	1,473	—	—	—	—	—	1,496
Net loss	—	—	—	—	—	—	(12,472,346)	—	(12,472,346)

Balance, December 31, 2001	51,456,715	514,567	71,271,610	225,000	—	—	(87,850,223)	(1,031)	(15,840,077)

UNIGENE LABORATORIES, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) - Continued

Years Ended December 31, 2002, 2001, and 2000

	Common Stock		Additional Paid-in Capital	Common Stock to be Issued	Accumulated Deficit	Treasury Stock	Total
	Number of Shares	Par Value
Balance, December 31, 2001	51,456,715	514,567	71,271,610	225,000	(87,850,223)	(1,031)	(15,840,077)
Sale of common stock to Fusion at $.22 to $.59 per share (net of cash issuance costs of $240,000)	7,641,977	76,420	2,479,186	—	—	—	2,555,606
Issuance of common stock to Tail Wind	2,000,000	20,000	1,120,000	—	—	—	1,140,000
Issuance of common stock to vendors	993,224	9,933	407,663	—	—	—	417,596
Grant and recognition of stock option compensation	—	—	97,944	—	—	—	97,944
Common stock issued in 2002 as subscribed in 2001	557,643	5,576	219,424	(225,000)	—	—	—
Exercise of stock options	1,800	18	693	—	—	—	711
Net loss	—	—	—	—	(6,336,623)	—	(6,336,623)

Balance, December 31, 2002	62,651,359	$626,514	$75,596,520	$—	$(94,186,846)	$(1,031)	$(17,964,843)

See accompanying notes to financial statements.

UNIGENE LABORATORIES, INC.

STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2002	2001	2000
CASH FLOWS FROM OPERATION ACTIVITIES:
Net loss	$(6,336,623)	$(12,472,346)	$(12,469,405)
Adjustments to reconcile net loss to net cash used by operating activities:
Non-cash cumulative effect adjustment	—	—	1,000,000
Increase (decrease) in deferred revenue	5,836,841	(200,000)	(800,000)
Non-cash compensation	97,944	534,948	618,894
Depreciation and amortization	1,717,339	1,647,510	1,617,957
Gain on payment of 5% debentures and interest and trade payables through the issuance of common stock	(2,999,772)	—	—
Changes in operating assets and liabilities
Decrease in other assets	4,530	42,313	42,313
(Increase) decrease in accounts receivables	(118,092)	165,671	3,360,558
(Increase) decrease in prepaid expenses and inventory	(31,543)	188,884	532,848
Increase (decrease) in accounts payable and accrued expenses - other	1,195,404	1,004,820	1,421,761
Increase (decrease) in accrued interest	(680,696)	1,966,547	1,293,325

Net cash used for operating activities	(1,314,668)	(7,121,653)	(3,381,750)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in joint venture	(37,500)	—	—
Construction of leasehold and building improvements	(49,800)	(2,169)	(235,764)
Purchase of furniture and equipment	(167,764)	(17,556)	(283,589)
Increase in patents and other intangibles	(19,332)	(139,346)	(66,795)
(Increase) decrease in other assets	76,744	30,770	(2,594)

Net cash used in investing activities	(197,652)	(128,301)	(588,742)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock, net	2,555,606	1,588,552	—
Proceeds from issuance of short-term stockholder notes	700,000	6,110,000	1,733,323
Liabilities to be settled in common stock	300,000	—	—
Repayment of stockholder notes	(180,000)	—	—
Repayment of capital lease obligations	(30,501)	(62,162)	(57,153)
Repayment of note payable - Tail Wind	(14,338)	—	—
Proceeds from exercise of stock options and warrants	711	1,496	1,628,801

Net cash provided by financing activities	3,331,478	7,637,886	3,304,971

Net increase (decrease) in cash and cash equivalents	1,819,158	387,932	(665,521)
Cash and cash equivalents at beginning of period	405,040	17,108	682,629

Cash and cash equivalents at end of period	$2,224,198	$405,040	$17,108

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Issuance of note payable in settlement of 5% convertible debentures	$1,000,000	—	—

Issuance of common stock in payment of 5% convertible debentures – Tail Wind and accounts payable and accrued expenses	1,557,595	$—	$—

Cash paid for interest	$25,000	$58,500	$39,800

See accompanying notes to financial statements.

UNIGENE LABORATORIES, INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

1. Description of Business

Unigene Laboratories, Inc. (“Unigene”), a biopharmaceutical company, was incorporated in the State of Delaware in 1980. Our single business segment focuses on research, production and delivery of peptides for medical use. We have concentrated most of our efforts to date on one peptide - calcitonin, for the treatment of osteoporosis and other indications. Our initial products will be injectable, nasal and oral formulations of calcitonin. We are also developing other peptide products including parathyroid hormone, or PTH, for osteoporosis. Our peptide products require clinical trials and/or approvals from regulatory agencies as well as acceptance in the marketplace. Our injectable calcitonin product has been approved for marketing in all 15-member states of the European Union as well as Switzerland. Through December 31, 2002, sales of injectable calcitonin have not been significant. Although we believe our patents and patent applications are valid, the invalidation of our patents or the failure of certain of our pending patent applications to issue as patents could have a material adverse effect upon our business. We compete with specialized biotechnology companies, major pharmaceutical and chemical companies and universities and research institutions. Most of these competitors have substantially greater resources than we do. During 2002, Unigene signed license agreements with GlaxoSmithKline, or GSK, for oral PTH and with Upsher-Smith Laboratories, Inc., or USL, for nasal calcitonin. During 2002, most of our revenue was generated from one customer, GSK (see Note 18).

2. Liquidity

We believe that we will generate financial resources to apply toward funding our operations through the achievement of milestones in the GSK or USL agreements and through the sale of PTH to GSK. However, if we are unable to achieve these milestones, or are unable to achieve the milestones on a timely basis, we would need additional funds to continue our operations. We have incurred annual operating losses since our inception and, as a result, at December 31, 2002, had an accumulated deficit of approximately $94,000,000 and a working capital deficiency of approximately $15,500,000. Our cash requirements to operate our research and peptide manufacturing facilities and develop our products are approximately $10 to 11 million per year. In addition, we have principal and interest obligations under the Tail Wind note and our outstanding notes payable to the Levys (our executive officers), as well as obligations relating to our current and former joint ventures in China. As discussed in Note 4 to the financial statements, the Company has stockholder demand loans in default at December 31, 2002. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty.

In April 2002, we completed a licensing agreement with GSK to develop an oral formulation of an analog of PTH currently in preclinical development for the treatment of osteoporosis. Under the terms of the agreement, GSK received an exclusive worldwide license to develop and commercialize the product. In return, GSK made a $2 million up-front licensing fee payment and a $1 million licensing-related milestone payment to us and could make subsequent milestone payments in the aggregate amount of $147 million, subject to the progress of the compound through clinical development and through to the market. In addition, GSK will fund all development activities during the program, including our activities in the production of raw material for development and clinical supplies, and will pay us a royalty on its worldwide sales of the product, once commercialized. Through December 31, 2002, we had recognized an aggregate of $1,587,000 in revenue for our GSK development activities and $712,000 from the sale of bulk PTH under a separate supply agreement.

In November 2002, we signed a $10 million exclusive U.S. licensing agreement with USL to market our patented nasal formulation of calcitonin for the treatment of osteoporosis. Under the terms of the agreement, we received an up-front payment of $3 million from USL and will be eligible to receive milestone payments up to $7 million and royalty payments on product sales. We will be responsible for manufacturing the product and will sell finished calcitonin product to USL. USL will package the product and will distribute it nationwide.

Our future ability to generate cash from operations will depend primarily upon the achievement of milestones in the GSK and USL agreements and through the sale of PTH to GSK in the short-term and, in the long-term, by receiving royalties from the sale of our licensed products. We are actively seeking additional licensing and/or supply agreements with pharmaceutical companies for oral, nasal and injectable forms of calcitonin as well as for other oral peptides. However, we may not be successful in achieving milestones in our current agreements, obtaining regulatory approval for our products or in licensing any of our other products.

3. Summary of Significant Accounting Policies & Practices

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Information - We are managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. We do not operate separate lines of business or separate business entities with respect to any of our product candidates. Accordingly, we do not prepare discrete financial information with respect to separate product areas or by location and do not have separately reportable segments as defined by Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Cash Equivalents - We consider all highly liquid securities purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable - We estimate an allowance for doubtful accounts based on the creditworthiness of our customers as well as general economic conditions. Consequently, an adverse change in those conditions could affect our estimate.

Inventory - Inventories are stated at the lower of cost (using the first-in, first-out method) or market.

Property, Plant and Equipment - Property, plant and equipment are carried at cost. Equipment under capital leases are stated at the present value of the minimum lease payments. Depreciation is computed using the straight-line method. Amortization of equipment under capital leases and leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.

Patents and Other Intangibles - Patent costs are deferred pending the outcome of patent applications. Successful patent costs are amortized using the straight-line method over the lives of the patents. Unsuccessful patent costs are expensed when determined worthless or when patent applications will no longer be pursued. As of December 31, 2002, nine of our patents had issued in the U.S. and eighteen had issued in various foreign countries. Various other applications are still pending. Other intangibles are recorded at cost and are amortized over their estimated useful lives. Accumulated amortization on patents and other intangibles is $396,000 and $239,000 at December 31, 2002 and 2001, respectively.

Recently Adopted Principles

We adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Statement 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144. There was no impact of the adoption of SFAS No. 142 on the financial statements because we have never entered into a purchase business combination and have no goodwill or indefinite life intangible assets.

We adopted the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 requires that long-lived assets, exclusive of goodwill and indefinite life intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future discounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future discounted net cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. We adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not result in an impairment charge based upon our expected future cash flows. The provisions of this statement for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities and, therefore, the application will depend on future actions initiated by management. As a result, we cannot determine the potential effects that adoption of SFAS No. 144 will have on our financial statements with respect to future decisions, if any.

In April 2002, the Financial Accounting Standards Board (“FASB”) adopted SFAS 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Statement No. 145 is effective for fiscal years beginning after May 15, 2002, with early adoption encouraged. The Company has adopted SFAS No. 145 effective as of December 31, 2002 and for the year then ended. As a result, the gain on early extinguishment of debt recognized in 2002 is classified in the income from operations portion of the statement of operations.

In July 2002, the FASB Issued Statement 146 “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The principal difference between this Statement and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. We believe that this new standard will not have a material effect on our results of operations or financial condition.

In December 2002, the FASB issued Statement 148, “Accounting for Stock Based Compensation - Transition and Disclosure.” This Statement amends FASB Statement No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Under the provisions of Statement 123 that remain unaffected by Statement 148, companies may either recognize expenses on a fair value based method in the income statement or disclose the pro forma effects of that method in the footnotes to the financial statements. We adopted the disclosure requirement provisions of this statement. There was no significant impact on the financial statements upon adoption. We expect to continue to follow the provisions of APB Opinion No. 25.

In November 2002, the EITF reached a consensus on Issue 00-21 (“EITF 00-21”), “Multiple-Deliverable Revenue Arrangements.” EITF 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The consensus mandates how to identify whether goods or services or both to be delivered separately in a bundled sales arrangement should be accounted for separately because they are separate units of accounting. The guidance can affect the timing of revenue recognition for such arrangements, even though it does not change rules governing the timing or pattern of revenue recognition of individual items accounted for separately. The final consensus will be applicable to agreements entered into in fiscal years beginning after June 15, 2003 with early adoption permitted. Additionally, companies will be permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, “Accounting Changes.” We are assessing, but at this point do not believe the adoption of EITF 00-21 will have a material impact on our financial position, cash flows or results of operations.

In November 2002, FASB Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” was issued. FIN No. 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. We previously did not record a liability when guaranteeing obligations unless it became probable that we would have to perform under the guarantee. FIN No. 45 applies prospectively to guarantees we issue or modify subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. We have historically issued guarantees only on a limited basis and do not anticipate that FIN No. 45 will have a material effect on our 2003 financial statements. Disclosures required by FIN No. 45 are included in the accompanying financial statements.

In January 2003, the FASB issued FIN No. 46 “Consolidation of Variable Interest Entities, an interpretation of ARB 51.” FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights called “variable interest entities” or “VIEs” and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. Certain transitional disclosures are required in financial statements initially issued after January 31, 2003, if it is reasonably possible that once this guidance is effective the enterprise will either be required to consolidate a variable interest entity or will hold a significant variable interest in a variable interest entity. We do not believe that we have any interests that would change our current reporting entity or require additional disclosures outlined in FIN 46.

Others

Fair Value of Financial Instruments - The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amounts of financial instruments that are recognized at historical cost amounts. Given our financial condition described in Note 2, it is not practicable to estimate the fair value of our financial instruments at December 31, 2002.

Revenue Recognition - In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). Commencing in 2000, non-refundable license fees received upon execution of license agreements where we have continuing involvement are deferred and recognized as revenue over the life of the agreement. Prior to the implementation of SAB 101, non-refundable license fees received upon execution of license agreements were recognized as revenue immediately. Non-refundable milestone payments that represent the completion of a separate earnings process and a significant step in the research and development process are recognized as revenue when earned. Revenue from the sale of product is recognized upon shipment to the customer. Revenue from grants is recognized when earned, and when we have no continuing commitments.

SAB 101 summarizes certain of the staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements and specifically addresses revenue recognition in the biotechnology industry for non-refundable technology access fees and other non-refundable fees. We were required to adopt SAB 101, as amended, in the fourth quarter of 2000 with an effective date of January 1, 2000, and the recognition of a cumulative effect adjustment calculated as of January 1, 2000. We adopted SAB 101 in 2000, changing our revenue recognition policy for up-front licensing fees that require services to be performed in the future from immediate revenue recognition to deferral of revenue with the up-front fee recognized over the life of the agreement. In 1997, we recognized $3,000,000 in revenue from an up-front licensing fee from Pfizer. With the adoption of SAB 101, we recognized this revenue over a 45-month period, equivalent to the term of our oral calcitonin agreement with Pfizer.

When this agreement was terminated in March 2001 the remaining deferred revenue was recognized. We therefore recognized a non-cash cumulative effect adjustment of $1,000,000 as of January 1, 2000 representing a revenue deferral over the remaining 15 months of the agreement. We recognized $800,000 of revenue in 2000 and $200,000 in revenue in 2001 as a result of this deferral.

Research and Development - Research and development expenses include the costs associated with our internal research and development and research and development conducted for us by third parties. These costs primarily consist of salaries, clinical trials, outside consultants, supplies, and indirect costs. Indirect costs such as depreciation, rent, utilities, insurance, taxes, and maintenance are allocated to research and development based on specific criteria such as square footage utilized. All research and development costs discussed above are expensed as incurred. Third-party expenses reimbursed under research and development contracts, which are not refundable, are recorded as a reduction to research and development expense in the statement of operations.

Stock Options - We account for stock options issued to employees and directors in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. As such, compensation expense is recorded on fixed stock option grants for employees only if the current market price of the underlying stock exceeded the exercise price of the option at the date of grant and it is recognized on a straight-line basis over the vesting period; compensation expense on variable stock option grants is estimated until the measurement date. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”, we provide pro forma net loss and pro forma loss per share disclosures for employee and director stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. We account for stock options and warrants issued to consultants on a fair value basis in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

Had compensation cost for options granted to employees and directors been determined consistent with the fair value method under SFAS No. 123, our pro forma net loss and pro forma net loss per share would have been as follows for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Net loss:	$(6,336,623)	$(12,472,346)	$(12,469,405)
As reported
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(28,000)	(780,000)	(175,000)

Pro forma:	$(6,364,623)	$(13,252,346)	$(12,644,405)

Basic and diluted net loss per share:
As reported	$(0.11)	$(0.26)	$(0.28)
Pro forma	(0.11)	(0.28)	(0.29)

Income Taxes - Income taxes are accounted for under the asset and liability method with deferred tax assets and liabilities recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized.

Net Loss per Share - We compute and present both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed using the weighted average number of common shares outstanding during the period being reported on. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock at the beginning of the period being reported on and the effect was dilutive. Our net loss and weighted average shares outstanding used for computing diluted loss per share were the same as that used for computing basic loss per share for each of the years ended December 31, 2002, 2001 and 2000 because our convertible debentures, stock options and warrants were not included in the calculation since the inclusion of such potential shares (approximately 5,585,000, 4,500,000 and 3,200,000 potential shares of Common Stock at December 31, 2002, 2001 and 2000 respectively) would be antidilutive.

Reclassifications - Certain reclassifications to prior years’ financial statements have been made to conform to the current presentation.

4. Related Party Transactions

To satisfy our short-term liquidity needs, Jay Levy, the Chairman of the Board and an officer of Unigene, and Warren Levy and Ronald Levy, directors and officers of Unigene, and another Levy family member, from time to time have made loans to us. During 2002, Jay Levy made demand loans to us in the aggregate principal amount of $700,000. We repaid $180,000 in loans to Jay Levy in May 2002 and repaid an additional $100,000 in loans in January, 2003. We have not made principal and interest payments on certain loans when due. However, the Levys waived all default provisions including additional interest penalties due under these loans through December 31, 2000. Pursuant to the loan agreements and because of the defaults, beginning January 1, 2001, interest on loans originated through March 4, 2001 increased an additional 5% per year and is calculated on both past due principal and interest. This additional interest was approximately $564,000, and total interest expense on all Levy loans was approximately $1,240,000 for 2002 ($1,087,000 for 2001 and $281,000 for 2000). As of December 31, 2002, total accrued interest on all Levy loans was approximately $3,248,000 ($2,008,000 as of December 31, 2001) and the outstanding loans by these individuals to us, classified as short-term debt, totaled $11,373,323, of which approximately $5,663,000 are in default.

Outstanding stockholder loans consist of the following at December 31, 2002 and 2001 (in thousands):

	2002	2001
Jay Levy term loans	$1,870	$1,870
Jay Levy demand loans	8,985	8,465
Warren Levy demand loans	265	265
Ronald Levy demand loans	253	253

	$11,373	$10,853

•	Loans from Jay Levy in the aggregate principal amount of $3,285,000, which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (10.75% at December 31, 2002 and 11% at December 31, 2001) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. These loans are secured by a security interest in our equipment and real property. Accrued interest on these loans at December 31, 2002 was approximately $1,624,000.

•	Loans from Jay Levy in the aggregate principal amount of $1,870,000 evidenced by term notes maturing January 2002, and bearing interest at the fixed rate of 11% per year. These loans were originally at 6%. These loans are secured by a security interest in our equipment and real property. The terms of the notes required us to make installment payments of principal and interest beginning in October 1999 and ending in January 2002 in an aggregate amount of $72,426 per month. No installment payments have been made to date. Accrued interest on these loans at December 31, 2002 was approximately $661,000.

•	Loans from Jay Levy in 2001 and 2002 in the aggregate principal amount of $5,700,000 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus .25%, (5.75% at December 31, 2002 and 6% at December 31, 2001) and are classified as short-term debt and which are secured by a security interest in certain of our patents. Accrued interest on these loans at December 31, 2002 was approximately $495,000.

•

Loans from Warren Levy in the aggregate principal amount of $260,000 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (10.75% at December 31, 2002 and 11% at December 31, 2001) that are classified as short-term debt.

These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. An additional loan in the amount of $5,000 bears interest at the Merrill Lynch Loan Rate plus .25% (5.75% at December 31, 2002 and 6% at December 31, 2001) and is classified as short-term debt. These loans are secured by a security interest in our equipment and real property. Accrued interest on these loans at December 31, 2002 was approximately $236,000.

•	Loans from Ronald Levy in the aggregate principal amount of $248,323 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (10.75% at December 31, 2002 and 11% at December 31, 2001) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. An additional loan in the amount of $5,000 bears interest at the Merrill Lynch Margin Loan Rate plus .25% (5.75% at December 31, 2002 and 6% at December 31, 2001) and is classified as short-term debt. These loans are secured by a security interest in our equipment and real property. Accrued interest on these loans at December 31, 2002 was approximately $232,000.

One of our directors is a partner in a law firm that we have engaged for legal services. In 2002, we incurred an aggregate of $472,000 in legal fees with this firm ($11,432 in 2001). In addition, one of our directors serves as our Research Director, receiving $73,500 in annual compensation in both 2002 and 2001.

5. Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31, 2002 and 2001:

	2002	2001	Estimated Depreciable Lives
Building and improvements	$1,447,010	$1,397,210	25 years
Leasehold improvements	8,698,020	8,698,020	Lease Term
Manufacturing equipment	4,086,456	4,009,741	10 years
Laboratory equipment	2,874,039	2,819,801	5 years
Other equipment	466,523	466,523	10 years
Office equipment and furniture	382,478	345,667	5 years
Equipment under capital leases	258,517	258,517	Lease Term

	18,213,043	17,995,479
Less accumulated depreciation and amortization	15,567,936	14,007,334

	2,645,107	3,988,145
Land	121,167	121,167

	$2,766,274	$4,109,312

Depreciation and amortization expense on property, plant and equipment was $1,561,000, $1,595,000 and $1,576,000 in 2002, 2001 and 2000, respectively.

6. China Joint Venture Agreements

Current joint venture

In June 2000, we entered into a joint venture agreement with Shijiazhuang Pharmaceutical Group, or SPG, a pharmaceutical company in the People’s Republic of China. We expect that the joint venture will manufacture and distribute injectable and nasal calcitonin products in China (and possibly other selected Asian markets) for the treatment of osteoporosis. We own 45% of the joint venture and will have a 45% interest in the joint venture profits and losses. In the first phase of the collaboration, SPG will contribute its existing injectable calcitonin license to the joint venture, which will allow the joint venture to sell our product in China. The NDA in China is being prepared for injectable and nasal calcitonin products, which is expected to be filed by mid- 2003. Approvals of NDAs in China may require approximately 12-

18 months. In addition, brief local human trials may be required. If the product is successful, the joint venture may establish a facility in China to fill injectable and nasal calcitonin products using bulk calcitonin supplied by us. Eventually the joint venture may manufacture bulk calcitonin in China at a new facility that would be constructed by it. This would require local financing by the joint venture. The joint venture began operations in March 2002; sales of the injectable calcitonin product began in April 2002. Initial sales will be used by the joint venture to offset startup costs. Therefore, the joint venture’s net loss for the period ended December 31, 2002 was immaterial to our overall results of operations.

During 2002, we revisited our analysis as to whether a liability had been incurred relative to our funding requirements under the joint venture, and concluded that neither a liability nor an investment in the joint venture had occurred to date. Accordingly, the obligation to fund the joint venture of $900,000 is considered a contingent obligation, pending reaching the effective date as defined in the joint venture agreement. Further, the presentation of the asset and obligation in the 2001 balance sheet reflects the results of this analysis.

Under the terms of the joint venture in China with SPG, we are obligated to contribute up to $405,000 in cash after approval of its Chinese NDA which is expected in 2004 and up to an additional $495,000 in cash within two years thereafter. However, these amounts may be reduced or offset by our share of joint venture profits. As of December 31, 2002, we contributed $37,500 to the joint venture. At December 31, 2002, our investment in the joint venture is $32,970. This represents our $37,500 contribution reduced by $4,530 which is our 45% share of the joint venture’s 2002 loss.

Former joint venture

In addition, we are obligated to pay to the Qingdao General Pharmaceutical Company an aggregate of $350,000 in monthly installment payments of $5,000 in order to terminate our former joint venture in China, of which $195,000 is remaining as of December 31, 2002. We recognized the entire $350,000 obligation as an expense in 2000. As of December 31, 2001, the Company had $265,000 remaining under this obligation.

7. Convertible Debentures

In June 1998, we completed a private placement of $4,000,000 in principal amount of 5% convertible debentures to Tail Wind from which we realized net proceeds of approximately $3,750,000. The 5% debentures were convertible into shares of our common stock. The interest on the debentures, at our option, was also payable in shares of common stock. Upon conversion, Tail Wind was also entitled to receive warrants to purchase a number of shares of common stock equal to 4% of the number of shares issued as a result of the conversion. However, the number of shares of common stock that we were obligated to issue, in the aggregate, upon conversion, when combined with the shares issued in payment of interest and upon the exercise of the warrants, was limited to 3,852,500 shares. After this share limit was reached, we became obligated to redeem all 5% debentures tendered for conversion at a redemption price equal to 120% of the principal amount, plus accrued interest. In 1999, $2,000,000 of principle of the notes was converted into common stock. In December 1999, we were unable to convert $200,000 in principal of the 5% debentures tendered for conversion because the conversion would have exceeded the share limit. As a result, we accrued, as of December 31, 1999, an amount equal to $400,000 representing the 20% premium on the outstanding $2,000,000 (held by Tail Wind) in principal amount of 5% debentures that had not been converted. As of December 31, 2001, all of the $2,000,000 in principal amount of 5% debentures were tendered for conversion and therefore were classified as a current liability in the amount of $2,400,000. Through December 31, 2002, we issued a total of 3,703,362 shares of common stock upon conversion of $2,000,000 in principal amount of the 5% debentures and in payment of interest on the 5% debentures. Also, we issued an additional 103,032 shares of common stock in 2000 upon the cashless exercise of all of the 141,123 warrants issued upon conversion of the 5% debentures.

On January 5, 2000, we failed to make the required semi-annual interest payment on the outstanding 5% debentures. As a result, the interest rate on the outstanding 5% debentures increased to 20% per year. The semi-annual interest payments due July 5, 2000, January 5, 2001, July 5, 2001 and January 5, 2002 also were not made. In addition, due to the delisting of our common stock from the Nasdaq National Market in October 1999, we became obligated under a separate agreement to pay the holder of the 5% debentures an amount equal to 2% of the outstanding principal amount of the debentures per month. We had not made any of these payments, but had accrued the amounts as additional interest expense.

Because of our failure to make cash payments to the holder of the debentures, an event of default occurred. As a result, the holder filed a demand for arbitration against us in July 2000. On April 9, 2002, we entered into a settlement with Tail Wind. Pursuant to the terms of the settlement agreement, Tail Wind surrendered to us the $2 million in principal amount of convertible debentures that remained outstanding and released all claims against us relating to Tail Wind’s purchase of the convertible debentures, including all issues raised in the arbitration, which were approximately $4.5 million including accrued interest and penalties in the approximate amount of $2.5 million. In exchange, we issued to Tail Wind a $1 million promissory note secured by our Fairfield, New Jersey building and equipment and two million shares of Unigene common stock. The note bears interest at a rate of 6% per annum and principal and interest are due in February 2005. The shares were valued at $1.1 million in the aggregate, based on our closing stock price on April 9, 2002. We therefore recognized a gain for accounting purposes of approximately $2.4 million on the extinguishment of debt and related interest. We deposited the two million shares of common stock with an escrow agent and filed a registration statement covering the resale of the shares with the SEC.

The escrow agent released the shares to Tail Wind over the course of May 2002 through October 2002.

8. Fusion Capital Financing

On May 9, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, (Fusion) under which Fusion agreed, subject to certain conditions, to purchase on each trading day during the term of the agreement $43,750 of our common stock up to an aggregate of $21,000,000. Fusion is committed to purchase the shares through May 2003, if not extended by us for six months. We may decrease this amount or terminate the agreement at any time. If our stock price equals or exceeds $4.00 per share for five consecutive trading days, we have the right to increase the daily purchase amount above $43,750, providing that the closing sale price of our stock remains at least $4.00. Fusion is not obligated to purchase any shares of our common stock if the purchase price is less than $0.25 per share. Under the agreement with Fusion, we must satisfy requirements that are a condition to Fusion’s obligation including: the continued effectiveness of the registration statement for the resale of the shares by Fusion, no default on, or acceleration prior to maturity of, any of our payment obligations in excess of $1,000,000, no insolvency or bankruptcy on our part, continued listing of Unigene common stock on the OTC Bulletin Board, and we must avoid the failure to meet the maintenance requirements for listing on the OTC Bulletin Board for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period. The sales price per share to Fusion is equal to the lesser of: the lowest sale price of our common stock on the day of purchase by Fusion, or the average of the lowest five closing sale prices of our common stock, during the 15 trading days prior to the date of purchase by Fusion. Fusion has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement. As compensation for its commitment, we issued to Fusion as of March 30, 2001, 2,000,000 shares of common stock and a five-year warrant to purchase 1,000,000 shares of common stock at an exercise price of $.50 per share which was charged to additional paid-in-capital. Fusion has agreed not to sell the shares issued as a commitment fee or the shares issuable upon the exercise of the warrant until the earlier of May 2003, or the termination or a default under the common stock purchase agreement. In addition to the compensation shares, the Board of Directors has authorized the issuance and sale to Fusion of up to 21,000,000 shares of Unigene common stock. From May 18, 2001 through December 31, 2002, we have received $4,676,881 through the sale of 12,654,462 shares of common stock to Fusion, before cash expenses of approximately $533,000.

In December 2000, we issued a five-year warrant to purchase 373,002 shares of Unigene common stock to our investment banker as a fee in connection with the Fusion financing agreement. The warrant has an exercise price of $1.126 and a fair value of $327,000 using the Black-Scholes pricing model, which was recognized upon the first Fusion purchase, which occurred in 2001.

9. Inventory - Inventories consist of the following as of December 31, 2002 and 2001:

	2002	2001
Finished goods	$—	$100,000
Raw material	264,830	183,328

Total	$264,380	$283,328

10. Accrued expenses

Accrued interest consists of the following as of December 31, 2002 and 2001:

	2002	2001
Interest - notes payable to stockholders (Note 4)	$3,247,932	$2,008,273
Interest - notes payable to Tail Wind (Note 7)	42,835	—
Interest and penalties on 5% convertible debentures (Note 7)	—	1,963,190

	$3,290,767	$3,971,463

Accrued expenses - other consists of the following at December 31, 2002 and 2001:

	2002	2001
China joint venture (Note 6)	$195,000	$265,000
Clinical trials and contract research	98,508	991,399
Vacation and other payroll-related expenses	452,610	480,134
Consultants	384,382	203,656
Other	222,232	272,599

Total	$1,352,732	$2,212,788

11. Notes Payable - Other

Notes payable - other consists of two notes to a vendor aggregating $800,000. One note for $300,000 is a demand note with a per annum interest rate of 6%. The other is a note for $500,000 which was due December 31, 2001. The per annum interest rate was originally 8%, but increased to 12% on January 1, 2002 when the note was not paid on its due date. No principal or interest payments have been made on these notes.

12. Obligations Under Capital Leases

We entered into various lease arrangements during 1999 and 1998 which qualify as capital leases. The future years’ minimum lease payments under the capital leases, together with the present value of the net minimum lease payments, as of December 31, 2002 are as follows:

Total minimum lease payments - 2003	$15,319
Less amount representing interest	2,012

Present value of net minimum lease payments	13,307
Less current portion	13,307

Obligations under capital leases, excluding current portion	$—

The interest rates on these leases vary from 12% to 14%.

Following is a summary of property held under capital leases:

	2002	2001
Lab equipment	$167,410	$167,410
Manufacturing equipment	61,714	61,714
Office equipment	29,393	29,393

	258,517	258,517
Less: accumulated depreciation	(200,510)	(157,917)

	$58,007	$100,600

13. Obligations Under Operating Leases

We are obligated under a 10-year net-lease, which began in February 1994, for our manufacturing facility located in Boonton, New Jersey. We have two 10-year renewal options as well as an option to purchase the facility. In addition, we lease laboratory, production, and office equipment under various operating leases expiring in 2003 through 2006. Total future minimum rentals under these noncancelable operating leases are as follows:

2003	$227,010
2004	39,676
2005	21,472
2006	10,831
2007 and thereafter	—

$298,989

Total rent expense was approximately $252,000, $236,000, and $259,000 for 2002, 2001, and 2000, respectively.

14. Stockholders’ Equity

As of December 31, 2002, there are warrants outstanding to various consultants and an investment banker, 1,648,002 of which are currently exercisable, to purchase an aggregate of 1,728,002 shares of Common Stock at exercise prices ranging from $.50 to $2.66 per share (warrants to purchase 1,598,002 shares of Common Stock were exercisable at December 31, 2001 at a weighted average exercise price of $.97 per share).

The following summarizes warrant activity for the past three years:

	Warrants	Warrants Exercisable At End of Year	Weighted Average Exercise Price
Outstanding January 1, 2000	1,802,159	1,802,159

Granted	523,002		$1.57
Cancelled	(10,000)		1.38
Exercised	(1,326,159)		1.44

Outstanding December 31, 2000	989,002	989,002

Granted	1,000,000		$0.50
Cancelled	(391,000)		2.63
Exercised	—		—

Outstanding December 31, 2001	1,598,002	1,598,002

Granted	200,000		$0.63
Cancelled	(70,000)		3.23
Exercised	—		—

Outstanding December 31, 2002	1,728,002	1,648,002

A summary of warrants outstanding and exercisable as of December 31, 2002 follows:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Price	Number Outstanding	Weighted Ave. Remaining Life (years)	Weighted Ave. Exercise Price	Number Exercisable	Weighted Ave. Exercise Price
$0.50 - 0.99	1,200,000	3.4	$0.52	1,120,000	$0.51
$1.00 - 1.99	373,002	3.0	1.13	373,002	1.13
$2.00 - 2.66	155,000	2.5	2.65	155,000	2.65

	1,728,002		0.84	1,648,002	0.85

In 1995, two consultants received warrants from us to purchase an aggregate of 112,000 shares of common stock. These warrants were exercised, but we were unable to issue unlegended stock due to the lack of an effective registration statement. As compensation for the delay, we issued additional shares to the holders which we recorded as a non-cash expense of $225,000 in 2001.

Rights Plan

Each share of common stock outstanding has attached one purchase right. Each right entitles the registered holder to purchase 1/10,000th of a share of Common stock for $4.00 per right and will expire on December 30, 2012. Following a merger or certain other transactions, the rights will entitle the holder to purchase common stock of the company that will have a market value of two times the purchase price.

15. Stock Option Plans

During 1994, our stockholders approved the adoption of the 1994 Employee Stock Option Plan (the “1994 Plan”). All of our employees were eligible to participate in the 1994 Plan, including executive officers and directors who are our employees. The 1994 Plan terminated on June 6, 2000; however, 1,440,965 options previously granted continue to be outstanding, of which 1,427,965 are currently exercisable under that plan as of December 31, 2002.

At our 1999 Annual Meeting, the stockholders approved the adoption of a 1999 Directors Stock Option Plan (the “1999 Plan”) under which each person elected to the Board after June 23, 1999 who is not an employee will receive, on the date of his initial election, an option to purchase 21,000 shares of Common Stock. In addition, on May 1st of each year, commencing May 1, 1999, each non-employee director will receive an option to purchase 10,000 shares of Common Stock if he or she has served as a non-employee director for at least six months prior to the May 1st grant. Each option granted under the 1999 Plan will have a ten-year term and the exercise price of each option will be equal to the market price of Unigene’s Common Stock on the date of the grant. A total of 350,000 shares of Common Stock are reserved for issuance under the 1999 Plan.

In November 1999, the Board of Directors approved, subject to stockholder approval, the adoption of a new Stock Option Plan (the “2000 Plan”) to replace the 1994 Plan. All employees (including directors who are employees), as well as certain consultants, are eligible to receive option grants under the 2000 Plan. Options granted under the 2000 Plan have a ten-year term and an exercise price equal to the market price of the Common Stock on the date of the grant. A total of 4,000,000 shares of Common Stock are reserved for issuance under the 2000 Plan.

In November 1999, the Board granted under the 2000 Plan, to our employees, stock options to purchase an aggregate of 482,000 shares (of which 14,650 shares were subsequently cancelled) of Common Stock at an exercise price of $0.63 per share, the market price on the date of grant. Each of the grants was made subject to stockholder approval of the 2000 Plan. At our June 6, 2000 Annual Meeting, the stockholders approved the 2000 Plan. In accordance with APB Opinion No. 25, the measurement date for valuing the stock options for the purpose of determining compensation expense was June 6, 2000, the date of stockholder approval. The market price of the Common Stock on this date was $2.093 per share. Therefore, an aggregate of $683,733 was charged to compensation expense over the vesting periods of the options, which vested in approximately 50% increments on November 5, 2000 and November 5, 2001. We recognized $398,785 as compensation expense in 2000 and $284,948 as compensation expense in 2001.

The following summarizes activity for options granted to directors and employees:

	Options	Options Exercisable At End of Year	Weighted Average Grant-date Fair Value	Weighted Average Exercise Price

Outstanding January 1, 2000	2,045,865	1,639,615

Granted	571,500		$1.96	$0.87
Cancelled	(64,650)		—	$1.78
Exercised	(245,600)		—	$1.28

Outstanding December 31, 2000	2,307,115	1,968,540

Granted	1,955,000		$0.41	$0.44
Cancelled	(348,000)		—	$1.82
Exercised	(2,375)		—	$0.63

Outstanding December 31, 2001	3,911,740	2,118,990

Granted	53,000		$0.53	$0.56
Cancelled	(105,700)		—	$1.45
Exercised	(1,800)		—	$0.40

Outstanding December 31, 2002	3,857,240	3,195,290

The fair value of the stock options granted in 2002, 2001 and 2000 is estimated at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yields of 0%; expected volatility of 116% in 2002, 113% in 2001 and 103% in 2000; a risk-free interest rate of 2.9% in 2002, 4.4% in 2001 and 4.7% in 2000; and expected lives of 5 years.

A summary of options outstanding and exercisable as of December 31, 2002, follows:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Ave. Remaining Life (years)	Weighted Ave. Exercise Price	Number Exercisable	Weighted Ave. Exercise Price
$ .28 - .99	2,630,875	8.2	$.49	1,985,925	$.51
1.00 - 1.99	689,365	4.5	1.81	678,365	1.82
2.00 - 4.69	537,000	3.6	2.81	531,000	2.80

	3,857,240		1.05	3,195,290	1.17

As of December 31, 2002, options to purchase 248,000 shares and 2,037,000 shares of Common Stock were available for grant under the 1999 and 2000 Plans, respectively.

16. Income Taxes

As of December 31, 2002, we had available for federal income tax reporting purposes net operating loss carryforwards in the approximate amount of $79,000,000, expiring from 2003 through 2021, which are available to reduce future earnings which would otherwise be subject to federal income taxes. Our ability to use such net operating losses may be limited by change in control provisions under Internal Revenue Code Section 382. In addition, as of December 31, 2002, we have research and development credits in the approximate amount of $3,000,000, which are available to reduce the amount of future federal income taxes. These credits expire from 2003 through 2021.

We have New Jersey operating loss carryforwards in the approximate amount of $25,600,000, expiring from 2005 through 2008, which are available to reduce future earnings, which would otherwise be subject to state income tax. However, 2002’s recent law changes do not allow the use of New Jersey net operating losses to offset current taxable income. As of December 31, 2002, all of these New Jersey loss carryforwards have been approved for future sale under a program of the New Jersey Economic Development Authority, which we refer to as the NJEDA. In order to realize these benefits, we must apply to the NJEDA each year and must meet various requirements for continuing eligibility. In addition, the program must continue to be funded by the State of New Jersey, and there are limitations based on the level of participation by other companies. As a result, future tax benefits will be recognized in the financial statements as specific sales are approved. We have sold tax benefits and realized a total of $755,000 in 2002, $561,000 in 2001 and $1,065,000 in 2000.

Given our past history of incurring operating losses, any deferred tax assets that are recognizable were fully reserved. As of December 31, 2002 and 2001, we had deferred tax assets of approximately $34,000,000 and $34,000,000, respectively, subject to valuation allowances of $34,000,000 and $34,000,000, respectively. The deferred tax assets are primarily a result of our net operating losses and tax credits.

17. Employee Benefit Plan

We maintain a deferred compensation plan covering all full-time employees. The plan allows participants to defer a portion of their compensation on a pre-tax basis pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, up to an annual maximum for each employee set by the Internal Revenue Service. Our discretionary matching contribution expense for 2002, 2001 and 2000 was approximately $49,000, $43,000 and $48,000, respectively.

18. Research and Licensing Revenue

In April 2002, we completed a licensing agreement with GSK to develop an oral formulation of an analog of PTH currently in preclinical development for the treatment of osteoporosis. Under the terms of the agreement, GSK received an exclusive worldwide license to develop and commercialize the product. In return, GSK made a $2 million up-front licensing fee payment and a $1 million licensing-related milestone payment to us and could make subsequent milestone payments in the aggregate amount of $147 million, subject to the progress of the compound through clinical development and through to the market. Revenue recognition of the up-front licensing fee and first milestone payment has been deferred over the estimated 15-year performance period of the license agreement. Revenue for the year ended December 31, 2002 includes the recognition of $150,000 of deferred licensing revenue from GSK. In addition, GSK will fund all development activities during the program, including our activities in the production of raw material for development and clinical supplies, and will pay us a royalty on its worldwide sales of the product. Through December 31, 2002, we have recognized an aggregate of $1,587,000 in revenue for our GSK-reimbursed development activities and $712,000 from the sale of bulk PTH under a separate supply agreement. During 2002, direct and indirect costs associated with this project were approximately $4,119,000.

In November 2002, we signed a $10 million exclusive U.S. licensing agreement with USL to market our patented nasal formulation of calcitonin for the treatment of osteoporosis. Under the terms of the agreement, we received an up-front payment of $3 million from USL and will be eligible to receive milestone payments and royalty payments on product sales. Revenue recognition of the up-front licensing fee has been deferred over the estimated 19-year performance period of the license agreement. Revenue for the year ended December 31, 2002 includes the recognition of $13,000 of licensing revenue from USL. We will be responsible for manufacturing the product and will sell finished calcitonin product to USL. USL will package the product and will distribute it nationwide. During 2002, direct and indirect costs associated with this project were approximately $1,728,000.

In July 1997, we entered into an agreement under which we granted to the Parke-Davis division of Warner-Lambert Company a worldwide license to use our oral calcitonin technology. In June 2000, Pfizer Inc. acquired Warner-Lambert. During 1997, we received $3 million for an equity investment and $3 million for a licensing fee (see Note 3). Several milestones were achieved during 1998, resulting in milestone revenue of $5 million. In 1999, two pilot human studies for our oral calcitonin formulation were successfully concluded, resulting in milestone revenue totaling $5 million. Also in 1999, Unigene and Pfizer identified an oral calcitonin formulation to be used in the Phase I/II clinical study entitling us to milestone revenue of an additional $4.5 million. During 2000, two milestones were achieved resulting in milestone revenue of $2 million. Patient dosing for this study was completed in December 2000. Pfizer analyzed the results of this study and terminated the agreement in March 2001 citing scientific and technical reasons.

As a result of the termination, Pfizer was no longer obligated to make additional milestone payments or royalty payments to us (previously achieved milestones had been paid in full prior to December 31, 2000). At the time the agreement was terminated, there were remaining milestone payments in the aggregate amount of $32 million. Of this total, $16 million was related to commencement of clinical trials or regulatory submissions and $16 million was related to regulatory approvals in the U.S. and overseas. While the Company did not track costs on a specific research and development basis, management estimated that our direct and indirect costs were approximately $4 million per year (of which indirect costs represented approximately 33% of the total) related to the Warner-Lambert program, based upon an estimate of research personnel time and a review of batch production records.

Research and development costs primarily consist of personnel costs, supplies, outside consultants and indirect costs and are included in research and development expenses.

19. Legal Matters

In July 2000, Reseau de Voyage Sterling, Inc., the plaintiff, filed suit against us in the Supreme Court of the State of New York. We removed this case to the United States District Court for the Southern District of New York. The plaintiff, which purchased from a third party a warrant to purchase one million shares of Unigene common stock, alleges that we breached a verbal agreement with the plaintiff to extend the term of the warrant beyond its expiration date. The plaintiff is seeking damages of not less than $2 million. Following discovery, we moved for summary judgment. On March 30, 2003, the Court accepted the report and recommendation of the magistrate judge and granted our motion for summary judgment. We do not yet know whether the plaintiff will appeal the case. We believe that this suit is completely without merit, and we will continue to vigorously contest the claim.

The Company is also subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the Company’s financial statements.

20. Selected Quarterly Financial Data (Unaudited)

2002	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$79,971	$556,700	$826,199	$1,195,088
Operating loss	$(2,289,544)	$(2,328,561)	$(1,646,646)	$(2,231,457)
Net loss	$(2,564,304)	$(162,364)	$(1,506,068)	$(2,103,887)
Net loss per share, basic and diluted	$(.05)	$—	$(.02)	$(.04)

2001	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenue	$273,775	$88,042	$267,654	$235,174
Operating loss	$(2,636,210)	$(2,806,962)	$(2,702,972)	$(2,810,782)
Net loss	$(3,125,111)	$(3,308,729)	$(3,231,666)	$(2,806,840)
Net loss per share, basic and diluted	$(.07)	$(.07)	$(.07)	$(.05)

UNIGENE LABORATORIES, INC.

CONDENSED BALANCE SHEET

(Unaudited)

June 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,662,756
Accounts receivable	82,802
Prepaid expenses	206,132
Inventory	361,462

Total current assets	2,313,152

Property, plant and equipment - net	2,273,207
Investment in joint venture	32,970
Patents and other intangibles, net	1,194,451
Other assets	334,454

$6,148,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,049,999
Accrued interest – principally stockholders	3,955,815
Accrued expenses-other	1,025,798
Deferred licensing fees	357,895
Notes payable - stockholders	11,273,323
Notes payable – other	800,000

Current portion - capital lease obligations	70,296

Total current liabilities	18,533,126

Deferred revenue, excluding current portion	5,299,998
Note payable-Tail Wind	977,686
Capital lease obligations, excluding current portion	40,398

Total liabilities	24,851,208

Commitments and contingencies
Liabilities to be settled in common stock	—
Stockholders’ deficit:
Common Stock - par value $.01 per share, authorized 100,000,000 shares, issued 63,660,359 shares in 2003	636,603
Additional paid-in capital	75,930,729
Accumulated deficit	(95,269,275)
Less: Treasury stock, at cost, 7,290 shares	(1,031)

Total stockholders’ deficit	(18,702,974)

$6,148,234

See notes to condensed financial statements.

UNIGENE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Licensing and other revenue	$3,800,742	$556,700	$5,539,702	$636,671

Operating Expenses:
Research and development	2,198,512	1,931,740	4,364,157	3,753,669
General and administrative	858,979	953,521	1,551,898	1,501,107

	3,057,491	2,885,261	5,916,055	5,254,776

Operating income (loss)	743,251	(2,328,561)	(376,353)	(4,618,105)

Other income (expense):
Gain on the extinguishment of debt and related interest	—	2,506,146	—	2,506,146
Interest income	2,430	4,934	6,863	6,027
Interest expense	(363,463)	(344,883)	(712,939)	(892,861)

Income (loss) before income tax benefit	382,218	(162,364)	(1,082,429)	(2,998,793)
Income tax benefit—sale of New Jersey tax benefits	—	—	—	272,125

Net income (loss)	$382,218	$(162,364)	$(1,082,429)	$(2,726,668)

Net income (loss) per share, basic and diluted	$0.01	$0.00	$(.02)	$(.05)

Weighted average number of shares outstanding — basic	63,645,157	57,220,630	63,639,091	54,867,158

Weighted average number of shares outstanding—diluted	64,413,654	57,220,630	63,639,091	54,867,158

See notes to condensed financial statements.

UNIGENE LABORATORIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30
	2003	2002
Net cash used in operating activities	$(127,655)	$(1,783,193)

Investing activities:
Purchase of equipment and furniture	(131,230)	(44,771)
Increase in patents and other intangibles	(36,712)	(78,587)
(Increase) decrease in other assets	(37,387)	114,073
Construction of leasehold improvements	(33,628)	(49,800)

Net cash used in investing activities	(238,957)	(59,085)

Financing activities:
(Expenses) proceeds from sale of stock, net	(10,680)	1,859,552
Proceeds from issuance of stockholder notes	—	700,000
Repayment of stockholder notes	(100,000)	(180,000)
Repayment of notes payable - Tail Wind	(7,976)	(14,338)
Repayment of capital lease obligations	(79,728)	(16,860)

Exercise of stock options	3,554	711

Net cash (used in) provided by financing activities	(194,830)	2,349,065

Net (decrease) increase in cash and cash equivalents	(561,442)	506,787
Cash and cash equivalents at beginning of year	2,224,198	405,040

Cash and cash equivalents at end of period	$1,662,756	$911,827

SUPPLEMENTAL CASH FLOW INFORMATION:

Non-cash investing and financing activities:
Purchase of equipment through capital leases	$177,115	—

Issuance of common stock in payment of 5% debentures – Tail Wind and accounts payable and accrued expenses	$300,000	$1,431,200
Issuance of note payable in settlement of 5% convertible debentures	—	$1,000,000

Cash paid for interest	$8,900	$17,200

See notes to condensed financial statements.

UNIGENE LABORATORIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2003

(Unaudited)

NOTE A - BASIS OF PRESENTATION AND RECENT ACCOUNTING PRONOUNCEMENTS

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation, which are of a normal and recurring nature only, have been included. Operating results for the three-month and six-month periods ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, please refer to our financial statements and footnotes thereto included in Unigene’s annual report on Form 10-K for the year ended December 31, 2002.

New Accounting Pronouncements

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on Issue 00-21 (EITF 00-21), “Multiple-Deliverable Revenue Arrangements.” EITF 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The consensus mandates how to identify whether goods or services or both to be delivered separately in a bundled sales arrangement should be accounted for separately because they are separate units of accounting. The guidance can affect the timing of revenue recognition for such arrangements, even though it does not change rules governing the timing or pattern of revenue recognition of individual items accounted for separately. The final consensus will be applicable to agreements entered into in fiscal years beginning after June 15, 2003, with early adoption permitted. Additionally, companies will be permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, “Accounting Changes.” We are assessing the impact of the new consensus, but at this point do not believe the adoption of EITF 00-21 will have a material impact on our financial position, cash flows or results of operations.

In December 2002, the FASB issued Statement 148, “Accounting for Stock Based Compensation - Transition and Disclosure.” This Statement amends FASB Statement No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Under the provisions of Statement 123 that remain unaffected by Statement 148, companies may either recognize expenses on a fair value based method in the income statement or disclose the pro forma effects of that method in the footnotes to the financial statements. We adopted the disclosure requirement provisions of this statement. There was no significant impact on the financial statements upon adoption.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The Standard requires that certain freestanding financial instruments be classified as liabilities, including mandatorily redeemable financial instruments, obligations to repurchase the issuer’s equity shares by transferring assets and certain obligations to issue a variable number of shares. SFAS 150 is effective for financial instruments entered into or modified subsequent to May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. We do not anticipate that the implementation of this Standard will have a material impact on our financial position, results of operations or cash flows.

NOTE B – LIQUIDITY

We believe that we will generate financial resources to apply toward funding our operations through the achievement of milestones in the GlaxoSmithKline (GSK) or Upsher-Smith Laboratories (USL) agreements and through the sale of parathyroid hormone (PTH) to GSK. However, if we are unable to achieve these milestones and sales, or are unable to achieve the milestones and sales on a timely basis, we would need additional funds to continue our operations. We have incurred annual operating losses since our inception and, as a result, at June 30, 2003, had an accumulated deficit of approximately $95,000,000 and a working capital deficiency of approximately $16,000,000. Our cash requirements to operate our research and peptide manufacturing facilities and develop our products are approximately $10 to 11 million per year. In addition, we have principal and interest obligations under the Tail Wind note, outstanding notes payable to the Levys, our executive officers, and obligations under our current and former joint venture agreements in China. As discussed in Note E to the financial statements, we have stockholder demand notes in default at June 30, 2003. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty.

In April 2002, we signed a $150 million licensing agreement with GSK to develop an oral formulation of an analog of PTH currently in preclinical development for the treatment of osteoporosis of which an aggregate of $4 million in up-front and milestone payments has been received through June 30, 2003. GSK could make additional milestone payments in the aggregate amount of $146 million subject to the progress of the compound through clinical development and through to the market. We have also received an additional $3.5 million from GSK for PTH sales and in support of our PTH development activities through June 30, 2003 (see Note C).

In November 2002, we signed a $10 million exclusive U.S. licensing agreement with USL to market our patented nasal formulation of calcitonin for the treatment of osteoporosis. Under the terms of the agreement, we received an up-front payment of $3 million from USL in 2002 and a milestone payment of $3 million in the second quarter of 2003 (see Note D).

Our future ability to generate cash from operations will depend primarily upon the achievement of milestones in the GSK and USL agreements, upon GSK reimbursed development activities and through the sale of PTH to GSK in the short-term and, in the long-term, by receiving royalties from the sale of our licensed products. We are actively seeking additional licensing and/or supply agreements with pharmaceutical companies for oral, nasal and injectable forms of calcitonin as well as for other oral peptides. However, we may not be successful in achieving milestones in our current agreements, obtaining regulatory approval for our products or in licensing any of our other products. We also have a financing agreement in place with Fusion Capital which was extended through November 9, 2003 (see Note H). During the six-month period ended June 30, 2003, we received $310,000 from the sale of 1,000,000 shares of common stock to Fusion, before cash expenses of $42,000. We have entered into a new agreement with Fusion, as summarized in Note O.

NOTE C- GLAXOSMITHKLINE AGREEMENT

In April 2002, we signed a $150 million licensing agreement with GSK to develop an oral formulation of an analog of PTH currently in preclinical development for the treatment of osteoporosis of which an aggregate of $4 million in up-front and milestone payments has been received through June 30, 2003. We have also received an additional $3.5 million from GSK for PTH sales and in support of our PTH development activities through June 30, 2003. Under the terms of the agreement, GSK received an exclusive worldwide license to develop and commercialize the product. In return, GSK made a $2 million up-front licensing fee payment and a $1 million licensing-related milestone payment to us in 2002. In addition, GSK will fund all development activities during the program, including our activities in the production of raw material for development and clinical supplies, and will pay us a royalty on its worldwide sales of the product, once commercialized. The royalty rate will be increased if certain sales milestones are achieved. Revenue recognition of the up-front licensing fee and first milestone payment has been deferred over the estimated 15-year performance period of the license agreement. For the six months ended June 30, 2003, we recognized a $1 million milestone payment, an aggregate of $108,000 in revenue for our GSK development activities, $100,000 in licensing revenue and $1,166,000 from the sale of bulk PTH under a separate supply agreement. GSK could make additional milestone payments in the aggregate amount of $146 million subject to the progress of the compound through clinical development and through to the market. This agreement is subject to certain termination provisions. Either party may terminate the license agreement if the other party (i) materially breaches the license agreement, which breach is not cured within 60 days (or 30 days for a payment default), (ii) voluntarily files, or has served against it involuntarily, a petition in bankruptcy or insolvency, which, in the case of involuntary proceedings, remains undismissed for 60 days, or (iii) makes an assignment for the benefit of creditors. Additionally, GSK may terminate the license agreement (i) any time after one year from the effective date due to safety or efficacy concerns of the PTH product, significant increases in development timelines or costs, or significant changes in the osteoporosis market or in government regulations, or (ii) if we fail to fulfill certain obligations by a date certain, which obligations require the cooperation of third parties.

NOTE D – UPSHER-SMITH AGREEMENT

In November 2002, we signed a $10 million exclusive U.S. licensing agreement with USL to market our patented nasal formulation of calcitonin for the treatment of osteoporosis. Under the terms of the agreement, we received an up-front payment of $3 million from USL in 2002 and are eligible to receive milestone payments and royalty payments on product sales, once commercialized. In the second quarter of 2003, we received a $3 million milestone payment from USL for the FDA’s acceptance for review of our nasal calcitonin NDA. For this product, we believe that FDA approval may take approximately 12 months from the filing of the NDA. However, during this review process additional questions or concerns may be raised by the FDA which could delay the product release. It is also possible that our NDA could be challenged, thereby delaying our marketing efforts. We will be responsible for manufacturing the product and will sell finished calcitonin product to USL. USL will package the product and will distribute it nationwide. Revenue recognition of the up-front licensing fee has been deferred over the estimated 19-year performance period of the license agreement. Revenue for the six month period ended June 30, 2003 includes the recognition of $79,000 of licensing revenue from USL. This agreement may be terminated by either party by mutual agreement or due to breach of any material provision of the agreement not cured within 60 days. We may terminate in the event of a net sales shortfall. In addition, USL may terminate the agreement under certain circumstances where USL assigns the agreement and we do not approve the assignment.

NOTE E – NOTES PAYABLE – STOCKHOLDERS

To satisfy our short-term liquidity needs, Jay Levy, the Chairman of the Board and an officer of Unigene, and Warren Levy and Ronald Levy, directors and officers of Unigene, and another Levy family member from time to time have made loans to us. As of June 30, 2003, total accrued interest on all Levy loans was approximately $3,884,000 and the outstanding loans by these individuals to us, classified as short-term debt, totaled $11,273,323. During the first quarter of 2003, we repaid to Jay Levy $100,000 of demand notes.

In 2001, due to the fact that we did not make principal and interest payments when due, the interest rate on $3,465,000 (currently $3,185,000), $260,000 and $248,323 of prior demand loans made to us by Jay Levy, Warren Levy and Ronald Levy, respectively, increased an additional 5% per year to the Merrill Lynch Margin Loan Rate plus 5.25% (10.5% as of June 30, 2003) and the interest rate on $1,870,000 of term notes evidencing loans made by Jay Levy to us increased an additional 5% per year from 6% to 11%. The increased rate is calculated on both past due principal and interest.

NOTE F – CONVERTIBLE DEBENTURES

In June 1998, we completed a private placement of $4,000,000 in principal amount of 5% convertible debentures to the Tail Wind Fund, Ltd. (Tail Wind) from which we realized net proceeds of approximately $3,750,000. The 5% debentures were convertible into shares of our common stock. The interest on the debentures, at our option, was also payable in shares of common stock. Upon conversion, Tail Wind was also entitled to receive warrants to purchase a number of shares of common stock equal to 4% of the number of shares issued as a result of the conversion. Through December 31, 2002, we issued a total of 3,703,362 shares of common stock upon conversion of $2,000,000 in principal amount of the 5% debentures and in payment of interest on the 5% debentures. Also, we issued an additional 103,032 shares of common stock in 2000 upon the cashless exercise of all of the 141,123 warrants issued upon conversion of the 5% debentures.

Because of our failure to make certain interest and debenture redemption payments to Tail Wind, an event of default occurred. As a result, Tail Wind filed a demand for arbitration against us in July 2000. On April 9, 2002, we entered into a settlement with Tail Wind. Pursuant to the terms of the settlement agreement, Tail Wind surrendered to us the $2 million in principal amount of convertible debentures that remained outstanding and released all claims against us relating to Tail Wind’s purchase of the convertible debentures, which were approximately $4.5 million including accrued interest and penalties in the approximate amount of $2.5 million. In exchange, we issued to Tail Wind a $1 million promissory note secured by our Fairfield, New Jersey building and equipment and two million shares of Unigene common stock. The note bears interest at a rate of 6% per annum and principal and interest are due in February 2005. Through June 30, 2003, an aggregate of $22,314 in principal had been repaid on the note. The shares were valued at $1.1 million in the aggregate, based on our closing stock price on April 9, 2002. We therefore recognized a gain for accounting purposes of approximately $2.4 million in the second quarter of 2002 on the extinguishment of debt and related interest.

NOTE G – INVENTORY

Inventories are stated at the lower of cost (using the first-in, first-out method) or market and consist of raw materials.

NOTE H – FUSION CAPITAL FINANCING

On May 9, 2001, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, (Fusion) under which Fusion agreed, subject to certain conditions, to purchase on each trading day during the term of the agreement $43,750 of our common stock up to an aggregate of $21,000,000, of which $16,013,119 is remaining as of June 30, 2003. At our option, we may sell up to the remaining 7,345,538 shares to Fusion through November 9, 2003, unless we decide to terminate earlier. We may decrease the daily amount of $43,750 or terminate the agreement at any time. If our stock price equals or exceeds $4.00 per share for five consecutive trading days, we have the right to increase the daily purchase amount above $43,750, providing that the closing sale price of our stock remains at least $4.00. Fusion is not obligated to purchase any shares of our common stock if the purchase price is less than $0.25 per share. Under the agreement with Fusion, we must satisfy requirements that are a condition to Fusion’s obligation including: the continued effectiveness of the registration statement for the resale of the shares by Fusion, no default on, or acceleration prior to maturity of, any of our payment obligations in excess of $1,000,000, no insolvency or bankruptcy on our part, continued listing of Unigene common stock on the OTC Bulletin Board, and we must avoid the failure to meet the maintenance requirements for listing on the OTC Bulletin Board for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period. The sales price per share to Fusion is equal to the lesser of: the lowest sale price of our common stock on the day of purchase by Fusion, or the average of the lowest five closing sale prices of our common stock, during the 15 trading days prior to the date of purchase by Fusion. Fusion has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement. As compensation for its commitment we issued to Fusion, as of March 30, 2001, 2,000,000 shares of common stock and a five-year warrant to purchase 1,000,000 shares of common stock at an exercise price of $.50 per share which was charged to additional paid-in-capital. Fusion may sell the shares issued as a commitment fee or the shares issuable upon the exercise of the warrant at any time. In addition to the compensation shares, the Board of Directors has authorized the issuance and sale to Fusion of up to 21,000,000 shares of Unigene common stock. From May 18, 2001 through June 30, 2003, we have received $4,986,881 through the sale of 13,654,462 shares of common stock to Fusion, before cash expenses of approximately $575,000.

At June 30, 2003, there is an outstanding warrant to purchase 373,002 shares of Unigene common stock issued to our investment banker as a fee in connection with the Fusion financing agreement which has an exercise price of $1.126 and expires in December 2005.

NOTE I – CHINA JOINT VENTURE AGREEMENTS

Current joint venture

In June 2000, we entered into a joint venture agreement with Shijiazhuang Pharmaceutical Group (SPG), a pharmaceutical company in the People’s Republic of China, formally creating a contractual joint venture between the two entities. Upon approval of an official business license from the Chinese authorities, which we anticipate will follow the approval of the NDA, we expect that the resulting joint venture will manufacture and distribute injectable and nasal calcitonin products in China (and possibly, with our approval, other selected Asian markets) for the treatment of osteoporosis. We own 45% of the contractual joint venture and will have a 45% interest in the entity’s profits and losses. In the first phase of the collaboration, SPG will contribute its existing injectable calcitonin license to the joint venture, which will allow the entity to sell our product in China. The NDA in China for injectable and nasal calcitonin products is expected to be filed in the third quarter of 2003. Approvals of NDAs in China may require approximately 12-18 months. In addition, brief local human trials may be required. If the product is successful, the joint venture may establish a facility in China to fill injectable and nasal calcitonin products using bulk calcitonin supplied by us. Eventually the joint venture may manufacture bulk calcitonin in China at a new facility that would be constructed by it. This would require local financing by the joint venture. The existing joint venture began operations in March 2002; sales of the injectable calcitonin product began in April 2002. Initial sales will be used by the joint venture to offset startup costs. The existing joint venture’s net losses for the periods ended December 31, 2002 and June 30, 2003 were immaterial to our overall results of operations.

Under the terms of the joint venture agreement in China with SPG, we are obligated to contribute up to $405,000 in cash after approval of its Chinese NDA (which will not occur earlier than 2004) and up to an additional $495,000 in cash within two years thereafter. However, these amounts may be reduced or offset by our share of joint venture profits, if any. As of June 30, 2003, we contributed $37,500 to the existing joint venture. At June 30, 2003, our investment in the existing joint venture is $32,970. This represents our $37,500 contribution reduced by $4,530 which is our 45% share of the existing joint venture’s 2002 loss.

During 2002, we revisited our analysis as to whether a liability had been incurred relative to our funding requirements under the existing joint venture, and concluded that neither a liability nor an investment in the existing joint venture had occurred to date. Accordingly, the obligation to fund the existing joint venture of $900,000 is considered a contingent obligation, pending reaching the “effective date” as defined in the agreement.

Former joint venture

We are obligated to pay to the Qingdao General Pharmaceutical Company (Qingdao), our former joint venture partner in China, an aggregate of $350,000 in monthly principal installment payments of $5,000 in order to terminate this joint venture of which $165,000 is remaining as of June 30, 2003 and is included in accrued expenses - other. We recognized the entire $350,000 obligation as an expense in 2000.

NOTE J – LEGAL MATTERS

In July 2000, Reseau de Voyage Sterling, Inc., the plaintiff, filed suit against us in the Supreme Court of the State of New York. We removed this case to the United States District Court for the Southern District of New York. The plaintiff, which purchased from a third party a warrant to purchase one million shares of Unigene common stock, alleged that we breached a verbal agreement with the plaintiff to extend the term of the warrant beyond its expiration date. The plaintiff was seeking damages of not less than $2 million. Following discovery, we moved for summary judgment. On March 30, 2003, the Court accepted the report and recommendation of the magistrate judge and granted our motion for summary judgment. The plaintiff did not appeal the case within the time permitted.

Covington and Burling v. Unigene Laboratories, Inc. On July 16, 2003, we were named in a lawsuit filed in the Superior Court of the District of Columbia by our former attorneys. Service of process in the case was concluded on August 5, 2003, and we must respond to the suit by August 25, 2003. Plaintiff alleges that we failed to pay certain statements rendered by the law firm for legal services and costs advanced and that we failed to pay the principal and interest on two promissory notes executed by us in favor of the law firm. Plaintiff seeks damages in the amount of $918,209, which amount has been accrued, plus interest and counsel fees. We are seeking to settle this matter.

NOTE K – INCOME TAXES

The income tax benefit in 2002 of $272,000 consists of proceeds received for the sale of a portion of Unigene’s state tax net operating loss carryforwards and research credits under a New Jersey Economic Development Authority program, which allows certain New Jersey taxpayers to sell their state tax benefits to third parties. Tax benefits related to this program are not recognized in the financial statements until they are realized and we do not know whether we will be able to generate cash from this program in the future.

NOTE L – STOCK OPTIONS

We account for stock options issued to employees and directors in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation expense is recorded on fixed stock option grants for employees and directors only if the current market price of the underlying stock exceeded the exercise price of the option at the date of grant and it is recognized on a straight-line basis over the vesting period; compensation expense on variable stock option grants is estimated until the measurement date. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, we provide pro forma net loss and pro forma loss per share disclosures for employee and director stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. We account for stock options and warrants issued to consultants on a fair value basis in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

Had compensation cost for options granted to employees and directors been determined consistent with the fair value method under SFAS No. 123, our pro forma net loss and pro forma net loss per share would have been as follows for the three-month and six-month periods ended June 30, 2003 and 2002:

	Three Months Ended June 30,
	2003	2002
Net income (loss):
As reported	$382,218	$(162,364)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(14,100)	(24,600)

Pro forma net income (loss)	$368,118	$(186,964)

Basic and diluted net income (loss) per share:
As reported	$0.01	$(0.00)
Pro forma	0.01	(0.00)

	Six Months Ended June 30,
	2003	2002
Net income (loss):
As reported	$(1,082,429)	$(2,726,668)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(15,100)	(24,600)

Pro forma net loss	$(1,097,529)	$(2,751,268)

Basic and diluted net loss per share:
As reported	$(.02)	$(0.05)
Pro forma	(.02)	(0.05)

NOTE M – NET LOSS PER SHARE

We compute and present both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed using the weighted average number of common shares outstanding during the period being reported on. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock at the beginning of the period being reported on, and the effect was dilutive. Our net loss and weighted average shares outstanding used for computing diluted loss per share were the same as those used for computing basic loss per share for the three-month period ended June 30, 2002 and for the six-month periods ended June 30, 2003 and 2002 because our stock options and warrants (approximately 5,562,000, 5,939,000 and 5,510,000 potential shares of Common Stock, respectively) would be antidilutive.

The following shows the reconciliation for weighted average number of shares outstanding for basic and diluted earnings per share (EPS) for the three months ended June 30, 2003:

Weighted average number of common shares used in basic EPS	63,645,157
Effect of dilutive securities:
Stock options	691,006
Warrants	77,491

Weighted average number of common shares and dilutive potential common shares used in diluted EPS	64,413,654

NOTE N – PATENTS AND OTHER INTANGIBLES

Patent costs are deferred pending the outcome of patent applications. Successful patent costs are amortized using the straight-line method over the lives of the patents. Unsuccessful patent costs are expensed when determined worthless or when patent applications will no longer be pursued. As of June 30, 2003, nine of our patents had issued in the U.S. and twenty-six had issued in various foreign countries. Various other patent applications are still pending. Such pending patents had a cost basis of $741,000 at June 30, 2003, and will be amortized over their useful lives once the patents are issued. Other intangibles are recorded at cost and are amortized over their estimated useful lives. Accumulated amortization on patents and other intangibles is $476,000 and $396,000 at June 30, 2003 and December 31, 2002, respectively.

NOTE O – SUBSEQUENT EVENTS

On October 9, 2003 we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion has agreed to purchase, subject to Unigene’s right to reduce or suspend these purchases, on each trading day, $30,000 of our common stock up to an aggregate, under certain conditions, of $15.0 million. Fusion, the selling stockholder under this prospectus, is offering for sale up to 10,000,000 shares of our common stock, consisting of 1 million shares of our common stock to be issued as a commitment fee, 500,000 shares of our common stock to be issued upon the exercise of a warrant to be issued as a commitment fee and up to 8,500,000 shares of our common stock that Fusion may purchase from us pursuant to the common stock purchase agreement. The warrant enables a cashless exercise and has certain anti-dilutive provisions.

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$570.35
Blue Sky fees and expenses	0
Accounting fees and expenses	15,000
Legal fees and expenses	25,000
Registrar and transfer agent’s fees and expenses	1,000
Printing and engraving expenses	0
Miscellaneous	1,000

Total expenses	$42,570.35

Item 14. Indemnification of Directors and Officers

Unigene is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Unigene’s Certificate of Incorporation provides that no director shall be liable to Unigene or its stockholders for monetary damages for breach of his fiduciary duty as a director. However, a director will be liable for any breach of his duty of loyalty to Unigene or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, any transaction from which the director derived an improper personal benefit, or payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

Item 15. Recent Sales of Unregistered Securities

Since October 1, 2000, Unigene has made the following sales of securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

(1) In the quarter ended December 31, 2000, Unigene issued 8,636 shares of Unigene common stock to one accredited investor who was involved in fund raising activities for Unigene upon the cashless exercise of a total of 22,000 warrants at an exercise price of $2.00 per share. All of the shares were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act, because the offer and sale was made to a limited number of investors in a private transaction.

(2) In the quarter ended March 31, 2001, Unigene issued to Fusion 2,000,000 shares of Unigene common stock and a warrant to purchase 1,000,000 shares of Unigene common stock. These securities were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act, because the offer and sale was made to a limited number of investors in a private transaction.

(3) In the quarter ended June 30, 2001, Unigene sold 1,041,500 shares of common stock to Fusion Capital Fund II, LLC for gross proceeds of $455,290. All of such shares were issued by the Company without registration in reliance on an exemption under Section 4(2) of the Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(4) In the quarter ended September 30, 2001, Unigene sold 1,437,492 shares of common stock to Fusion Capital Fund II, LLC for gross proceeds of $476,076. All of such shares were issued by the Company without registration in reliance on an exemption under Section 4(2) of the Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(5) In the quarter ended December 31, 2001, Unigene sold 2,533,493 shares of common stock to Fusion Capital Fund II, LLC for gross proceeds of $949,434. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(6) In the quarter ended March 31, 2002, Unigene sold 2,385,000 shares of common stock to Fusion Capital Fund II, LLC for gross proceeds of $1,214,930. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(7) In the quarter ended March 31, 2002, Unigene issued 300,000 shares of common stock to Rutgers University in exchange for cancellation of indebtedness in the amount of $225,000. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(8) In the quarter ended June 30, 2002, Unigene issued 257,378 shares of common stock to Rutgers University in exchange for cancellation of indebtedness in the amount of $129,155. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the

Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(9) In the quarter ended June 30, 2002, Unigene exchanged 2,000,000 shares of common stock to The Tail Wind Fund, Ltd. along with a $1,000,000 secured promissory note in exchange for cancellation of indebtedness in the amount of $4,583,191. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(10) In the quarter ended September 30, 2002, Unigene issued 435,846 shares of common stock to Yale University in exchange for cancellation of indebtedness in the amount of $620,022. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(11) In the quarter ended December 31, 2002, Unigene sold 1,961,699 shares of common stock to Fusion Capital Fund II, LLC for gross proceeds of $475,000. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(12) In the quarter ended March 31, 2003, Unigene sold 1,000,000 shares of common stock to Fusion Capital Fund II, LLC for gross proceeds of $310,000. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(13) In the quarter ended September 30, 2003, Unigene sold 3,768,576 shares of common stock to Fusion Capital Fund II, LLC for gross proceeds of $2,228,297. All of such shares were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act of 1933, because the offer and sale was made to a limited number of investors in a private transaction.

(14) On October 9, 2003, Unigene issued to Fusion 1,000,000 shares of Unigene common stock and a warrant to purchase 500,000 shares of Unigene common stock. These securities were issued by Unigene without registration in reliance on an exemption under Section 4(2) of the Securities Act, because the offer and sale was made to a limited number of investors in a private transaction.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

3.1	Certificate of Incorporation of the Registrant and Amendments thereto to July 1, 1986 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement No. 33-6877 on Form S-1, filed July 1, 1986).

3.1.1	Certificate of Amendments of Certificate of Incorporation filed July 29, 1986 and May 22, 1987 (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Registration Statement No. 33-6877 on Form S-1, filed July 1, 1986).

3.1.2	Certificate of Amendments of Certificate of Incorporation filed August 22, 1997 (incorporated by reference to Exhibit 3.1.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

3.1.3	Amendment to Certificate of Incorporation filed July 18, 2001 (incorporated by reference to Exhibit 3.1.3 of Post-Effective Amendment No. 2 to Registrant’s Registration Statement No. 333-04557 on Form S-1, filed December 12, 2001).

3.2	By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993).

4.1	Rights Agreement between Unigene Laboratories, Inc. and Registrar and Transfer Company, dated December 20, 2002 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, dated December 11, 2002).

4.2	Specimen Certificate for Common Stock, par value $.01 per share (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Registration Statement No. 33-6877 on Form S-1, filed July 1, 1986).

5.1	Opinion of Dechert as to the legality of 10,000,000 of the shares of Unigene common stock being registered.**

10.1	Lease agreement between the Registrant and Fulton Street Associates, dated May 20, 1993 (incorporated by reference to Exhibit 10.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 0-16005)).

10.2	1994 Employee Stock Option Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement dated April 28, 1994, which is set forth as Appendix A to Exhibit 28 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 0-16005)).

10.3	Directors Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 0-16005)).

10.4	Mortgage and Security Agreement between the Registrant and Jean Levy dated February 10, 1995 (incorporated by reference to Exhibit 10.4 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994).

10.5	Loan and Security Agreement between the Registrant and Jay Levy, Warren P. Levy and Ronald S. Levy dated March 2, 1995 (incorporated by reference to Exhibit 10.5 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994).

10.7	Employment Agreement between the Registrant and Ronald S. Levy, dated January 1, 2000 (incorporated by reference to Exhibit 10.7 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

10.8	Employment Agreement between the Registrant and Jay Levy, dated January 1, 2000 (incorporated by reference to Exhibit 10.8 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

10.9	Split Dollar Agreement dated September 30, 1992 between the Registrant and Warren P. Levy (incorporated by reference to Exhibit 10.9 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1992).

10.10	Split Dollar Agreement dated September 30, 1992 between the Registrant and Ronald S. Levy (incorporated by reference to Exhibit 10.10 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1992).

10.12	Amendment to Loan Agreement and Security Agreement between the Registrant and Jay Levy, Warren P. Levy and Ronald S. Levy, dated March 20, 1995 (incorporated by reference to Exhibit 10.12 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994).

10.14	Amendment to Loan and Security Agreement between the Registrant and Jay Levy, Warren P. Levy and Ronald S. Levy, dated June 29, 1995 (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1995).

10.15	Promissory Note between the Registrant and Jay Levy, Warren P. Levy and Ronald S. Levy, dated June 29, 1995 (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1995).

10.17	License Agreement, dated as of July 15, 1997, between the Registrant and Warner-Lambert Company (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated July 15, 1997). *

10.19	Purchase Agreement, dated June 29, 1998, between the Registrant and The Tail Wind Fund, Ltd. (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

10.20	Registration Rights Agreement, dated June 29, 1998, between the Registrant and The Tail Wind Fund, Ltd. (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

10.21	Form of Promissory Note between the Registrant and Jay Levy (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

10.22	Form of Promissory Note between the Registrant and Warren Levy and Ronald Levy (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

10.23	Amendment to Loan Agreement and Security Agreement between the Registrant and Jay Levy, Warren Levy and Ronald Levy, dated June 25, 1999 (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

10.24	Amended and Restated Secured Note between the Registrant and Jay Levy, dated July 13, 1999 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

10.25	Amended and Restated Security Agreement between the Registrant and Jay Levy, Warren P. Levy and Ronald S. Levy, dated July 13, 1999 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

10.26	Subordination Agreement between the Registrant and Jay Levy, Warren P. Levy and Ronald S. Levy, dated July 13, 1999 (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

10.27	Mortgage and Security Agreement, dated July 13, 1999, between the Registrant and Jay Levy (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

10.28	$70,000 Secured Note between the Registrant and Jay Levy dated July 30, 1999 (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

10.29	$200,000 Secured Note between the Registrant and Jay Levy dated August 5, 1999 (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

10.30	Modification of Mortgage and Security Agreement between the Registrant and Jay Levy dated August 5, 1999 (incorporated by reference to Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

10.31	Amendment to Security Agreement and Subordination Agreement between the Registrant and Jay Levy, Warren Levy and Ronald Levy, dated August 5, 1999 (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).

10.32	Joint Venture Contract between Shijiazhuang Pharmaceutical Group Company, Ltd., and Unigene Laboratories, Inc., dated June 15, 2000 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, with certain confidential information omitted and filed separately with the Secretary of the Commission).

10.33	Articles of Association of Shijiazhuang-Unigene Pharmaceutical Corporation Limited, dated June 15, 2000 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, with certain confidential information omitted and filed separately with the Secretary of the Commission).

10.34	2000 Stock Option Plan (incorporated by reference to Attachment A to the Registrant’s Schedule 14A, dated April 28, 2000, containing the Registrant’s Definitive Proxy Statement for its 2000 Annual Meeting of Stockholders (File No. 0-16005)).

10.35	Common Stock Purchase Agreement, dated May 9, 2001, between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to Exhibit 10.35 to the Registrant’s Registration Statement No. 333-60642 on Form S-1, filed May 10, 2001).

10.36	Registration Rights Agreement, dated April 23, 2001, between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to Exhibit 10.36 to the Registrant’s Registration Statement No. 333-60642 on Form S-1, filed May 10, 2001).

10.37	Warrant, dated March 30, 2001, between the Registrant and Fusion Capital Fund II, LLC (incorporated by reference to Exhibit 10.37 to the Registrant’s Registration Statement No. 333-60642 on Form S-1, filed May 10, 2001).

10.38	Patent Security Agreement, dated March 13, 2001, between the Registrant and Jay Levy (incorporated by reference to Exhibit 10.38 of Amendment No. 2 to Registrant’s Registration Statement No. 333-04557 on Form S-1, filed December 12, 2001).

10.39	First Amendment to Patent Security Agreement, dated May 29, 2001, between the Registrant and Jay Levy (incorporated by reference to Exhibit 10.39 of Amendment No. 2 to Registrant’s Registration Statement No. 333-04557 on Form S-1, filed December 12, 2001).

10.40	Letter Agreement between Fusion Capital Fund II, LLC and Unigene Laboratories, Inc., dated November 1, 2001 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

10.41	Letter Agreement between Fusion Capital Fund II, LLC and Unigene Laboratories, Inc., dated November 26, 2001 (incorporated by reference to Exhibit 10.41 of Amendment No. 2 to Registrant’s Registration Statement No. 333-04557 on Form S-1, filed December 12, 2001).

10.42	License agreement between Unigene Laboratories, Inc. and SmithKline Beecham Corporation dated April 13, 2002 (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K, dated April 26, 2002). *

10.43	License and development agreement between Upsher-Smith Laboratories, Inc. and Unigene Laboratories, Inc. dated November 26, 2002 (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on form 8-K, dated January 9, 2003). *

10.44	Settlement agreement between The Tail Wind Fund, Ltd. and Unigene Laboratories, Inc., dated April 9, 2002 (incorporated by reference to Exhibit 10.42 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).

10.45	Director Stock Option Agreement between Allen Bloom and Unigene Laboratories, Inc., dated December 5, 2001 (incorporated by reference to Exhibit 10.45 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).

10.46	Director Stock Option Agreement between J. Thomas August and Unigene Laboratories, Inc., dated December 5, 2001 (incorporated by reference to Exhibit 10.46 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).

10.47	Director Stock Option Agreement between Bruce Morra and Unigene Laboratories, Inc., dated December 5, 2001 (incorporated by reference to Exhibit 10.47 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002).

10.48	Second Amendment to Lease between Fulton Street Associates and Unigene Laboratories, Inc. dated as of May 15, 2003 (incorporated by reference to Exhibit 10.48 to Post-Effective Amendment No. 1 to Registrant’s Registration Statement No. 333-75960, filed August 1, 2003).

10.49	Common Stock Purchase Agreement, dated October 9, 2003, between the Registrant and Fusion Capital Fund II, LLC.**

10.50	Registration Rights Agreement, dated October 9, 2003 between the Registrant and Fusion Capital Fund II, LLC.**

23.1	Consent of Grant Thornton LLP.**

23.2	Consent of KPMG LLP.**

23.3	Consent of Dechert (included in opinion filed as Exhibit 5.1).**

*	Portions of the exhibit have been omitted pursuant to a request for confidential treatment.
**	Filed herewith

(b) Financial Statement Schedules

No financial statement schedules are required.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.”

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, New Jersey, on this 10th day of October, 2003.

UNIGENE LABORATORIES, INC.

By:	/s/ Warren P. Levy
Warren P. Levy
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on this 10th day of October, 2003 by the persons and in the capacities indicated below.

Signature	Title
/s/ Warren P. Levy Warren P. Levy	President and Chief Executive Officer (principal executive officer) and Director

/s/ Jay Levy Jay Levy	Treasurer (principal financial and accounting officer) and Director

/s/ Ronald S. Levy Ronald S. Levy	Director

/s/ Allen Bloom Allen Bloom	Director

/s/ Thomas A. Picone Thomas A. Picone	Director

/s/ J. Thomas August J. Thomas August	Director

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Dechert LLP

10.49	Common Stock Purchase Agreement, dated October 9, 2003 between the Registrant and Fusion Capital Fund II, LLC.

10.50	Registration Rights Agreement, dated October 9, 2003, between the Registrant and Fusion Capital Fund II, LLC.

23.1	Consent of Grant Thornton LLP

23.2	Consent of KPMG LLP

23.3	Consent of Dechert LLP (included in opinion filed as Exhibit 5.1)